Exhibit 10.1

SEDAR COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

SANGOMA TECHNOLOGIES US INC.,

SANGOMA TECHNOLOGIES CORPORATION,

STARBLUE INC.,

BLUE FACE HOLDINGS LIMITED,

STAR2STAR HOLDINGS, LLC,

AND

SELLERS’ REPRESENTATIVE

DATED AS OF JANUARY 28, 2021

CONTENTS

Page

Section 1. DEFINITIONS AND INTERPRETATIONS	1

1.1	Certain Definitions	1
1.2	Interpretation	23

Section 2. PURCHASE AND SALE	25

2.1	Agreement to Sell and Purchase	25
2.2	Company Options	25
2.3	Company Warrants	25
2.4	Purchase Price; Cash Closing Payment; Adjustments	26
2.5	Closing	30

Section 3. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY MEMBERS	33

3.1	Organization and Good Standing; Organizational Documents	33
3.2	Capitalization and Ownership of Shares	34
3.3	Company Subsidiaries	35
3.4	Authority	35
3.5	No Conflict	36
3.6	Consents; Notices	36
3.7	Liability; Warranties	36
3.8	Absence of Changes	37
3.9	Financial Statements	39
3.10	No Undisclosed Liabilities	39
3.11	Accounts Receivable	40
3.12	Taxes	40
3.13	Property	42
3.14	Environmental Matters	44
3.15	Listed Contracts	44
3.16	Customers and Suppliers	47
3.17	Certain Relationships and Related Transactions	47
3.18	Intellectual Property	47
3.19	Data Protection	51
3.20	Benefit Plans	52
3.21	Personnel	55
3.22	Insurance	56
3.23	Litigation	57
3.24	Compliance with Instruments; Laws	57
3.25	Brokers and Finders	58
3.26	International Trade; Improper and Other Payments	58
3.27	USF and Surcharge Matters; PCI; Telecommunications	59
3.28	No Other Representations	60

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Section 4. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS	60

4.1	Organization and Power; Authority	60
4.2	Title to Shares; Liens	61
4.3	No Conflicts	61
4.4	Governmental Consents	62
4.5	No Sanctions	62
4.6	Litigation	62
4.7	Securities Matters	62
4.8	No Other Representations	65

Section 5. REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND SANGOMA	65

5.1	Organization and Good Standing; Authority	65
5.2	No Conflict; Consents	66
5.3	Brokers and Finders	67
5.4	Litigation	67
5.5	Investment	67
5.6	Stock Consideration	67
5.7	Canadian Securities Law Matters	68
5.8	Transfer Agent	69
5.9	Tax Matters	69
5.10	Undisclosed Liabilities	70
5.11	Availability of Funds	70
5.12	Intellectual Property	70
5.13	Data Protection	74
5.14	Compliance with Laws	75
5.15	Employment Laws	75
5.16	Internal Accounting Controls	75
5.17	International Trade; Improper and Other Payments	76
5.18	Insurance	76
5.19	USF and Surcharge Matters; PCI; Telecommunications	76
5.20	Liability; Warranties	77
5.21	No Other Representations	78

Section 6. COVENANTS	78

6.1	Conduct of Company	78
6.2	Access to Information	81
6.3	Confidentiality Agreement	81
6.4	Notification	83
6.5	Efforts; Consents; Regulatory and Other Authorizations	84
6.6	Public Disclosure	86
6.7	Release	87

6.8	Cooperation; Further Actions	88
6.9	Exclusivity	88
6.10	Certain Restrictions	89
6.11	Indemnification of Directors and Officers	90
6.12	Section 280G	91
6.13	Sangoma Board	92
6.14	Block Sale	93
6.15	Rule 144 Availability	93
6.16	Debt Financing	93
6.17	Public Listing	93
6.18	Sangoma Meeting Circular and Sangoma Meeting	94
6.19	Company Covenants Regarding Sangoma Meeting Circular	96
6.20	Employees; Employee Benefits	96
6.21	RWI Policy	97
6.22	Star2Star Holdings Transfer	98
6.23	Acknowledgements	98
6.24	Pre-Closing USF and Surcharge Contributions	99

Section 7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY	100

7.1	No Order	100
7.2	Governmental Approvals	100
7.3	Shareholder and Regulatory Approval	100

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	100

8.1	Representations, Warranties and Covenants	100
8.2	Required Consents	100
8.3	RWI Policy	100
8.4	Closing Deliveries	100

Section 9. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND THE COMPANY	101

9.1	Representations, Warranties and Covenants	101
9.2	RWI Policy	101
9.3	Closing Deliveries	101

Section 10. CLOSING DELIVERIES	101

10.1	Closing Deliveries of the Company	101
10.2	Closing Deliveries of Buyer and Sangoma	103

Section 11. TERMINATION	104

11.1	Termination Prior to the Closing	104
11.2	Notice of Termination; Effect of Termination	105

Section 12. INDEMNIFICATION	105

12.1	Representations, Warranties and Covenants	105
12.2	Survival Period	105
12.3	Indemnification Provisions for Buyer’s Benefit	106
12.4	Indemnification Provisions for the Sellers’ Benefit; Limitations	108
12.5	Tax Treatment of Indemnity Payments	109
12.6	Matters Involving Third Parties	109
12.7	Direct Claims	110
12.8	Further Limitations and Qualifications	110
12.9	RWI Policy	112

Section 13. TAXES	112

13.1	Tax Returns	112
13.2	Transfer Taxes	114
13.3	Treatment of Star2Star Holdings Options	114

Section 14. MISCELLANEOUS	116

14.1	Notices	116
14.2	Successors and Assigns	118
14.3	Severability	118
14.4	Third Parties	119
14.5	Specific Performance	119
14.6	Governing Law; Submission to Jurisdiction	119
14.7	Waiver of Jury Trial	120
14.8	Fees and Expenses	120
14.9	Entire Agreement, Not Binding Until Executed	120
14.10	Counterparts	120
14.11	Amendments; No Waiver	121
14.12	Subsidiary Compliance	121
14.13	Sellers’ Representative	121
14.14	Non-Recourse	124
14.15	No Conflict	124
14.16	Guarantee	125

EXHIBITS, ANNEXES AND SCHEDULES

Binder Agreement and Form of RWI Policy (Dual)	Exhibit A-1
Binder Agreement and Form of RWI Policy (ASQ)	Exhibit A-2
Form of Lock-Up Agreement	Exhibit B
Working Capital Schedule	Exhibit C
Form of PPP Escrow Agreement	Exhibit D
Form of Escrow Agreement	Exhibit E
Form of Sangoma Press Release	Exhibit F-1
Form of BFHL Press Release	Exhibit F-2
Form of Security Assignment	Exhibit G
Form of Option Cancellation Agreement	Exhibit H
Form of Warrant Cancellation Agreement	Exhibit I
Form of Restrictive Covenant Agreement	Exhibit J
Debt Commitment Letter	Exhibit K
Change of Control Payments	Schedule 1.1(i)
Permitted Activities	Schedule 1.1(ii)
Permitted Liens	Schedule 1.1(iii)
Restricted Excluded Sellers	Schedule 1.1(iv)
Star2Star Holdings Optionholders	Schedule 1.1(vi)
Deferred Consideration	Schedule 2.4(h)
Interim Approved Contracts	Schedule 6.1(j)
Interim Approved Expenditures	Schedule 6.1(u)
Seller Parties	Schedule 10.1(n)
Restricted Seller Parties	Schedule 10.1(o)
Indemnified Matters	Schedule 12.3(a)(v)
Disclosure Schedule

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 28, 2021 (the “Agreement Date”), by and among (a) Sangoma Technologies US Inc., a Delaware corporation (“Buyer”), (b) Sangoma Technologies Corporation, an Ontario, Canada corporation (“Sangoma”), (c) StarBlue Inc., a Delaware corporation (the “Company”), (d) Star2Star Holdings, LLC, a Delaware limited liability company (“Star2Star Holdings”), (e) Blue Face Holdings Limited, a private company limited by shares incorporated in Ireland with company number 613958 (“BFHL” and together with Star2Star Holdings, the “Sellers,” and each a “Seller”), and (f) Star2Star Holdings, solely in its capacity as the Sellers’ Representative hereunder (the “Sellers’ Representative”).

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of capital stock in the Company (the “Shares”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Sellers desire to sell to Buyer, and Buyer desires to purchase and acquire from the Sellers, the Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.
DEFINITIONS AND INTERPRETATIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Arbitrator” shall have the meaning set forth in Section 2.4(f).

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.).

“Action” shall mean any action, litigation, cause of action, claim, demand, lawsuit, audit, written notice of violation, citation, summons, subpoena, inquiry, examination, arbitration, suit or other proceeding, whether civil or criminal, in law or in equity by or before any Governmental Authority.

“Adjusted Cash Purchase Price” shall mean (i) the Initial Cash Amount; plus (ii) the Estimated Closing Cash; plus (iii) the Estimated Working Capital Surplus, if any; minus (iv) the Estimated Company Debt; minus (v) the Estimated Sellers Transaction Expenses; minus (vi) the Estimated Working Capital Deficiency, if any.

“Adjustment Time” shall mean 11:59 p.m., eastern time, on the Closing Date.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Amount” shall mean the aggregate exercise price, as of immediately prior to the Closing, that would have been payable by the Optionholder and Warrantholder on exercise of In-the-Money Options and Company Warrants.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Agreement Date” shall have the meaning set forth in the introductory paragraph.

“Alternative Transaction” shall mean any transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, joint venture, share exchange or other business combination or similar transaction) involving the potential sale of capital stock or Equity Securities of, or merger, consolidation, combination, sale or license of material assets (other than in the ordinary course or sale or replacement of any immaterial operating assets of the Company and the Subsidiaries in the ordinary course), reorganization, or other similar transaction involving, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

“Ancillary Agreements” shall mean the Escrow Agreement, PPP Escrow Agreement, Lock-Up Agreements, Option Cancellation Agreement, Warrant Cancellation Agreement, Security Assignments, and Restrictive Covenant Agreements, and each of the other written agreements, documents, statements, certificates and instruments delivered by Sellers or the Company pursuant to Section 10.1, or by Buyer pursuant to Section 10.2.

“Applicable Canadian Securities Laws” shall, collectively, and as the context may require, mean the securities legislation of each of the Provinces of Canada where Sangoma is a reporting issuer and the rules, regulations and policies published and/or promulgated thereunder, including the rules and policies of the TSX-V.

“Audit” shall mean any audit, assessment, claim, examination or other similar inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.

“Benefit Plan” shall have the meaning set forth in Section 3.20(a).

“BFHL” shall have the meaning set forth in the introductory paragraph.

“BFHL Closing Stock Consideration” shall mean that number of shares of the Stock Consideration issued by Sangoma to Buyer for Buyer to deliver to BFHL at Closing equal to: (i) 110,000,000; multiplied by (ii) BFHL’s Consideration Percentage Interest.

“BFHL Press Release” shall have the meaning set forth in Section 6.6.

“Binder Agreement” shall mean those binders of insurance with respect to the RWI Policy, in substantially the same form attached hereto as Exhibit A-1 and Exhibit A-2.

“Business Day” shall mean the period from 12:01 a.m. through 11:59 p.m., Markham, Canada time on any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized by law to close.

“Buyer” shall have the meaning set forth in the introductory paragraph.

“Buyer Deductible” shall mean *****

“Buyer Fundamental Representations” shall mean the representations and warranties in Section 5.1 (Organization and Good Standing; Authority), Section 5.3 (Brokers and Finders) and Section 5.6 (Stock Consideration).

“Buyer Released Claims” shall mean each and all past, present, and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature, including: (i) any unknown, unsuspected, or undisclosed claim; (ii) any claim or right that may be asserted or exercised by Buyer or Sangoma (and after the Closing, any Company Member); and (iii) any claim, right, or cause of action based upon any breach of any express, implied, oral, or written contract or agreement, in each case that Buyer, Sangoma or any of Buyer’s or Sangoma’s respective Related Parties (including after the Closing, any Company Member) may have had in the past, may now have, or may have in the future against any of the Buyer Releasees that has arisen or arises, directly or indirectly, out of, or relates, directly or indirectly, to, any circumstance, agreement, activity, action, omission, event, or matter occurring or existing at or prior to the Closing; provided, however, that “Buyer Released Claims” shall exclude any dispute, claim, controversy, demand, right, obligation, liability, action or cause of action that Buyer or Sangoma may have against any of the Buyer Releasees that arises under this Agreement or any Ancillary Agreement.

“Buyer Releasees” shall mean (a) each Seller and each of its Affiliates, (b) the Sellers’ Representative, (c) each of the directors and officers of the Company Members, and (d) each of the predecessors, successors, parents, subsidiaries, divisions, and past, present, and future assigns, successors, beneficiaries, heirs and Representatives of each Person identified or otherwise referred to in clauses (a), (b) and (c) of this definition.

“Canadian Securities Regulatory Authorities” shall mean, collectively, the applicable Canadian provincial and territorial securities commissions and securities regulatory authorities.

“Cash” shall mean unrestricted cash and cash equivalents of the Company Members determined in accordance with GAAP excluding all Liability of the Company Members under uncleared checks, money orders and drafts issued by the Company Members.

“Cash Closing Payment” shall mean an amount equal to: (i) the Net Cash Purchase Price; minus (ii) the PPP Escrow Amount; minus (iii) the Working Capital Escrow Amount; and minus (iv) the Sellers’ Representative Expense Amount.

“Change of Control Payments” shall mean the change-in-control payments, severance, bonus or similar compensatory amounts payable or accelerated, or that become payable or accelerated, by any Company Member in connection with, or as a result of (in any case in whole or in part, whether by single-trigger, double-trigger or multiple-trigger conditions), the consummation of the transactions contemplated hereby or any accelerated benefits payable to, any officer, director, employee, consultant, third-party shareholder or Affiliate of the Company Members by any Company Member, including pursuant to agreements set forth on Schedule 1.1(i).

“Closing” shall have the meaning set forth in Section 2.5(a).

“Closing Cash” shall mean the aggregate amount of Cash held by the Company Members, as of the Adjustment Time.

“Closing Date” shall have the meaning set forth in Section 2.5(a).

“Closing Date Schedule” shall have the meaning set forth in Section 2.4(e)(i).

“Closing Stock Consideration” shall mean (i) the Star2Star Holdings Closing Stock Consideration, plus (ii) the BFHL Closing Stock Consideration, plus (iii) the aggregate Optionholder Closing Stock Consideration, all of which shall be delivered by Buyer at Closing.

“Closing Working Capital” shall have the meaning set forth in Section 2.4(e)(i).

“COBRA” shall mean the consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and regulations promulgated thereunder.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph.

“Company Common Stock” shall mean the common stock of the Company, par value $0.001.

“Company Common Stock Plan” shall mean the 2018 Equity Incentive Plan of the Company.

“Company Data” shall mean all data and information, including Personal Information, Processed by or on behalf of the Company Members or in the conduct of the business of the Company Members, including by any Person providing services to the Company Members.

“Company Debt” shall mean the aggregate amount of all Indebtedness of the Company and its Subsidiaries incurred and outstanding as of immediately prior to the Closing, on a consolidated basis. For the avoidance of doubt, “Company Debt” shall not include the PPP Loan or the PPP Escrow Amount.

“Company Information” means the information describing the Company, its Subsidiaries and their business, operations and affairs, specifically provided in writing by the Company to Sangoma expressly for inclusion in the Sangoma Meeting Circular.

“Company IP Rights” shall mean any and all Intellectual Property rights owned or purported to be owned by the Company Members.

“Company IP Contract” shall have the meaning set forth in Section 3.18(c).

“Company IT Asset” shall mean any and all computers, systems, devices, networks, and equipment, including hardware, computers, servers, storage devices, workstations, peripherals, routers, hubs, switches, sensors, and other systems, devices, networks, or equipment, and all Software operating on or in connection with such computers, systems, devices, networks, or equipment, used or held for use in the Processing of data or information by or on behalf of the Company Members, in the conduct of the business of the Company Members, including by any Person providing services to the Company Members.

“Company Member” shall mean the Company or any of the Subsidiaries.

“Company Member Organizational Documents” shall mean, collectively: the (i) Company Organizational Documents, (ii) the Certificate of Formation of Star2Star Communications, LLC, filed on December 16, 2004 with the Secretary of State of the State of Delaware, and as amended on September 12, 2006, and (iii) the Ninth Amended and Restated Operation Agreement of Star2Star Communications, LLC, dated December 31, 2017.

“Company Option” shall mean an option, whether vested or unvested, to purchase a share of Company Common Stock pursuant to an option grant made under the Company Common Stock Plan.

“Company Organizational Documents” shall mean (i) the Certificate of Incorporation of the Company, filed on December 4, 2017 with the Secretary of State of the State of Delaware and (ii) the Amended and Restated Bylaws of the Company, dated December 31, 2017.

“Company Owned Software” shall have the meaning set forth in Section 3.18(l).

“Company Security Incident” shall mean any actual breach of security, violation of any security policy, or unauthorized access, acquisition, use, loss, denial or loss of use, destruction, compromise, or disclosure of any Company Data or Company IT Asset.

“Company Software” shall mean all Software (i) owned or purported to be owned by the Company Members, (ii) licensed or otherwise received or obtained under any Company IP Contract, or (iii) otherwise used in the business of the Company Members, including in providing the product and services to customers as part of the business of the Company Members, or by or on behalf of the Company Members.

“Company Warrant” shall mean a warrant to purchase shares of Company Common Stock.

“Competing Business” shall mean (i) the business of any Company Member or Sangoma or any of its Subsidiaries as of the Agreement Date or as of the Closing, or (ii) any business related to any Company Member as conducted and as contemplated to be conducted as of the Closing.

“Confidentiality Agreements” shall have the meaning set forth in Section 6.3(a).

“Consents” shall have the meaning set forth in Section 3.6.

“Consideration Percentage Interest” shall mean, with respect to each Seller and the Optionholder, a fraction (i) the numerator of which equals (a) the number of shares of Company Common Stock held by such Seller as of immediately prior to the Closing or the number of shares of Company Common Stock underlying the Optionholder’s In-the-Money Option as of immediately prior to the Closing, as applicable; multiplied by (b) the StarBlue Price Per Share; minus (c) only in the case of the Optionholder, the aggregate Exercise Amount applicable to the Optionholder’s In-the-Money Option; and (ii) the denominator of which equals (x) the number of Fully Diluted Shares (provided that for purposes of calculating the Consideration Percentage Interest, the number of Fully Diluted Shares shall be reduced by the aggregate number of shares of Company Common Stock underlying all outstanding Company Warrants as of immediately prior to the Closing); multiplied by (y) the StarBlue Price Per Share; minus (z) the aggregate Exercise Amount applicable to the Optionholder’s In-the-Money Option.

“Contract” shall mean any legally binding agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, warranty, license, sublicense, insurance policy or legally binding commitment, arrangement, obligation or undertaking of any nature, written or oral, including all amendments to any of the foregoing.

“COVID-19 Pandemic” shall mean the COVID-19 virus (or any evolution thereof) and in each case any Occurrences arising therefrom.

“Damages” shall mean any and all damages, losses, Taxes, awards, obligations, Liabilities, penalties, assessments, settlements, judgments, including fines, sanctions, charges, costs, expenses, payments, all costs and expenses of investigating any claim or Action, any appeal therefrom, all amounts paid incident to any compromise or settlement of any such claim or Action, and all reasonable attorney’s fees related to the foregoing.

“Debt Financing” shall mean the debt financing contemplated by, and in the amount set forth in, the Debt Commitment Letter.

“Deferred Consideration” shall mean the portion of the Stock Consideration that is not part of the Closing Stock Consideration and/or the Indemnification Holdback Amount.

“Deferred Consideration Percentage” shall mean, (i) with respect to Star2Star Holdings, the aggregate of the Consideration Percentage Interest of BFHL and the Consideration Percentage Interest of Star2Star Holdings, and (ii) with respect to the Optionholder, the Consideration Percentage Interest of the Optionholder.

“Disclosure Schedule” shall have the meaning set forth in Section 3.

“Dispute Period” shall have the meaning set forth in Section 12.6(b).

“End Date” shall have the meaning set forth in Section 11.1(b).

“Environmental Claim” shall mean any claim, action, cause of action or written notice by any Person alleging potential liability arising out of, based on or resulting from (a) the Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Member, (b) exposure to any Hazardous Materials, or (c) facts or circumstances forming the reasonable basis of any violation of or liability under any Environmental Law.

“Environmental Laws” shall mean, with respect to any geographic location, all Legal Requirements promulgated or issued by any Governmental Authority with authority over such geographic location relating to human health, safety, pollution or the environment, including those relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, disposal, treatment, storage, transport, or handling of Hazardous Materials, as amended at any time prior to Closing.

“Equity Security” shall mean (a) any common, preferred or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b), (c) (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” shall have the meaning set forth in Section 2.5(c)(i).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(c)(i).

“Escrow Amount” shall mean (i) the Working Capital Escrow Amount; plus (ii) the PPP Escrow Amount.

“Escrow Funds” shall mean any remaining balance of the Escrow Amount from time to time.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.4(b)(i).

“Estimated Company Debt” shall have the meaning set forth in Section 2.4(b)(iii).

“Estimated Sellers Transaction Expenses” shall have the meaning set forth in Section 2.4(b)(iv).

“Estimated Working Capital” shall have the meaning set forth in Section 2.4(b)(ii).

“Estimated Working Capital Deficiency” shall mean the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital Amount.

“Estimated Working Capital Surplus” shall mean the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital Amount.

“Exercise Amount” shall mean the per share exercise price that would have been payable by the Optionholder or Warrantholder on exercise of an In-the-Money Option or Company Warrant, as applicable.

“Financial Statements” shall have the meaning set forth in Section 3.9.

“Fraud” shall mean an actual, intentional and knowing fraud under Delaware common law (excluding constructive or equitable fraud or any form of fraud premised on recklessness or negligence) by the Company with respect to the making of any representation or warranty set forth in Section 3 of this Agreement, by any Seller with respect to the making of any representation or warranty set forth in Section 4 of this Agreement or by Buyer or Sangoma with respect to the making of any representation or warranty set forth in Section 5 of this Agreement.

“Fully Diluted Shares” shall mean the sum of (i) all issued and outstanding shares of Company Common Stock, (ii) the aggregate number of shares of Company Common Stock underlying all outstanding Company Options and (iii) the aggregate number of shares of Company Common Stock underlying all outstanding Company Warrants, in each case as of immediately prior to the Closing.

“Fund Administrator” shall mean the entity that administers a state or federal Universal Service Fund or Surcharge Fund.

“Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Organization and Good Standing; Organizational Documents), Section 3.2 (Capitalization and Ownership of Shares), Section 3.3 (Company Subsidiaries), Section 3.4 (Authority), Section 3.12 (Taxes), Section 3.17 (Certain Relationships and Related Transactions), Section 3.25 (Brokers and Finders), Section 4.1 (Organization and Power; Authority) and Section 4.2 (Title to Shares; Liens).

“GAAP” shall mean United States generally accepted accounting principles in effect as of the date of this Agreement.

“Governmental Authority” shall mean any federal, national, state, territorial, provincial, commonwealth, municipal or local or any foreign government, or political subdivision thereof, or any supranational organization (e.g., the European Union) or authority or any governmental, regulatory, administrative authority, agency, bureau, board, commission, or department entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court, judicial or arbitral body, or tribunal (or any department, bureau or division thereof).

“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, substance, compound, mixture, pollutant, contaminant or waste, whether man-made or naturally occurring, that is hazardous, radioactive, acutely hazardous, toxic or words of similar import or regulatory effect under any applicable Environmental Law or are otherwise regulated under, or for which liability is imposed by, any Environmental Law.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Option” shall mean a vested and exercisable Company Option (including any Company Option that vests in connection with the transactions contemplated by this Agreement and the Ancillary Agreements) with an exercise price that is less than the StarBlue Price Per Share, as determined as of immediately prior to the Closing.

“Income Tax” shall mean any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts).

“Indebtedness” shall mean, without duplication, (i) the principal, accrued and unpaid interest, prepayment premiums or penalties (if any) in respect of (A) indebtedness of any Company Member for money borrowed, whether current, short-term or long-term and whether secured or unsecured; and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Company Member is liable; (ii) all obligations of any Company Member for the deferred purchase price of property or services, all obligations of any Company Member under conditional sales contracts and all obligations of any Company Member under any title retention agreement; (iii) all reimbursement obligations any Company Member on any letter of credit or banker’s acceptance to the extent drawn; (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons for the payment of which any Company Member is liable, as obligor, guarantor, or surety, including guarantees of such obligations (including under any “keep well” or similar arrangement), or such obligations that are secured by any Lien upon any property or asset owned by any Company Member; (v) all amounts borrowed under any revolving credit card accounts; (vi) any off balance sheet financing of any Company Member and any lease required by GAAP to be capitalized (but excluding all leases properly recorded under GAAP as operating leases); (vii) the net cost of unwinding or terminating any interest rate, currency or other hedging agreements; (viii) any earnout or other such similar contingent payment liabilities of any Company Member; (ix) any liabilities or obligations to current or former holders of equity securities of any Company Member in respect of dividends or other distributions; (x) all amounts due under any future derivative, hedge, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or similar arrangement; (xi) any past due accounts payable of any Company Member; (xii) any amounts paid by third-parties to any Company Member and required to be paid to customers of the Company or any of its Subsidiaries, whether or not due; (xiii) any portion of any employee bonus payment in respect of fiscal year 2019 and 2020 that has not been paid as of the Closing (including any portion of employee or payroll Taxes of the Company or any of its Subsidiaries associated with such amounts); (xiv) all unpaid Taxes with respect to the Tax period (or portion thereof) ending on the Closing Date (which may not be an amount less than zero), but which will, for the avoidance of doubt, be calculated taking into account all Transaction Tax Deductions; (xv) any Pre-Closing USF and Surcharge Contributions; (xvi) all amounts owed under or in connection with the Change of Control Payments; (xvii) in respect of obligations described in (xiii) and (xvi) of this definition and any other compensatory payments made by a Company Member in connection with the transactions contemplated by this Agreement (including whether made in cash or securities), the employer portion of any payroll, social security, unemployment and similar Taxes related to all such amounts; or (xviii) any accrued and unpaid interest on, and any prepayment premiums, penalties, prepayment penalties, expenses, fees or similar contractual charges in respect of, any of the foregoing obligations. For the avoidance of doubt, “Indebtedness” shall not include (i) any amounts to the extent included in the Sellers Transaction Expenses, (ii) with respect to the PPP Loan, the PPP Escrow Amount or (iii) the employer portion of any payroll, social security, unemployment and similar Taxes related to the Star2Star Holdings Options.

“Indemnification Holdback Amount” shall mean the number of common shares, no par value, of Sangoma determined by dividing ***** by the Sangoma Share Price, which shares shall be included in and not in addition to the Stock Consideration.

“Indemnified D&Os” shall have the meaning set forth in Section 6.11(a).

“Indemnified Party” shall have the meaning set forth in Section 12.6(a).

“Indemnified Taxes” shall mean (i) Taxes of Sellers, (ii) Taxes of the Company Members for any Pre-Closing Tax Period, (iii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company Member is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iv) Taxes of any Person imposed on any Company Member as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (v) payroll and employment Taxes with respect to any compensatory payments made pursuant to or in accordance with this Agreement, except to the extent and in such amount as such Taxes are included in Indebtedness or Working Capital. In the case of any Straddle Period, the amount of Taxes that are allocable to the Pre-Closing Tax Period shall be determined in accordance with Section 13.1(b).

“Indemnifying Party” shall have the meaning set forth in Section 12.6(a).

“Interim Balance Sheet” shall have the meaning set forth in Section 3.9.

“Information Privacy and Security Requirements” shall mean all of the following: Legal Requirements concerning the privacy, security, confidentiality, nondisclosure, protection or processing of Personal Information, which include, to the extent applicable to the relevant party, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act of 1998, the California Consumer Privacy Act of 2018, the EU General Data Protection Regulation, state and federal consumer protection laws, state data security laws, state social security number protection laws, state data breach notification laws, and laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent laws of any other jurisdiction and, solely with respect to the Company Members, Contracts.

“Initial Cash Amount” shall mean cash in the amount of $105,000,000.

“Initial Closing Statement” shall have the meaning set forth in Section 2.4(b).

“Insurance Policies” shall have the meaning set forth in Section 3.22.

“Intellectual Property” shall mean any intellectual property however arising, recognized by any Governmental Authority anywhere in the world, whether registered or unregistered, and all intellectual property, proprietary, or other associated rights therein and related thereto, including any and all: (a) inventions and all improvements thereto, whether or not patented or patentable; (b) all patents, patent applications, and patent disclosures, including with all reissuances, continuations, continuations-in-part, revisions, divisions, provisional and non-provisional applications, extensions, and reexaminations thereof and relating thereto; (c) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Marks”); (d) all copyrightable works and other rights in works of authorship or data, all copyrights and all applications, registrations and renewals in connection therewith, including all common Law and statutory rights therein and therefor; (e) trade secrets, know-how, confidential or proprietary information, including any processes, techniques, methods, procedures, specifications, plans, materials, workflows, algorithms, information, data, lists, projections, analyses, and studies; (f) Company Data and all data, databases, data sets and compilations of data; (g) all Internet domain names, URLs, and registrations in respect thereof, including all related internet protocol addresses; (h) all rights in social media accounts and associated screen names, handles, passwords, and other account credentials and all goodwill associated therewith; (i) websites (including the layout, design and contents of the web pages and underlying software code); (j) Software; (k) rights of publicity and privacy; (l) right and power to assert, defend, and recover title to any of the foregoing; (m) rights to assert, defend, and recover for any past, present, and future infringement, misuse, misappropriation, impairment, unauthorized use, or other violation of any of the foregoing; and (n) administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

“Irish R&D Credit” shall mean the tax refund payments ***** is obligated to make to the Company pursuant to Section 7.01 of the Stock Purchase Agreement between *****.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any fact or matter in question, (a) with respect to the Company, the actual knowledge, after reasonable due inquiry, of ***** (b) with respect to each Seller, the actual knowledge, after reasonable due inquiry, of the corporate officers of such Seller and (c) with respect to Buyer or Sangoma, the actual knowledge, after reasonable due inquiry, of *****.

“Law” or “Legal Requirements” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign or other law (including common law), statute, constitution, directive, resolution, ordinance, code, edict, decree, Order (including executive orders), rule, judgment, injunction, treaty, writ, regulation or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” shall mean with respect to any Person, any Indebtedness, liability or obligation of such Person of any kind or nature, whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, whether or not foreseeable, and whether due or to become due, whenever arising and regardless of when asserted, and, in each case, including all costs and expenses relating thereto.

“Liens” shall mean any mortgage, deed of trust, charge, pledge, hypothecation, lien, encumbrance, option, security interest, or restriction on the right to sell, transfer or dispose (and in the case of securities, vote), other than any restrictions under the Securities Act and applicable state securities laws.

“Listed Contract” shall have the meaning set forth in Section 3.15.

“Lock-Up Agreement” shall mean the Lock-Up Agreement, substantially in the same form attached hereto as Exhibit B, which shall be entered into by each recipient of Stock Consideration (other than BFHL) and each Person identified on Schedule 10.1(n).

“Material Adverse Effect” shall mean any Occurrence, individually or in the aggregate, that is, or reasonably would be expected to have, a material adverse effect (a) to the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company or its Subsidiaries taken as a whole, or (b) to the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement and to consummate the transactions contemplated hereby or thereby; provided, however, that none of the following shall be deemed, either alone or in combination with any other Occurrence, to constitute a Material Adverse Effect: (i) Occurrences affecting the industries in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has significant operations, including changes in interest rates, which do not affect the Company disproportionately in any material respect from other similarly-situated participants in such industries in which the Company Members operate or participate; (ii) any change in GAAP or in accounting standards, or applicable Law (or interpretation thereof), which do not affect the Company disproportionately in any material respect from other similarly-situated participants in such industries in which the Company Members operate or participate; (iii) any acts of God, calamities or natural disasters, acts of war, terrorism or military action or the escalation or material worsening of any acts of war, terrorism or military action, national or international political, general economic or social conditions, changes in the financial or capital markets, epidemic or pandemic (including the COVID-19 Pandemic), which do not affect the Company disproportionately in any material respect from other similarly-situated participants in such industries in which the Company Members operate or participate; (iv) any effect resulting from changes, after the date hereof, in general economic conditions in the industry in which a Company Member operates, to the extent that such changes do not have a disproportionate effect on a Company Member in any material respect compared to other similarly-situated participants in such industries in which such Company Member operates; (v) any failure, in and of itself, by the Company to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (vi) any Occurrence to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); or (vii) any action taken by any Company Member at the request or with the consent of Buyer or Sangoma.

“Net Cash Purchase Price” shall mean an amount equal to (i) the Adjusted Cash Purchase Price; minus (ii) the Warrant Consideration.

“Notice” shall have the meaning set forth in Section 12.6(a).

“OBCA” shall mean the Business Corporations Act (Ontario), including the regulations promulgated thereunder.

“Occurrence” shall mean any individual or set of existences, events, developments, situations, occurrences, circumstances or facts.

“Open Source Materials” shall mean any Software or other material distributed or made available, or containing or derived from any Software distributed or made available as, “open source”, “freeware”, “shareware”, or “public domain” Software or under any licensing or distribution model requiring the distribution of the source code of such Software, allowing for or permitting the use, modification or distribution of such Software or other materials without return consideration, under the condition that if the Software or other materials are used, modified, or distributed, such Software or other materials, or the derivative works thereof, shall be disclosed to the public generally, or licensed on the same conditions, or permitting a Person to decompile, disassemble or otherwise reverse-engineer any Software. For the avoidance of doubt, “Open Source Materials” includes all Software licensed, distributed, or made available under any of the following licenses or distribution models (or licenses or distribution models similar thereto): the MIT License, GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License (APL).

“Optionholder” shall mean the holder of the Company Options (including In-the-Money Options).

“Optionholder Closing Stock Consideration” shall mean that number of shares of the Stock Consideration issued by Sangoma to Buyer for Buyer to deliver to the Optionholder at Closing equal to: (i) (a) 110,000,000; multiplied by the Optionholder’s Consideration Percentage Interest; multiplied by (b) 0.20; minus (ii) the number of Sangoma Common Shares equal to the Optionholder’s Deferred Consideration Percentage of the Indemnification Holdback Amount.

“Option Taxes” shall have the meaning set forth in Section 13.3.

“Order” shall mean any decree, order, judgment, writ, award, injunction, required undertaking, corrective action plan, or consent of or by an applicable Governmental Authority.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean an employee pension benefit plan (within the meaning of ERISA Section 3(2)).

“Permits” shall mean all permits, registrations, certificates, approvals, orders, consents, franchises, licenses and other authorizations and approval of or by any Governmental Authority.

“Permitted Activity” shall mean any of those activities set forth on Schedule 1.1(ii).

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and securing obligations incurred prior to the date of this Agreement and not yet delinquent and will be paid and discharged in the ordinary course of business, (c) with respect to real property, (i) any and all matters of record, including easements, rights-of-way, restrictions, encroachments and other reservations, entitlements, covenants, and conditions and matters as would be shown on a true and accurate survey which do not, individually or in the aggregate, materially interfere with the use and occupancy of any such real property as currently used in connection with the business of the Company Members, and (ii) zoning, building, subdivision, environmental or other similar requirements or restrictions which do not, individually or in the aggregate, materially interfere with the use and occupancy of any such real property as currently used in connection with the business of the Company Members, (d) with respect to real property, Liens created, suffered or permitted by the landlord(s) or sublandlord(s) with respect thereto; (e) nonexclusive licenses to use Company IP Rights granted in the ordinary course of business; and (f) those other Liens listed on Schedule 1.1(iii).

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” shall mean, collectively, (a) any personal information, personal data, personally identifiable information, or other similar or analogous terms defined under any Information Privacy and Security Requirements or applicable Laws, and (b) any other information or data relating to an identified or identifiable natural person (including name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information).

“PPP Escrow Amount” shall mean *****.

“PPP Loan” shall mean a loan to Star2Star Communications, LLC in the original principal amount of ***** in favor of the PPP Lender, ***** from Star2Star Communications, LLC to the PPP Lender.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pre-Closing USF and Surcharge Contributions” shall mean, for the period ending at or before 11:59 p.m., eastern time, on the Closing Date: (a) any accrued USF and Surcharge Contributions owing to any Governmental Authority (including for purposes of this Agreement, the applicable Fund Administrator), whether as a result of being unbilled by the Fund Administrator as of the Closing Date, being billed but unpaid by the Company Members, failing to remit USF and Surcharge Contributions to the applicable Governmental Authority, misclassification of customers, underreporting of revenue, inaccuracy of required disclosures, or otherwise, (b) amounts owing to any customer of a Company Member as a result of an over-billing or “over-collection” by a Company Member of USF and Surcharge Contributions from such customer, and (c) any out-of-pocket costs, expenses or other amounts reasonably and actually incurred post-Closing by a Company Member or Buyer, including litigation, audit or settlement costs, in connection with any matter described in clauses (a) and (b). For the avoidance of doubt, Pre-Closing USF and Surcharge Contributions expressly (i) includes any USF and Surcharge Contributions accrued or attributable to any period on or before the Closing Date which are required to be reported on filings with a Governmental Authority after the Closing Date, and (ii) excludes any USF and Surcharge Contributions owing to any Governmental Authority (including for purposes of this Agreement, the applicable Fund Administrator) which are attributable to any action or event during the period (or portion of any period) beginning after the Closing Date.

“Process” shall mean, as to any data or information, collect, use, disclose, distribute, transfer, make available, transmit, disseminate, sell, store, retain, secure, manage, control, host, dispose of, process, analyze, or otherwise make available. “Processing” and “Processed” shall have analogous meanings.

“Protected Party” shall have the meaning set forth in Section 6.10(a).

“Purchase Price” shall mean the aggregate of the Final Adjusted Cash Purchase Price and the Stock Consideration.

“Real Property” shall mean such real property leased or subleased pursuant to the Real Property Leases and set forth in Section 3.13(e).

“Real Property Leases” shall have the meaning set forth in Section 3.13(e).

“Related Party” shall mean, with respect to a Person, (a) any Affiliate of such Person, and any direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the equity securities or voting securities or other voting interests in such Person; (b) any member, manager, general partner, director, officer, trustee, executor, receiver, guardian, or personal representative of such Person or Person described in clause (a) above or the estate of such Person or any Person described in clause (a) above; (c) that is an individual, (i) any other individual who is a member of such individual’s immediate family, (ii) the individual’s spouse or domestic partner, or (iii) any Person related to such Persons within the second degree; and (d) any trust, family partnership, family limited partnership, family limited liability company, or other entity established for the benefit of such Person or any Person described in any of clauses (a) through (c) above.

“Release” shall mean any release, threatened release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching, or migration of Hazardous Materials into any media (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean with respect to any Person, its respective directors, members of its board of directors or managers (as applicable), officers, employees, affiliates, agents and representatives (including attorneys, accountants, consultants, bankers and financial advisors).

“Restricted Excluded Sellers” shall mean the Persons listed on Schedule 1.1(iv).

“Restricted Period” shall mean a period of (i) five (5) years commencing on the Closing Date, with respect to each Person listed on Schedule 10.1(o) – Part 1 who has a right as of the Closing Date to receive (directly or indirectly) a portion of the Purchase Price equal to or greater than ***** (including the value of Stock Consideration); (ii) three (3) years commencing on the Closing Date with respect to each Person listed on Schedule 10.1(o) – Part 2 who has a right as of the Closing Date to receive (directly or indirectly) a portion of the Purchase Price that is less than ***** but greater than ***** (including the value of Stock Consideration); or (iii) one (1) year commencing on the Closing Date, with respect to each Person listed on Schedule 10.1(o) – Part 3.

“Restricted Seller” shall mean both (i) those Persons who are listed on Schedule 10.1(o) and (ii) any Person who has the right as of the Closing Date to receive, directly or indirectly, a portion of the Purchase Price in excess of ***** (including the value of Stock Consideration), except for the Restricted Excluded Sellers.

“Restricted Services” shall have the meaning set forth in Section 6.10(a).

“Retention” shall mean the amount set forth on the declarations page of the RWI Policy as the initial retention.

“RWI Policy” shall mean that certain primary buyer-side representations and warranties insurance policy underwritten by Dual Transactional Risk and that certain excess representations and warranties insurance policy underwritten by ASQ Insurance in favor of Buyer and Buyer Indemnified Parties in substantially the same form attached hereto as Exhibit A-1 and Exhibit A-2, to be obtained by Buyer and subject to the terms and conditions set forth in the Binder Agreement.

“Sangoma” shall have the meaning set forth in the introductory paragraph.

“Sangoma Common Shares” shall mean the common shares of Sangoma, no par value.

“Sangoma CTR” means the U.S. federal consolidated tax return in which the Buyer is the common parent or member, if another common parent exists.

“Sangoma Filings” shall mean collectively, all documents filed or furnished by Sangoma under its profile on SEDAR on or after June 30, 2017.

“Sangoma Financial Statements” shall mean (i) the audited consolidated financial statements of Sangoma as at and for the years ended June 30, 2020 and 2019, together with the report of Sangoma’s auditors thereon and the notes thereto, and (ii) the unaudited condensed consolidated interim financial statements of Sangoma as at and for the three-month period ended September 30, 2020, together with the notes thereto.

“Sangoma IP” shall mean any and all Intellectual Property rights owned by Sangoma and its Subsidiaries.

“Sangoma IT Asset” shall mean any and all computers, systems, devices, networks, and equipment, including hardware, computers, servers, storage devices, workstations, peripherals, routers, hubs, switches, sensors, and other systems, devices, networks, or equipment, and all Software operating on or in connection with such computers, systems, devices, networks, or equipment, used or held for use in the Processing of data or information by or on behalf of Sangoma and its Subsidiaries, in the conduct of the business of Sangoma and its Subsidiaries, including by any Person providing services to Sangoma and its Subsidiaries.

“Sangoma Licensed IP Rights” shall mean any and all Intellectual Property rights owned by any Person other than Sangoma and its Subsidiaries and which Sangoma and/or its Subsidiaries uses under license from such other Person.

“Sangoma Material Adverse Effect” shall mean any Occurrence, individually or in the aggregate, that is, or reasonably would be expected to have, a material adverse effect (a) to the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of Sangoma, Buyer or their respective Subsidiaries taken as a whole, or (b) to the ability of Sangoma or Buyer to perform its respective obligations under this Agreement or any Ancillary Agreement and to consummate the transactions contemplated hereby or thereby; provided, however, that none of the following shall be deemed, either alone or in combination with any other Occurrence, to constitute a Sangoma Material Adverse Effect: (i) Occurrences affecting the industries in which Sangoma operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Sangoma operates, including changes in interest rates, which do not affect Sangoma disproportionately in any material respect from other similarly-situated participants in such industries in which Sangoma operates or participates; (ii) any change in GAAP or in accounting standards, or applicable Law (or interpretation thereof), which do not affect Sangoma disproportionately in any material respect from other similarly-situated participants in such industries in which Sangoma operates or participates; (iii) any acts of God, calamities or natural disasters, acts of war, terrorism or military action or the escalation or material worsening of any acts of war, terrorism or military action, national or international political, general economic or social conditions, changes in the financial or capital markets, epidemic, or pandemic (including the COVID-19 Pandemic), which do not affect Sangoma disproportionately in any material respect from other similarly-situated participants in such industries in which Sangoma operates or participates; (iv) any effect resulting from changes, after the date hereof, in general economic conditions in the industry in which Sangoma operates, to the extent that such changes do not have a disproportionate effect on Sangoma in any material respect compared to other similarly-situated participants in such industries in which Sangoma operates; (v) any failure, in and of itself, by Sangoma to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Sangoma Material Adverse Effect); (vi) any Occurrence to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); or (vii) any action taken by Sangoma or Buyer at the request or with the consent of the Company.

“Sangoma Meeting” shall mean the special meeting of Sangoma Shareholders to be called and held for the purpose of obtaining the Sangoma Shareholder Approval.

“Sangoma Meeting Circular” shall mean the notice of meeting, form of proxy, management information circular of Sangoma and any document prepared in supplement thereof to be sent to the Sangoma shareholders in connection with the Sangoma Meeting.

“Sangoma Pre-Closing USF and Surcharge Contributions” shall mean, for the period ending at or before 11:59 p.m., eastern time, on the Closing Date: (a) any accrued USF and Surcharge Contributions owing to any Governmental Authority (including for purposes of this Agreement, the applicable Fund Administrator), whether as a result of being unbilled by the Fund Administrator as of the Closing Date, being billed but unpaid by Sangoma or its Subsidiaries, failing to remit USF and Surcharge Contributions to the applicable Governmental Authority, misclassification of customers, underreporting of revenue, inaccuracy of required disclosures, or otherwise, (b) amounts owing to any customer of Sangoma or any of its Subsidiaries as a result of an over-billing or “over-collection” by Sangoma or any of its Subsidiaries of USF and Surcharge Contributions from such customer, and (c) any out-of-pocket costs, expenses or other amounts reasonably and actually incurred post-Closing by Sangoma or any of its Subsidiaries, including litigation, audit or settlement costs, in connection with any matter described in clauses (a) and (b). For the avoidance of doubt, Sangoma Pre-Closing USF and Surcharge Contributions expressly (i) includes any USF and Surcharge Contributions accrued or attributable to any period on or before the Closing Date which are required to be reported on filings with a Governmental Authority after the Closing Date, and (ii) excludes any USF and Surcharge Contributions owing to any Governmental Authority (including for purposes of this Agreement, the applicable Fund Administrator) which are attributable to any action or event during the period (or portion of any period) beginning after the Closing Date.

“Sangoma Press Release” shall have the meaning set forth in Section 6.6.

“Sangoma Registered IP” shall mean all Sangoma IP Rights that are the subject of registration with a national intellectual property office (including, without limitation, the Canadian Intellectual Property Office and the United States Patent and Trademark Office) for intellectual property or applications for such registration with a national Intellectual Property office.

“Sangoma Resolutions” shall collectively mean: (a) the ordinary resolutions of the Sangoma Shareholders to approve the Transactions in compliance with applicable Laws, the charter documents of Sangoma and the rules and policies of the TSX-V; and (b) such resolutions of the Sangoma Shareholders relating to the Transactions as the Parties mutually agree are necessary or desirable to complete the Transactions and described in the Sangoma Meeting Circular.

“Sangoma Security Incident” shall mean any actual material breach of security, or any material unauthorized access, acquisition, use, loss, denial or loss of use, destruction, compromise or disclosure of any Personal Information while in the possession or control of Sangoma.

“Sangoma Share Price” shall mean $2.8762.

“Sangoma Shareholder Approval” shall mean the approval by Sangoma Shareholders of the Sangoma Resolutions at the Sangoma Meeting.

“Sangoma Shareholders” shall mean the registered or beneficial holders of the common shares of Sangoma from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEDAR” shall mean the System for Electronic Analysis and Retrieval.

“Seller Board Representative” shall have the meaning set forth in Section 6.13.

“Seller Released Claims” shall mean each and all past, present, and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature, including: (i) any unknown, unsuspected, or undisclosed claim; (ii) any claim or right that may be asserted or exercised by any Seller in such Seller’s capacity as an equityholder of any Company Member or in any other capacity; and (iii) any claim, right, or cause of action based upon any breach of any express, implied, oral, or written contract or agreement, in each case that any Seller or any of such Seller’s Related Parties may have had in the past, may now have, or may have in the future against any of the Seller Releasees that has arisen or arises, directly or indirectly, out of, or relates, directly or indirectly, to, any circumstance, agreement, activity, action, omission, event, or matter occurring or existing at or prior to the Closing; provided, however, that “Seller Released Claims” shall exclude any dispute, claim, controversy, demand, right, obligation, liability, action or cause of action that any Seller may have against any of the Seller Releasees that arises under this Agreement or any Ancillary Agreement.

“Seller Releasees” shall mean (a) Buyer and each of its Affiliates; (b) each Company Member and each of their Affiliates; and (c) each of the predecessors, successors, parents, subsidiaries, divisions, and past, present, and future assigns, successors, beneficiaries, heirs and Representatives of each Person identified or otherwise referred to in clauses (a) and (b) of this definition.

“Sellers” shall have the meaning set forth in the introductory paragraph.

“Sellers Indemnified Party” shall have the meaning set forth in Section 12.4(a).

“Sellers’ Representative” shall have the meaning set forth in the introductory paragraph.

“Sellers’ Representative Expense Amount” shall mean *****.

“Sellers Transaction Expenses” shall mean (a) the fees and disbursements payable to investment bankers, brokers, financial advisors and finders engaged by the Company Members, Sellers or Sellers’ Representative, including those payable to Q Advisors LLC referenced in Section 3.25; (b) the fees and disbursements payable to legal counsel to the Company and the Sellers, including those payable to Troutman Pepper Hamilton Sanders LLP; (c) one-half of all costs and expenses (including the total premium, underwriting costs, brokerage commissions, and other fees and expenses) related to the underwriting and placement of the Binder Agreement and RWI Policy; (d) all costs and expenses (including the total premium, underwriting costs, brokerage commissions, and other fees and expenses) related to the underwriting and placement of the Tail Policy; (e) a one-half of the costs and expenses payable to the Escrow Agent; (f) one-half of the fee associated with submitting the filing to comply with the HSR Act; and (g) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the Company Members in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, but only to the extent any of the items set forth in clauses (a) through (g) above have not been paid and remain outstanding as of immediately prior to the Closing.

“Shares” shall have the meaning set forth in the recitals.

“Software” shall mean all computer software of any kind, in any form (including source code, object code, or other form), format, or programming language, including all programs, applications, routines, interfaces, libraries, modules, databases, tools, algorithms, compilers, files, all versions, updates, corrections, enhancements, replacements, and modifications of any of the foregoing, all related documentation, and all materials used to design, maintain, support or develop any of the foregoing.

“StarBlue Price Per Share” shall mean an amount equal to: (i) (a) the Adjusted Cash Purchase Price; plus (b) the Stock Consideration Value; plus (c) the Aggregate Exercise Amount; divided by (ii) the number of Fully Diluted Shares.

“Star2Star Holdings” shall have the meaning set forth in the introductory paragraph.

“Star2Star Holdings Closing Stock Consideration” shall mean that number of shares of the Stock Consideration issued by Sangoma to Buyer for Buyer to deliver to Star2Star Holdings at Closing equal to: (i) 110,000,000; multiplied by 0.20; minus (ii) the BFHL Closing Stock Consideration; minus (iii) (a) 110,000,000; multiplied by the Optionholder’s Consideration Percentage Interest; multiplied by (b) 0.20; minus (iv) the number of Sangoma Common Shares equal to Star2Star Holdings’ Deferred Consideration Percentage of the Indemnification Holdback Amount.

“Star2Star Holdings Options” shall mean an option, whether vested or unvested, to purchase a membership interest in Star2Star Holdings.

“Star2Star Holdings Optionholders” shall mean each Person who holds a Star2Star Holdings Option, as identified on Schedule 1.1(vi).

“Stock Consideration” shall mean 110,000,000 Sangoma Common Shares, which, except for the BFHL Closing Stock Consideration, shall be subject to a 12-month holding period, as further described in the Lock-Up Agreements.

“Stock Consideration Value” shall mean the dollar amount equal to: (i) 110,000,000; multiplied by (ii) the closing price per share of a Sangoma Company Share on the last trading day prior to the Closing Date.

“Straddle Period” shall mean any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” (a) of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity and (b) of the Company also means Star2Star Communications, LLC.

“Surcharge” shall mean a fee, assessment or surcharge levied or assessed on revenue, lines, trunks, seats, services or by any other means, associated with telecommunications or voice-over-Internet-protocol services, by a state or federal Governmental Authority to raise funds, including with respect to telecommunications relay services, the North American Numbering Plan Administration, local number portability, E911 services, and state or federal regulatory fees.

“Surcharge Fund” shall mean any fund established by Law by a Governmental Authority for the purpose of collecting and distributing Surcharge revenues for a governmental purpose.

“Tail Policy” shall have the meaning set forth in Section 6.11(a).

“Target Working Capital Amount” shall mean *****

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies, or other like assessments, including without limitation, any federal, possession, state, city, county, local and foreign income, license, gross receipts, profits, gain, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment (including Social Security, unemployment insurance, employer heath, employee income tax withholding, workers’ compensation and pension insurance), alternative minimum, estimated, environmental, stamp, excise, customs, duties, unclaimed property, escheat, and property taxes and any other governmental charges in the nature of a tax, together with all interest, penalties and additions thereto.

“Tax Authority” shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration or imposition of any Taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement, elections, statements of foreign bank and financial account, and other returns filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Agreement” means that certain Agreement relating to the Termination of Certain Agreement Agreements between inter alia BFHL, Star2Star Holdings and the Company dated as of the Agreement Date.

“Third-Party Claim” shall have the meaning set forth in Section 12.6(a).

“Transactions” shall mean the sale and purchase of the Shares in accordance with this Agreement, the Ancillary Agreements and the other transactions contemplated hereby or thereby.

“Transfer Taxes” shall mean all sales, use, transfer, recording, value added, documentary, conveyance, stamp, or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“TSX” shall mean the Toronto Stock Exchange.

“TSX-V” shall mean the TSX Venture Exchange.

“TSX-V Approval” shall mean, in respect of the Transactions, the review and written approval by the TSX-V of the Transactions and the conditional listing on the TSX-V of the Stock Consideration, subject only to satisfaction of conditions acceptable to the parties in their discretion.

“Universal Service Fund” shall mean a state or the federal mechanism designated by Law to support the availability of communications services, whether in high cost areas or to specific classes of customers (such as schools and libraries, low income consumers, hospitals or other designated customer classes).

“U.S. Distribution” shall have the meaning set forth in Section 6.22.

“USF and Surcharge Contributions” shall mean any amount owed to a federal or state Universal Service Fund or Surcharge Fund under applicable Law (or under any forms or instructions related to the payment of such amounts, or any policies, practices or procedures adopted by the Fund Administrators), whether billed or unbilled, together with all interest, penalties and additions thereto.

“VEBA” shall mean voluntary employees’ beneficiary association as defined in Code Section 501(c)(9).

“Warrant Purchase Price” shall mean (i) the StarBlue Price Per Share multiplied by the number of shares of Company Common Stock underlying such Company Warrant; less (ii) the aggregate Exercise Amount applicable to the Company Warrant.

“Warrantholder” shall mean a holder of a Company Warrant.

“Withholding Shares” shall have the meaning set forth in Section 13.3.

“Withholding Shares Proceeds” shall have the meaning set forth in Section 13.3.

“Working Capital” shall mean, as of any time, the amount (which may be a negative number) equal to (i) the current assets of the Company Members (excluding Cash); minus (ii) the current liabilities of the Company Members, including all deferred revenue, on a consolidated basis, and in each case as of the Adjustment Time and determined in accordance with the methodologies used to prepare the Working Capital example set forth in the schedule attached hereto as Exhibit C (the “Working Capital Schedule”); provided that Working Capital shall not include, and shall be calculated without including, (a) any Sellers Transaction Expenses, (b) payables or receivables between Company Members, and (c) any Indebtedness.

“Working Capital Deficiency” shall mean the amount (if any) by which the Closing Working Capital, as finally determined pursuant to Section 2.4(e), is less than the Estimated Working Capital.

“Working Capital Escrow Amount” shall mean *****.

“Working Capital Surplus” shall mean the amount (if any) by which the Closing Working Capital, as finally determined pursuant to Section 2.4(e), is greater than the Estimated Working Capital.

1.2           Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a)           Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b)           Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day. Any reference to “days” and not “Business Days” shall be construed to refer to calendar days.

(c)           Currency. Any reference in this Agreement to $ means U.S. dollars.

(d)           Section and Similar References. Unless otherwise indicated, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.

(e)           Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(f)           Sangoma Common Shares. Any reference in this Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), to a number or amount of any Sangoma Common Shares that are part of the Stock Consideration is subject to appropriate adjustment for any stock split, reverse stock split, stock dividend or similar transaction.

(g)           Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)             Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter, exception or qualification set forth in any section of any Schedule (including the Disclosure Schedule) shall be deemed to be referred to and incorporated in each other applicable Schedule if the relevance of such disclosure to such other Schedule is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(ii)           Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii)           License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.

(iv)           Herein. The word “Agreement” means this Agreement, as amended or supplemented, together with all Schedules and Exhibits attached or incorporated by reference, and words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear, unless the context otherwise requires.

(v)           Including; Or; Ejusdem Generis. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” is not exclusive. The ejusdem generis principle of construction shall not apply to this Agreement and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

(vi)           Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) such item is specifically set forth on the balance sheet or financial statements, or (B) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

Section 2.
PURCHASE AND SALE

2.1           Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and accept from each Seller, and each Seller shall sell, transfer and deliver to Buyer, the number of Shares set forth opposite such Seller’s name in Section 3.2(a) of the Disclosure Schedule, free and clear of all Liens (other than Permitted Liens).

2.2           Company Options. The Company shall cause the Company Options to be canceled, as of the Closing Date, in exchange for the Optionholder holding vested and exercisable In-the-Money Options as of the Closing being entitled to receive: (A) payment by Buyer (on behalf of the Company) of an amount in cash up to the Optionholder’s Consideration Percentage Interest of the Net Cash Purchase Price (such amount in the aggregate for the Optionholder, the “Option Consideration”), as determined in accordance with this Agreement and (B) payment by Buyer (on behalf of the Company) of securities equal to the Optionholder’s portion of the Stock Consideration, as determined in accordance with this Agreement. Buyer shall cause the Company to make timely payment to the appropriate Governmental Authorities of any amounts in respect of applicable Taxes withheld from payment to the Optionholder under this Section 2.2. All Company Options shall automatically be cancelled for no consideration other than as set forth in this Section 2.2 in accordance with the terms of the Company Common Stock Plan. Notwithstanding anything herein to the contrary, all cash payments to the Optionholder hereunder (including any amounts to be paid to the Company on behalf of the Optionholder) shall be made by the Company through its Subsidiary’s payroll system in accordance with the Subsidiary’s regular payroll practices then in effect and shall be less any applicable withholding Taxes. For the avoidance of doubt, to the extent withholding is required on the issuance of securities, such withholding shall be deducted from the Option Consideration.

2.3           Company Warrants. The Company shall cause the Company Warrants to be canceled, as of the Closing Date, in exchange for the Warrantholder being entitled to receive payment by Buyer (on behalf of the Company) of an amount in cash equal to the Warrant Purchase Price (such amount in the aggregate for all Company Warrants, the “Warrant Consideration”). Buyer shall cause the Company to make timely payment to the appropriate Governmental Authorities of any amounts in respect of applicable Taxes withheld from payment to the Warrantholder under this Section 2.3, if any. All Company Warrants shall automatically be cancelled for no consideration other than as set forth in this Section 2.3.

2.4           Purchase Price; Cash Closing Payment; Adjustments.

(a)           Purchase Price. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by Buyer to Sellers for the Shares and covenants contained in Section 6.10 shall be: (i) the Purchase Price; minus (ii) the aggregate amount paid to the Optionholder pursuant to this Agreement; and minus (iii) the Warrant Consideration.

(b)           Initial Closing Statement. At least five (5) days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Initial Closing Statement”) of the Company signed by an officer of the Company certifying as to the accuracy and completeness (or, in the case of an estimate, the completeness and good faith nature of such estimate and providing the calculation thereof) of:

(i)            the estimated Closing Cash (“Estimated Closing Cash”), together with a description and the amount of each element thereof;

(ii)           the estimated Working Capital (the “Estimated Working Capital”) (prepared in accordance with the Working Capital Schedule attached hereto as Exhibit C), and any Estimated Working Capital Surplus or Estimated Working Capital Deficiency, as the case may be, together with a description and the amount of each element thereof;

(iii)           the estimated Company Debt (the “Estimated Company Debt”), together with a description and the amount of each element thereof;

(iv)           the estimated aggregate Sellers Transaction Expenses (the “Estimated Sellers Transaction Expenses”), together with a description and the amount of each element thereof; and

(v)           as of the Closing Date and immediately prior to the Closing:

(A)           (i) a true and complete list of the record and beneficial holders of issued and outstanding Shares, number of Shares held by each Seller and the respective certificate numbers thereof; and (ii) a true and complete list of all outstanding Company Options and Company Warrants, including the name of the Person to whom such Company Options and/or Company Warrant has been issued and whether such Person was an employee of the Company at the time of such issuance, the number of shares of Company Common Stock issuable upon the exercise of such Company Option and/or Company Warrant, the per share exercise price for each Company Option and Company Warrant, and whether such Company Options are vested or unvested and the remaining vesting terms thereof; and

(B)           the following amounts, calculated in accordance with applicable Law, the Company Organizational Documents, and all other Contract requirements of the Company as of the Closing Date and immediately prior to the Closing: (i) the Company’s calculation of the Option Consideration; (ii) the Exercise Amount for each In-the-Money Option; (iii) the portion of the Cash Closing Payment payable to the Optionholder, which shall be equal to the Optionholder’s Consideration Percentage Interest of the Cash Closing Payment; (iv) the Company’s calculation of the Warrant Consideration; (v) the Exercise Amount for each Company Warrant; (vi) the Warrant Purchase Price payable for each Company Warrant; (vii) the Adjusted Cash Purchase Price; (viii) the Net Cash Purchase Price; (ix) the Cash Closing Payment; (x) each Seller’s and the Optionholder’s respective Consideration Percentage Interest; (xi) each Seller’s portion of the Cash Closing Payment, which shall be equal to such Seller’s Consideration Percentage Interest of the Cash Closing Payment; (xii) each Seller’s portion of the Cash Closing Payment reflecting, in the case of Star2Star Holdings only, the reduction by an amount equal to the employer portion of any payroll, social security, unemployment and similar Taxes related to the Star2Star Holdings Options; (xiii) the Aggregate Exercise Amount; and (xiv) the number of shares of BFHL Closing Stock Consideration to be issued to BFHL, the number of shares of Star2Star Holdings Closing Stock Consideration to be issued to Star2Star Holdings and the number of shares of Optionholder Closing Stock Consideration to be issued to the Optionholder.

The Initial Closing Statement shall be subject to reasonable review and comment by Buyer. During the preparation of the Initial Closing Statement, the Company shall timely provide Buyer with such schedules and data with respect to the determination of the Initial Closing Statement as may be reasonably appropriate to support the calculations and estimates contained therein, along with any such other documents that Buyer may reasonably request related to such determination.

(c)           Subject to reasonable review and comment by Buyer (which comments, if any, the Company shall consider in good faith but shall be under no obligation to accept), the Initial Closing Statement, when delivered to Buyer, shall be used for purposes of determining amounts payable pursuant to Section 2.5(b).

(d)           Buyer shall be entitled to rely on the information with respect to Sellers, the Optionholder and the Warrantholder that is set forth in the Initial Closing Statement (including the amounts set forth in Section 2.4(b)(v)(B)) without further investigation and shall have no liability to any Seller, Optionholder or Warrantholder for such reliance.

(e)           Post-Closing Adjustment to Purchase Price.

(i)           As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Date Schedule”) setting forth Buyer’s good faith calculation of (A) Company Debt, together with a description and the amount of each element thereof; (B) Closing Cash, together with a description and the amount of each element thereof; (C) Sellers Transaction Expenses, together with a description and the amount of each element thereof; and (D) Working Capital (the “Closing Working Capital”) (prepared in accordance with the Working Capital Schedule attached hereto as Exhibit C). If Buyer fails to deliver the Closing Date Schedule to the Sellers’ Representative within such sixty (60) day period, the Initial Closing Statement shall be deemed final, conclusive and binding on all of the parties hereto. The Closing Date Schedule will entirely disregard (i) any and all purchase accounting effects on the assets or liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby (except to the extent set forth in the definitions of the terms Working Capital, Closing Cash, Company Debt and Sellers Transaction Expenses), and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets. Following the Closing, Buyer shall provide the Sellers’ Representative and its Representatives timely reasonable access to the records, properties and personnel of the Company Members and Buyer relating to the preparation of the Closing Date Schedule.

(ii)           The Sellers’ Representative may dispute any amounts reflected on the Closing Date Schedule by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of Buyer’s delivery to the Sellers’ Representative of the Closing Date Schedule. If the Sellers’ Representative does not deliver a notice of disagreement to Buyer within such thirty (30) day period, the Closing Date Schedule shall be deemed final, conclusive and binding on all of the parties hereto. If the Sellers’ Representative delivers a notice of disagreement within such thirty (30) day period, the Sellers’ Representative and Buyer may, during the thirty (30) days following such delivery (or such longer period as they may mutually agree), negotiate in good faith to reach written agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Closing Date Schedule. If the Sellers’ Representative and Buyer are unable to reach agreement concerning all items on the Closing Date Schedule during such thirty (30) day period, they shall promptly thereafter submit the dispute to the Accounting Arbitrator for resolution pursuant to Section 2.4(f).

(iii)           The amounts set forth on the Closing Date Schedule shall be deemed final, conclusive and binding on all of the parties hereto for purposes of this Agreement upon the earlier to occur of (A) the failure of the Sellers’ Representative to notify Buyer of a dispute within thirty (30) days of Buyer’s delivery of the Closing Date Schedule as set forth in Section 2.4(e)(iii) above, (B) the mutual written resolution of all disputes pursuant to Section 2.4(e)(iii) by Buyer and the Sellers’ Representative, and (C) the resolution of all disputes by the Accounting Arbitrator pursuant to Section 2.4(f).

(f)           Adjustment Dispute Resolution. If Sellers’ Representative and Buyer are unable to reach agreement concerning the Closing Date Schedule pursuant to Section 2.4(e)(ii), they shall submit such dispute to BDO USA LLP, or if BDO USA LLP is unwilling or unable to so serve, to an independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and the Sellers’ Representative (the “Accounting Arbitrator”), for resolution pursuant to this Section 2.4(f), and instruct the Accounting Arbitrator to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Closing Date Schedule, provided that the Accounting Arbitrator shall rely on the methodologies set forth in the Working Capital Schedule. In making such determination and calculations, the Accounting Arbitrator shall consider only those items or amounts on the Closing Date Schedule as to which the Sellers’ Representative has disagreed in writing and which have not been the subject of mutual written resolution pursuant to Section 2.4(e)(ii). Each of Buyer and the Sellers’ Representative shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.4(e)(ii) in writing to the Accounting Arbitrator and to each other. The Accounting Arbitrator shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation. The Accounting Arbitrator shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than thirty (30) days after submission of the dispute) in a report setting forth the Accounting Arbitrator’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Closing Date Schedule and the notice of dispute delivered in accordance with Section 2.4(e)(ii)). The determination of the Accounting Arbitrator shall be deemed to be an arbitration award and judgment may be entered on the award, and the Accounting Arbitrator’s written report shall be final, conclusive and binding on all of the parties hereto and the resulting Closing Date Schedule and amounts set forth thereon shall be final, conclusive and binding for all purposes. Buyer, on the one hand, and Sellers’ Representative (on behalf of the Sellers), on the other hand, shall each pay their own fees and expenses. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer and Sellers’ Representative (on behalf of the Sellers and the Optionholder), based on the inverse of the percentage that the Accounting Arbitrator determines (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Accounting Arbitrator awards six hundred dollars ($600) in favor of the Sellers’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Sellers’ Representative.

(g)           Payment Upon Final Determination of Adjustments.

(i)            Upon the final determination of the Closing Date Schedule, the Adjusted Cash Purchase Price shall be recalculated using Closing Cash, the Working Capital Surplus (if any), Company Debt, Sellers Transaction Expenses and the Working Capital Deficiency (if any), each as finally determined in accordance with Section 2.4(e)(iii) (such amount, the “Final Adjusted Cash Purchase Price”). If the Final Adjusted Cash Purchase Price is less than the Adjusted Cash Purchase Price, then the Sellers’ Representative and Buyer shall promptly, but no later than five (5) Business Days after the final determination of the Closing Date Schedule, issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount of such deficiency to Buyer from the portion of the Escrow Funds designated as the Working Capital Escrow Amount and to release the balance of the Working Capital Escrow Amount, if any, to the Sellers’ Representative (on behalf of the Sellers and the Optionholder); provided that in the event such deficiency exceeds the Working Capital Escrow Amount, then the Sellers shall, no later than five (5) Business Days after the final determination of the Closing Date Schedule, (i) cause to be paid to Buyer an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by Buyer to the Sellers’ Representative or, (ii) at Buyer’s election and following written notice to the Sellers’ Representative, set off against the Deferred Consideration an amount equal to such excess (with the value assigned to each Sangoma Common Share equal to the per share closing price of a Sangoma Common Share on the TSX-V (or such other stock exchange on which the Sangoma Common Shares are then listed and posted for trading) on the date of any such set-off).

(ii)           If the Final Adjusted Cash Purchase Price is greater than the Adjusted Cash Purchase Price, then promptly, but no later than five (5) Business Days after the final determination of the Closing Date Schedule, (A) Buyer shall cause to be paid to the Sellers’ Representative (on behalf of the Sellers and the Optionholder) an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by the Sellers’ Representative to Buyer and (B) the Sellers’ Representative and Buyer shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative (on behalf of the Sellers and the Optionholder) the Working Capital Escrow Amount.

(iii)           Any payments made to any party pursuant to this Section 2.4(g) shall constitute an adjustment of the Adjusted Cash Purchase Price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the greatest extent permitted by the applicable Legal Requirements.

(iv)           Any payment made to the Sellers’ Representative pursuant to this Section 2.4(g) shall be distributed by the Sellers’ Representative to the Sellers and, in the case of the Optionholder, the Company for payment to the Optionholder in accordance with Section 2.2, with each Seller and the Optionholder to receive an amount equal to such Seller’s or Optionholder’s, as applicable, Consideration Percentage Interest of the balance of the Working Capital Escrow Amount.

(h)           Deferred Consideration. Sangoma shall issue and Buyer shall deliver the Deferred Consideration to Star2Star Holdings and the Optionholder, subject to the terms of the Lock-Up Agreement and pursuant to Schedule 2.4(h).

2.5           Closing.

(a)           Time and Place. The closing of the purchase of the Shares (the “Closing”) shall take place by electronic exchange of documents at 10:00 a.m., eastern time, as soon as reasonably practicable (and in no event later than three (3) Business Days) after the date of the satisfaction or, to the extent permitted, waiver of each of the conditions set forth in Section 7, Section 8 and Section 9 hereof (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (in writing by the party having the benefit of such condition) of those conditions at such time) or at such other time as the parties shall otherwise mutually agree (the “Closing Date”). Subject to the provisions of Section 11 of this Agreement, the failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.5(a) shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

(b)           Transactions at the Closing.

(i)           Payment of Company Debt; Transaction Expenses. At the Closing, Buyer on behalf of the Company shall pay or cause to be paid, (A) the applicable portion of the Estimated Company Debt identified on the Initial Closing Statement to be paid at Closing, by wire transfer of immediately available funds to the respective vendors or other Persons to whom such Estimated Company Debt is owed and in the respective amounts set forth thereon, and (B) the applicable portion of the Estimated Sellers Transaction Expenses identified on the Initial Closing Statement, by wire transfer of immediately available funds to the respective vendors or other Persons to whom such Estimated Sellers Transaction Expenses are owed and in the respective amounts set forth thereon.

(ii)             Payment of Cash Closing Payment to Sellers and the Optionholder and Warrant Consideration to the Warrantholder; Issuance and Delivery of Closing Stock Consideration. Subject to the terms and conditions hereof, at the Closing, Buyer shall (A) pay or cause to be paid in cash (1) to each Seller, an amount equal to such Seller’s Consideration Percentage Interest of the Cash Closing Payment, (2) to the Company, an amount equal to the Optionholder’s Consideration Percentage Interest of the Cash Closing Payment for further distribution to the Optionholder in accordance with the allocation specified pursuant to Section 2.4(b)(v), and (3) to the Warrantholder, an amount equal to such Warrantholder’s Warrant Consideration in accordance with the allocation specified pursuant to Section 2.4(b)(v), and (B) (1) cause Sangoma to issue and deliver to BFHL, the BFHL Closing Stock Consideration, (2) cause Sangoma to issue and deliver to Star2Star Holdings, the Star2Star Holdings Closing Stock Consideration, and (3) cause Sangoma to issue to (and deliver to the Company for delivery to) the Optionholder his Optionholder Closing Stock Consideration.

(iii)             Change of Control Payments. Subject to the terms and conditions hereof, at or immediately following to the Closing, the Company shall pay or cause to be paid the Change of Control Payments to all applicable recipients through the Company’s Subsidiary’s payroll.

(iv)             Each such payment made at the Closing pursuant to this Section 2.5(b) shall be made by wire transfer of immediately available funds (to such accounts designated by Sellers’ Representative in writing to Buyer at least three (3) Business Days prior to the Closing Date) or, in the case of Closing Stock Consideration, the delivery of duly authorized and validly issued stock certificates evidencing the applicable common shares of Sangoma; provided that prior to the Closing, the Sellers’ Representative and the Escrow Agent have provided Buyer with valid wiring instructions. Upon such payments and delivery by or on behalf of Buyer, the Closing shall be deemed to have been effected and all Shares shall be owned by Buyer.

(c)             Escrow.

(i)              At the Closing, Buyer shall deliver or caused to be delivered, (A) by wire transfer of immediately available funds, the PPP Escrow Amount to Newtek Small Business Finance LLC (the “PPP Lender”), to be deposited in an escrow account established pursuant to the terms and conditions of an escrow agreement substantially in the same form attached as Exhibit D (the “PPP Escrow Agreement”) and (B) by wire transfer of immediately available funds, the Working Capital Escrow Amount to Citi Bank, National Association (the “Escrow Agent”), in each case to be deposited in an escrow account established pursuant to the terms and conditions of an escrow agreement substantially in the same form attached as Exhibit E (the “Escrow Agreement”). Buyer, on one hand, and the Sellers (as a Sellers Transaction Expense), on the other hand, shall each be responsible for one half (1/2) of the fees and expenses of the Escrow Agent. At the Closing, Buyer shall (i) retain the Indemnification Holdback Amount, which shall constitute a source of recovery for Damages owed to any Buyer Indemnified Party pursuant to Section 12 and any set off pursuant to Section 2.4(g)(i) and (ii) deliver or cause to be delivered, by wire transfer of immediate available funds, the Sellers’ Representative Expense Amount to an account designated by the Sellers’ Representative.

(ii)             Promptly following the sixteen (16) month anniversary of the Closing Date, Buyer shall deliver the remaining shares of the Indemnification Holdback Amount that are not then validly claimed by Buyer in accordance with Section 12 of this Agreement to be owed to a Buyer Indemnified Party (with the value assigned to each Sangoma Common Share equal to the per share closing price of a Sangoma Common Share on the TSX-V (or such other stock exchange on which the Sangoma Common Shares are then listed and posted for trading) on the sixteen (16) month anniversary of the Closing Date) to Star2Star Holdings and, in the case of the Optionholder, the Company for delivery to the Optionholder in accordance with Section 2.2; provided that, promptly following the resolution of any claim for indemnification that is pending as of the sixteen (16) month anniversary of the Closing Date, Buyer shall deliver the applicable portion of the Indemnification Holdback Amount to Star2Star Holdings and, in the case of the Optionholder, the Company for delivery to the Optionholder in accordance with Section 2.2. Star2Star Holdings shall be entitled to receive that number of all or the remaining, as applicable, shares of the Indemnification Holdback Amount equal to: (A) the product of the number of the remaining shares of the Indemnification Holdback Amount, multiplied by (B) its Deferred Consideration Percentage. The Optionholder shall be entitled to receive that number of all or the remaining, as applicable, shares of the Indemnification Holdback Amount equal to: (C) the product of the number of the remaining shares of the Indemnification Holdback Amount, multiplied by (D) its Deferred Consideration Percentage.

(iii)             PPP Loan. If all or a portion of the PPP Loan is forgiven (such forgiven amount (if any) less the applicable interest accrued on the amount not subject to forgiveness (if any), the “Forgiven Amount,” and the amount not subject to forgiveness (if any) plus the applicable interest accrued on such amount, the “Unforgiven Amount”), Buyer and the Sellers’ Representative shall promptly deliver joint written instructions to the PPP Lender to pay (x) to the PPP Lender under the PPP Loan the Unforgiven Amount, if any, and (y) to the Sellers’ Representative (on behalf of the Sellers and the Optionholder) the Forgiven Amount, if any. Any payment made to the Sellers’ Representative pursuant to this Section 2.5(c)(iii) shall be distributed by the Sellers’ Representative to the Sellers and, in the case of the Optionholder, the Company, for payment to the Optionholder in accordance with Section 2.2, with each Seller and the Optionholder to receive an amount equal to such Seller’s or Optionholder’s, as applicable, Consideration Percentage Interest of the Forgiven Amount.

(d)             Withholding. Each of Buyer, Sellers, the Company and its Subsidiaries, and their respective designees, shall be entitled to deduct and withhold from any amounts payable under this Agreement to any Person such amounts as Buyer, Sellers, the Company and its Subsidiaries, or any of their respective designees, is required to deduct and withhold with respect to any such payments under applicable Law. Any such deducted and withheld amounts shall be timely remitted to the appropriate Tax Authority. At least ten (10) days prior to the Closing Date, Buyer will notify the Sellers’ Representative of any amounts that are intended to be deducted and withheld pursuant to this Section 2.5(d); provided, however, that such notice is not required to the extent withholding is otherwise contemplated pursuant to this Agreement. Buyer shall consult with the Sellers’ Representative in good faith to determine whether such deduction and withholding is required under applicable Law and to cooperate with the Sellers’ Representative to reduce or eliminate the amount of any such withholding. To the extent that amounts are so withheld and timely paid over to the appropriate Tax Authority in accordance with the foregoing, such withheld amounts shall be treated for purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

Section 3.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY MEMBERS

The Company represents and warrants to Buyer that the statements in this Section 3 are true, complete and correct as of the date of this Agreement and as of the Closing (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the disclosure schedule supplied by the Company to Buyer, dated as of the date of this Agreement (the “Disclosure Schedule”).

3.1             Organization and Good Standing; Organizational Documents.

(a)             The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and assets, as applicable, and conduct its business as currently conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized and in good standing would not have a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule sets forth a list of all jurisdictions in which the Company is qualified or authorized to do business as a foreign corporation.

(b)             Each of the Subsidiaries is a limited liability company or corporation formed or incorporated under the laws of its jurisdiction of formation or incorporation. Each of the Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets, and conduct its business as currently conducted. Each of the Subsidiaries is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized and in good standing would not have a Material Adverse Effect. Section 3.1(b) of the Disclosure Schedule sets forth for each Subsidiary a list of all jurisdictions in which such Subsidiary is qualified or authorized to do business as a foreign limited liability company or corporation.

(c)             Prior to the date of this Agreement, the Company made available to Buyer true, complete and correct copies of the Company Member Organizational Documents. The Company Member Organizational Documents are in full force and effect and none of the Company Members are in material violation of any provision of their respective Company Member Organizational Documents.

(d)             The minute books of the Company Members, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company Members contain accurate and complete records of all meetings, and actions taken by written consent of the stockholders, the members, the board of directors, board of managers and/or any committees of the board of managers or directors, as applicable, of such Company Member, and no material meeting, or action taken by written consent, has been held for which minutes have not been prepared and are not contained in such minute books. Except as set forth in this Agreement, no additional consideration or other payment shall be owed with respect to any Company Options or Company Warrant, whether under the terms of the Company Option, the Company Warrant, the Company Common Stock Plan, or otherwise.

3.2             Capitalization and Ownership of Shares.

(a)             The Shares, Company Options and Company Warrants constitute 100% of the issued and outstanding Equity Securities of the Company. Section 3.2(a) of the Disclosure Schedule sets forth, as of the date hereof: (i) a true and complete list of the record and beneficial holders of issued and outstanding Shares, number and kind of Shares held and the respective certificate numbers thereof; and (ii) a true and complete list of all outstanding Company Options and Company Warrants, together with all information required to be set forth therein pursuant to Section 3.2(c).

(b)             There are no (written or otherwise) authorized or outstanding bonds, debentures, notes, or other Indebtedness of any Company Member having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for, securities having the right to vote on or approve, any matter on which any holder of Equity Securities of any Company Member may vote on or approve (“Voting Debt”).

(c)             Section 3.2(a) of the Disclosure Schedule sets forth for each Company Member all options and warrants, issued and outstanding or authorized for issuance, whether or not presently convertible, exercisable, or exchangeable, and other commitments or undertakings (written or otherwise), other than pursuant to or in connection with this Agreement, under which any Company Member is or may become obligated to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, any of its Equity Securities or any security exercisable for, or convertible or exchangeable into, any Equity Securities of the Company Members or any Voting Debt, including, with respect to each Company Option and Company Warrant that is outstanding as of the date of this Agreement: (A) the name of the holder of such Company Option or Company Warrant, (B) the total number of shares of Company Common Stock that are issuable upon the exercise of such Company Option or Company Warrant, (C) the exercise price per share of Company Common Stock issuable upon the exercise of such Company Option or Company Warrant, and (D) the grant date.

(d)             Except for the Shares, Company Options and Company Warrants set forth on Section 3.2(a) of the Disclosure Schedule, there are no other Equity Securities or Voting Debt of the Company of any class or series that are issued, reserved for issuance, or outstanding.

(e)             All outstanding Equity Securities of the Company Members were duly authorized, validly issued (and in the case of any Company Member that is a limited liability company, represent valid membership interests) and are fully paid and non-assessable, and have been offered, issued, sold, and delivered in compliance in all material respects with all applicable Legal Requirements and Contracts. None of the outstanding Equity Securities of the Company Members are subject to, and none were issued or are held in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under the Company Member Organizational Documents or any Contract of the Company Members or the owners of their Equity Securities.

(f)             There are no agreements or outstanding obligations (contingent or otherwise) of any Company Member to repurchase, redeem, or otherwise acquire any of its Equity Securities. Without limiting the generality of the foregoing, other than the Company Common Stock Plan, there is no other stock option plan, stock warrant plan or other plan adopted by any Company Member that provides for the issuance of equity to any Person. Except as set forth on Section 3.2(f) of the Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies, or other restrictions to which any Company Member is a party that, directly or indirectly, restrict or limit in any manner, or otherwise relate to, the voting, sale, or other disposition of any Equity Securities of any Company Member.

3.3             Company Subsidiaries. Except for the Subsidiaries set forth on Section 3.3 of the Disclosure Schedule, the Company does not have any Subsidiaries, and does not own or control any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, partnership interest, joint venture interest or similar interest in any Person.

3.4             Authority.

(a)             The Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is or will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action; and no other actions on the part of the Company are necessary to authorize this Agreement or any Ancillary Agreement to which the Company is or will be a party or to consummate the transactions contemplated hereby and thereby.

(b)             This Agreement has been, and each Ancillary Agreement to which the Company is or will be a party has been (or prior to or at the Closing will be), duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party or parties hereto or thereto, as applicable, constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.5             No Conflict. Except as set forth on Section 3.5 of the Disclosure Schedule, the execution, performance and delivery of this Agreement by the Company and each Ancillary Agreement to be executed, performed and delivered by the Company, the compliance by the Company with the provisions of this Agreement and each Ancillary Agreement to be executed, performed and delivered by the Company and the consummation of the transactions contemplated hereby or thereby, will not cause an Occurrence that will (i) conflict with or violate the Company Member Organizational Documents, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any benefit to which a Company Member is entitled under, any Listed Contract or Permit to which any Company Member is a party or by which any Company Member is bound or to which its assets are subject, (iii) result in the creation or imposition of any Lien upon any assets of the Company Members or any Shares, or (iv) violate any Legal Requirement applicable to the Company Members or Sellers or any of their respective properties or assets.

3.6             Consents; Notices. Except as set forth on Section 3.6 of the Disclosure Schedule, no consent, approval, order, permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any Governmental Authority is required to be obtained by any of the Company Members in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

3.7             Liability; Warranties.

(a)             Except as set forth in Section 3.7(a) of the Disclosure Schedule, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any products or services (including cloud or hosting services) sold or licensed by any Company Member within the past three (3) years that (i) violate any applicable Legal Requirements in any material respect, (ii) have resulted in or, to the Knowledge of the Company, could reasonably be expected to result in a breach of any warranties made by any Company Member to any customer, whether express or implied, (iii) have resulted in or, to the Knowledge of the Company, could reasonably be expected to result in the obligation for any Company Member to defend or indemnify any claims, actions, losses, suits, proceedings or other damages, or (iv) have resulted in or, to the Knowledge of the Company, could reasonably be expected to result in a claim against any Company Member’s insurance coverage by any customer (including under additional insured status given to any customer). There have been no incidents of tampering, introduction of disabling code or viruses, or unauthorized modification by any Company Member or its employees or agents, or, to the Knowledge of the Company, any other third parties. A true and complete copy of each standard warranty, service level commitments and indemnification obligation of the Company Members for sales or licenses of products or sales of services (including cloud or hosting services) by the Company Members are included in Section 3.7(a) of the Disclosure Schedule. No Company Member has modified or expanded its warranty, service level commitments or indemnification obligation in any material respect to any customer beyond that set forth in such standard warranties, service level commitments or indemnification, except as set forth in Section 3.7(a) of the Disclosure Schedule. No Company Member has any material outstanding liability for service level credits, refunds, early termination liability or losses, or repair or replacement of any products or services or other damages in connection therewith in excess of any warranty reserve expressly and separately established with respect thereto in the Financial Statements.

(b)             Section 3.7(b) of the Disclosure Schedule contains a description of all product or service liability litigation and material claims relating to products manufactured or sold or licensed, or relating to services (including cloud and hosting services) sold, by any Company Member, which are currently pending or which, to the Knowledge of the Company, are threatened or which have been asserted in writing or commenced against the Company or its Subsidiary within the past three (3) years. Except as disclosed in Section 3.7(b) of the Disclosure Schedule, there are not, and during the last three (3) years there have not been, any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the performance, service level commitments, quality, merchantability or safety of or defect in, or involving a claim of breach of warranty or service level commitment, or written (or to the Knowledge of the Company, oral) notice for indemnification claims to be defended by any Company Member which has not been fully resolved with respect to, or involving a claim for, product liability damages or any other defects or performance failures directly or indirectly caused by any product manufactured, licensed or sold, or services (including any cloud or hosting services) sold, by any Company Member. Except in the ordinary course of business, none of the hardware products sold by any Company Member within the past three (3) years has been the subject of any replacement, retrofit, physical or digital modification or recall campaign by any Company Member (voluntary or otherwise), and to the Knowledge of the Company, there is no reasonable basis for any replacement, retrofit, physical or digital modification or recall relating to such products outside the ordinary course of business.

3.8             Absence of Changes. Except as set forth in Section 3.8 of the Disclosure Schedule and as contemplated herein or in the Ancillary Agreements, since September 30, 2020, (i) there has not been or occurred any Occurrence that has had or would reasonably be expected to have a Material Adverse Effect, (ii) the business of the Company Members has been conducted in the ordinary course of business, and (iii) there has not been:

(a)             any damage, destruction or loss, whether or not covered by insurance, in an amount in excess of *****;

(b)             (i) any hiring or termination of any individual employed, or engaged directly as an independent contractor, by any Company Member with annualized base compensation or fees in excess of ***** or (ii) except in the ordinary course of business consistent with past practice, or as required by an existing Contract, any material increase in (x) the compensation payable or to become payable by any Company Member to any director, officer, manager, employee or individual engaged directly as an independent contractor, including any bonuses or severance, or (y) the costs of any Benefit Plan;

(c)             any adoption, modification or termination by a Company Member of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other Contract with a labor union, works council or other labor organization in each case whether written or oral;

(d)             any entry by the Company Members into any Contract to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than (i) as contemplated herein or in the Ancillary Agreements, and (ii) other than transactions with customers, vendors and suppliers entered into in the ordinary course of business consistent with past practices (excluding any transactions between a Company Member and a Related Party);

(e)             any discharge or satisfaction by the Company Members of any material Lien or payment by the Company Members of any material obligation or material Liability other than in the ordinary course of business or in connection with the transactions contemplated hereby or in the Ancillary Agreements;

(f)             any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Securities of any Company Member, any issuance by any Company Member of Equity Securities of any Company Members, or any repurchase, redemption or other acquisition, or any amendment of any term, by any Company Members of any Equity Securities of any Company Member;

(g)             any creation or assumption by any Company Member of any Lien on any material asset other than in the ordinary course of business consistent with past practices, or any making of any loan or capital contribution to or investment in any Person;

(h)             any combination, incorporation, embedding or bundling of, or permitting of others to combine, incorporate, embed or bundle, any Company Member’s products or services with those of any other party other than in the ordinary course of business;

(i)             any discount, bundling or reconfiguring of any products or service of any Company Member other than in the ordinary course of business;

(j)             any transfer, assignment, sale or other disposition of any of the Company Members’ assets, except in the ordinary course of business or non-exclusive licenses to the object code version of commercially available off-the-shelf software, entered into in the ordinary course of business, having total or annual fee payments of less than *****;

(k)             any lapse in insurance covering any Company Member, its business or assets;

(l)             any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Members, or any lockouts, strikes, slowdowns, work stoppages, or, to the Knowledge of the Company, threatened, by or with respect to any employee of the Company Members;

(m)            (i) any entry into, material amendment or modification to or termination of any Listed Contract, ordinary course employment arrangements with a Related Party, or Permit or receipt of any notice of termination of any of the same, or (ii) any commission of a material default by any Company Member under any Listed Contract, Permit or any license listed on Section 3.18(c) of the Disclosure Schedule, or to the Knowledge of the Company, suffering of a material default by another party thereto;

(n)             any institution of litigation or settlement of any Action before any Governmental Authority to which any of the Company Members are a party or, to the Knowledge of the Company, threatened Action against any of the Company Members before any Governmental Authority;

(o)             any acceleration, beyond the normal collection cycle, of the collection of accounts receivable or delay, beyond normal past practices, of the payment of accounts payable, or waiver of any material rights or the taking of any actions with respect to collection practices that would result in any losses or adverse changes in collections with respect to any Company Member;

(p)             any loan or any monies to any Person (except for accounts receivable outstanding in the ordinary course of business) or guarantee of any obligations of any Person by any Company Member;

(q)             any capital expenditures, capital additions or capital improvements in an amount in excess of *****, except as specifically provided in the capital budget provided to Buyer prior to the date of this Agreement;

(r)             except as required by GAAP, any change to the accounting methods or practices (including any change in depreciation or amortization policies or rates) of any Company Member or any revaluation of any of the assets of any Company Member;

(s)             any change in Tax elections, any settlement or compromise with respect to any Tax liability, any amendment of any Tax Return or any agreement to enter into any closing or similar agreement with respect to Taxes; or

(t)             any commitment or agreement to do any of the foregoing.

3.9             Financial Statements. Attached hereto as Section 3.9 of the Disclosure Schedule are true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the consolidated audited balance sheets of the Company as of December 31, 2017, December 31, 2018, and December 31, 2019 and the related statements of income, cash flows, retained earnings and equityholders’ equity, for the fiscal years then ended, including the notes thereto; and (b) the unaudited balance sheet of the Company as of September 30, 2020 (the “Interim Balance Sheet”), and the related statement of statements of income, cash flows, retained earnings and equityholders’ equity for the nine (9) months then ended, in each case prepared in accordance with GAAP, applied on a consistent basis in accordance with past practices consistently applied throughout the periods presented (except that the unaudited financial statements (A) may be subject to normal year-end adjustments, none of which would, individually or in the aggregate, be material to the Company and (B) may not contain footnote disclosures required by GAAP). The Financial Statements have been prepared in accordance with the books and records of the Company and fairly present in all material respects the financial condition and results of operations of the Company Members as of the dates and for the periods indicated.

3.10          No Undisclosed Liabilities. Except as set forth on Schedule 3.10 of the Disclosure Schedule, the Company Members have no Liabilities, except (a) those which are adequately reflected in full, or expressly reserved in full (and not combined with other reserves) against, in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and which are not, individually or in the aggregate, material in amount, and (c) the Sellers Transaction Expenses and those other Liabilities that reduce the Adjusted Cash Purchase Price.

3.11          Accounts Receivable. All accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by a Company Member involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of a Company Member not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) there has not been any material change since the Interim Balance Sheet in the amounts of the accounts receivable or the allowances with respect thereto. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Company Members, have been determined in accordance with GAAP, consistently applied. No Company Member has pre-billed any customers, or collected, or accelerated the collection of, any accounts receivable of the Company Members, other than in the ordinary course of business.

3.12          Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule:

(a)            Since formation of the Company, each of the Company Members has timely filed all Income Tax Returns required to be filed and has filed all other material Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all material respects. Without limitation the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or non-U.S. Law). No Company Member has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b)            All material Taxes owed by any of the Company Members (whether or not shown as due on any such Tax Return) have been timely paid.

(c)            There are no Liens on any of the Company Member’s assets for Taxes other than Liens for Taxes not yet due and payable.

(d)            No Audits are being conducted, pending, or threatened in writing with respect to any Company Member.

(e)            Since January 1, 2017, no Company Member has received from any Tax Authority (including jurisdictions where any Company Member has not filed a Tax Return) any material written (i) notice indicating an intent to open an Audit; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount in excess of ***** of Tax proposed, asserted, or assessed by any Tax Authority against any Company Member, except for any deficiencies that have been settled or withdrawn.

(f)             No Company Member has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(g)            Each Company Member has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions of state, local or non-U.S. Law) and has duly and timely withheld and has paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            Each Company Member has either (i) filed or caused to be filed with the appropriate Tax Authority all material unclaimed property reports required to be filed and remitted to the appropriate Tax Authority all unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient.

(i)             No Company Member is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement, other than an agreement or arrangement the principal purpose of which is not Taxes.

(j)             No Company Member has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Company Member), or is liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local, or non-U.S. law) as a transferee or successor, by contract or otherwise.

(k)             No Company Member will be required to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (C) a “closing agreement,” as described in Section 7121 of the Code (or any corresponding state, local or foreign Legal Requirement) executed prior to the Closing, (D) an installment sale or open transaction disposition made prior to the Closing, (E) any prepaid amount received or deferred revenue accrued prior to the Closing except as otherwise permitted by the Company Member’s existing tax accounting methodology, (F) any transactions effected or investments made prior to the Closing that could result in taxable income pursuant to Section 951(a) or Section 951A of the Code, (G) an election under 108(i) of the Code, or (H) pay any Taxes in any taxable period (or portion thereof) beginning after the Closing Date as a result of Section 965 of the Code.

(l)             Each of the Company Members have properly (A) collected and remitted material sales, premium, value added and similar taxes with respect to sales made or services provided to its customers and (B) materially complied with documentation requirements with respect to sales made or services provided that are exempt from sales, value added and similar taxes and that were made without charging or remitting sales, value added or similar taxes.

(m)           Neither the Company nor any Subsidiary has distributed the stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n)             Neither the Company nor any Subsidiary has ever had a permanent establishment in any country other than the country under the Law of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation or engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to Tax by such jurisdiction.

(o)             No Company Member is a party to or a partner in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal Income Tax purposes.

(p)             No Company Member has ever utilized the cash receipts and disbursements method of accounting for federal or applicable state, local or non-U.S. income Tax purposes.

(q)             No written claim has been made by any Tax Authority in a jurisdiction where any Company Member does not file Tax Returns or pay Taxes that it is or may be subject to Tax by that jurisdiction.

(r)             Each Company Member has materially complied with applicable transfer pricing Laws (including Section 482 of the Code and its corresponding Treasury Regulations).

3.13          Property.

(a)             Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company Members have good and marketable title to all of the personal properties and assets (whether tangible or intangible) reflected on the Interim Balance Sheet or acquired thereafter and the Company Members have the right to use all of the other personal property and assets used in the conduct of the business and operations of the Company Members as currently conducted. None of the personal properties or assets owned by the Company Members is subject to any Lien other than Permitted Liens. The personal property and assets used in the conduct of the business and operations of the Company Members, whether owned, leased or licensed, (a) have been maintained in accordance with normal industry practice, (b) are in good operating condition and repair (subject to ordinary and normal wear and tear), (c) are free from defects other than such minor defects that are not material in nature or cost and do not interfere with the intended use thereof in the conduct of normal operations of the Company Members, (d) are adequate for the purposes for which they are presently used by the Company Members and (e) are useable in a manner consistent with their current use by the Company Members. The tangible property of the Company Members has been operated and maintained by the Company Members in all material respects in accordance with all applicable Legal Requirements and in accordance with all applicable Contracts related thereto. The Company Members have maintained in full force and effect adequate and appropriate insurance (which in no case is less than the minimum insurance required of the Company Members pursuant to any Contract, Permit or applicable Legal Requirements) to provide for the reasonable protection of the assets and business of each Company Member.

(b)             Except as disclosed on Section 3.13(b) of the Disclosure Schedule, none of the Sellers’ Affiliates conducts or operate any part of a Company Member’s business or any business competitive with the business of a Company Member or owns or has possession of any assets necessary in conducting or operating the business of a Company Member. No other Person owns, or has any written or oral agreement, option, understanding or commitment, or any right or privilege reasonably capable of becoming such for the purchase or other acquisition of, any property, assets or rights which are being used by a Company Member in the conduct of its business, except for the personal property leased by a Company Member and the Intellectual Property licensed by a Company Member.

(c)             No Company Member owns or has ever owned any real property.

(d)             No Company Member holds any options or rights to acquire any real property and is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or purchase any real property other than pursuant to the express terms of the Real Property Leases.

(e)             Each of the leases for real property of the Company Members is identified in Section 3.13(e) of the Disclosure Schedule (“Real Property Leases”). Section 3.13(e) of the Disclosure Schedule sets forth a correct and complete list of all real property currently leased, licensed, or otherwise used or occupied by any Company Member, including, with respect to each such Real Property Lease, the identity of the Company Member tenant, the identity of the landlord or sublandlord, the address, the date of such Real Property Lease, and, as applicable, each amendment thereto. The Company has delivered or made available to Buyer a complete and correct copy of each Real Property Lease (or, in the case of any oral lease, a written description thereof), together with all amendments, extensions, renewals, modifications, guaranties and other agreements thereto, all of which are identified on Section 3.13(e) of the Disclosure Schedule. To the Company’s Knowledge, each of the Real Property Leases is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof. The applicable Company Member tenant has good and valid leasehold title under each applicable Real Property Lease, free and clear of any Liens except for Permitted Liens. All conditions precedent of the Company Member to the enforceability of each of the Real Property Leases have been satisfied and there is no breach or default, nor state of facts which, with the passage of time, notice or otherwise, would result in a breach or default (i) on the part of or by any Company Member, or permit the termination, modification or acceleration of rent by the lessor thereunder, or (ii) to the Company’s Knowledge, on the part of the lessor thereunder. To the Knowledge of the Company, there are no disputes, material oral agreements or forbearance programs in effect as to any of the Real Property Leases. All rent and other charges due and payable under the Real Property Leases by the Company Members have been paid in full for all periods through and including the date hereof and will be paid, as of the Closing Date, for all periods through and including such date.

(f)             The Company Members have not transferred, conveyed, mortgaged, deeded in trust, encumbered or assigned any interest in any Real Property Lease, nor have the Company Members subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person. There is no pending, nor, to the Company’s Knowledge, threatened, (i) condemnation or eminent domain proceeding or other taking by any authority with respect to any of the real property leased pursuant to the Real Property Leases, or (ii) proceeding against any Company Members for breach of any restrictive covenant affecting any Real Property Lease, or (iii) special assessment or pending improvement liens affecting any of the real property leased pursuant to the Real Property Leases made by any Governmental Authority which could reasonably be expected to materially and adversely affect any such Real Property. The Company Members have received no written notice of any violations of building codes and/or zoning ordinances or other laws with respect to any Real Property. To the Company’s Knowledge, (i) the buildings and improvements located on the Real Property leased pursuant to the Real Property Leases are in good condition and repair, normal wear and tear excepted, and (ii) there are no facts or conditions affecting same which would, individually or in the aggregate, adversely interfere in any material respect with the continued conduct of the business as currently conducted thereon.

3.14          Environmental Matters.

(a)             Each Company Member is in compliance with and has at all times been in compliance with, in each case in all material respects, Environmental Laws. The Company Members have obtained all Permits required under applicable Environmental Laws necessary for the conduct of the business of the Company Members, each of which is in full force and effect, and the Company Members are in compliance with the terms and conditions of all such Permits. No Company Member has received any written communication, whether from a Governmental Authority, citizens’ group, employee or any other Person, alleging that a Company Member is in violation of, or has incurred liability under, any Environmental Law, or seeking to revoke, cancel, terminate or modify any Permits. No Hazardous Materials are stored or contained on or under any of the Real Properties.

(b)             To the Knowledge of the Company, there has been no Release of any Hazardous Material at, on, from, or to any real property currently or previously owned, leased, operated, used or otherwise controlled by any Company Member.

(c)             There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against any Company Member or against any Person whose liability any Company Member has assumed either contractually or by operation of Law. In the prior six (6) years, there has not been pending or threatened in writing (or, to the Knowledge of the Company, orally) against any Company Member any civil, criminal or administrative Claim based on or related to any Environmental Law.

(d)             During the prior six (6) years, the Real Property, properties, assets and past and present operations of the Company Members have been and are in compliance in all material respects with all Legal Requirements and Orders relating to public and worker health and safety and there are no claims or proceedings pending or, to the Knowledge of the Company, threatened alleging non-compliance with or liability in connection with public or worker health and safety.

3.15           Listed Contracts. Section 3.15 of the Disclosure Schedule sets forth a list of all the following Contracts (the “Listed Contracts”) to which any Company Member is a party or by which it is (or its assets are) bound or to which any Company Member is subject:

(a)             any material agreement that requires payment by any party thereto of more than ***** annually;

(b)             all partnership, joint venture, tax sharing or similar agreements providing for a sharing of profits, losses, costs or liabilities between a Company Member and a third party;

(c)             any agreement that cannot be terminated by a Company Member upon ninety (90) days’ notice or less without the payment of any material penalty or material termination fee;

(d)             any collective bargaining agreement or other Contract with any labor union or labor organization;

(e)             any Contract involving the settlement of any (i) material Action, (ii) any Action with a payment obligation in excess of ***** entered into during the past five (5) years, or (iii) any Action for which there are continuing obligations, excepting confidentiality;

(f)             any Contract with a Related Party (other than ordinary course employment arrangements);

(g)             any Contract under which any Company Member has created, incurred, assumed or guaranteed any Indebtedness or under which any Company Member has granted a Lien on any of its assets, tangible or intangible;

(h)             any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others or any Contract the primary purpose of which is an indemnification obligation on the part of any Company Member;

(i)             any Contract under which any Company Member has advanced or loaned any amount to any of its directors, officers and employees;

(j)             any “standstill” or similar Contract that restricts any Company Member’s right to acquire any security or business;

(k)             any Contract with a Governmental Authority, excluding Contracts for subscription services that are on substantially the same terms as Contracts with non-Governmental Authority customers;

(l)             any Contract for the employment, or engagement directly as an independent contractor, of any individual, on a full-time or part-time basis, that (i) provides for annual compensation in excess of ***** or (ii) cannot be terminated at will without payment of severance or other penalty;

(m)             any Contract between any Company Member and any employee, or any individual engaged directly as an independent contractor, pursuant to which: (i) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon any additional or subsequent Occurrence); or (ii) any Company Member is or may become obligated to make any severance, termination, retention, gross-up or similar payment;

(n)             any Contract relating to the merger, consolidation, liquidation, dissolution, reorganization, disposition of a business or any similar transaction involving or with respect to any Company Member;

(o)             any Contract with a staffing agency, employee leasing company or professional employer organization (PEO) pursuant to which such entity provides services to any Company Member;

(p)             all Contracts that limit or restrict the freedom of any Company Member to (A) conduct or compete in any line of business or with any Person or in any area, (B) solicit any customers, suppliers, employees or contractors of any other Person, or (C) sell to or purchase from any other Person;

(q)             all Contracts for the purchase, sale, license or lease by any Company Member of any material assets (other than ordinary course purchase and sale orders and the Real Property Leases);

(r)             any currency or interest rate swap, collar, hedge, offset, counter trade or barter Contract; and

(s)             all outstanding powers-of-attorney granted by any Company Member for any purpose whatsoever.

Each of the Listed Contracts is a valid, binding, and enforceable obligation of the applicable Company Member, and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms and conditions, except as such enforceability may be limited by applicable (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. No Company Member has received any written (or, to the Knowledge of the Company, oral) notice of any intention by any counterparty thereto to (i) terminate, (ii) elect not to renew, or (iii) change the scope of rights under or materially decrease services or supplies to, or usage of the services or products of a Company Member under, any Listed Contract. The Company or a Subsidiary, as applicable, has performed all material obligations required to be performed under each Listed Contract and is not, and to the Company’s Knowledge, no counterparty to any such Listed Contract currently contemplates any termination, election not to renew, or change the scope of rights under or material services or supplies to, or usage of the services or products of the Company or Subsidiary under such Listed Contract. Except as disclosed in Section 3.15 of the Disclosure Schedule, (i) immediately following the Closing, each Listed Contract will be valid, existing and in full force and effect on identical terms, and (ii) no Company Member is, and, to the Company’s Knowledge, no other party to a Listed Contract is, in breach of or default under such Listed Contract (as applicable), and no Occurrence has occurred or exists which, without giving of notice or passage of time or both, would reasonably be expected to give rise to, serve as the basis for, or would constitute, a breach or default under any Listed Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each of the Listed Contracts (or in the case of an oral Listed Contract, a summary of the material terms thereof) have heretofore been made available to Buyer, including all modifications, amendments and supplements thereto and waivers thereunder.

3.16           Customers and Suppliers. Section 3.16 of the Disclosure Schedule sets forth (a) a list of the Company Members’ top fifty (50) customers (by revenue collected) and (b) a list of the Company Members’ top fifty (50) suppliers (by aggregate cost of products and/or services purchased from such suppliers), in each case for the fiscal years ended 2018 and 2019, and, with respect to customers only, the eleven (11) month period ended November 30, 2020 and, with respect to suppliers only, the fiscal year ended 2020. During the twelve (12) month period prior to the date hereof, none of the Company Members has received any written notice from any such customer or supplier listed on Section 3.16 of the Disclosure Schedule to the effect that any such customer or supplier will terminate its relationship with the Company Members (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No customer or supplier of a Company Member listed on Section 3.16 of the Disclosure Schedule has refused or delayed performance under any Contract by reason of any force majeure or similar provision in such Contract or otherwise approached such Company Member in an effort to not perform under any Contract by reason of the COVID-19 Pandemic.

3.17           Certain Relationships and Related Transactions. Except as provided in Section 3.17 of the Disclosure Schedule, no Related Party is indebted to any Company Member. No Related Party owns any property or asset used in, or necessary to, the conduct of the business of a Company Member as currently conducted. Neither the Sellers, nor any officer, director or Affiliate of any Company Member (nor any Related Party) (a) has an interest in any Person that furnished or sold (or furnishes or sells) services or products that a Company Member furnishes or sells (or proposes to furnish or sell), (b) has an interest in any Person that purchases from, or sells or furnishes to, a Company Member any goods or services, or (c) is a party to any Contract with a Company Member, written or oral, or has any interest in any of the property, or assets of a Company Member.

3.18           Intellectual Property.

(a)             Section 3.18(a) of the Disclosure Schedule lists all of the following which are included in the Company IP Rights (i) patents and patent applications, (ii) Mark registrations, Mark applications and material unregistered Marks, (iii) copyright registrations and applications to register copyrights, and (iv) domain name registrations, and indicates for any such registered Company IP Rights the applicable jurisdictions and application or registration numbers and any payment of any registration, maintenance or renewal fees, or the filing of any responses, applications, certificates or other documents, that must be made with respect to any such issued, registered, or applied for Company IP Rights within 90 days after the date of this Agreement. The Company Members possess good, valid and legal title to, and solely own all right, title and interest in, all of the Company IP Rights, free and clear of any and all Liens other than Permitted Liens. The Company IP Rights are subsisting, valid, and enforceable to the extent such concepts apply thereto and, with respect to U.S. copyrights, assuming registration when required for enforcement. No item of Intellectual Property within the Company IP Rights has been found by any Governmental Authority to be invalid or unenforceable in whole or in part. No item of Intellectual Property within the Company IP Rights have been abandoned, cancelled, invalidated, allowed to expire, or permitted to enter the public domain. None of the Company IP Rights is subject to any outstanding consent, settlement or other agreement, decree, order, injunction, judgment, or ruling restricting the use or enjoyment of such Company IP Rights or that impairs the validity or enforceability of or limits the use of any such Company IP Rights. The consummation of the transactions contemplated by this Agreement will not extinguish, reduce or limit or result in the termination or impairment of any Company IP Rights and the Company Members shall continue to have all such rights following Closing without infringement, misappropriation, or other violation of any Intellectual Property of any Person.

(b)             Except as otherwise set forth on Section 3.18(b) of the Disclosure Schedule, no Company Member has received in writing (nor is there any reasonable basis for) any (i) notice, demand, or claim alleging that any Company Member has infringed, misappropriated, or otherwise violated any Intellectual Property of any Person (and, to the Knowledge of the Company, there are no such notices, demands, or claims pending), or (ii) notice, demand, or claim challenging the scope, ownership, enforceability, use, or validity of any of the Company IP Rights. No Company Member has been a party to any Action, nor has any notice, demand, or otherwise been made or threatened against any of the Company Members (including by an “invitation to license” as a means to avoid infringement or potential infringement), that involves a claim, allegation, or charge of infringement, misappropriation, or other violation of any Intellectual Property of any other Person or a claim of false advertising or other unfair business practices.

(c)             Section 3.18(c) of the Disclosure Schedule lists all: (i) Contracts pursuant to which the Company Members license, grant, or otherwise provide or convey to any other Person any rights in Intellectual Property excluding nonexclusive licenses to the unmodified object code version of commercially available off-the-shelf software, entered into in the ordinary course of business, having total or annual fee payments of less than *****; and (ii) Contracts pursuant to which the Company Members are licensed or otherwise granted or receive any rights in, under, or with respect to any Intellectual Property from any other Person (each, a “Company IP Contract”), excluding non-exclusive licenses to the unmodified object code version of commercially available off-the-shelf software, entered into in the ordinary course of business, having total or annual fee payments of less than *****. Each Company IP Contract is in full force and effect and is a valid and enforceable in accordance with its terms. Each Company IP Contract forms a binding agreement of the Company Members and, to the Company’s Knowledge, each other Person that is a party to each Company IP Contract. None of the Company Members nor, to the Company’s Knowledge, any other Person is in material breach or default under any Company IP Contract. No Company Member has received written notice that any Company IP Contract will not be renewed upon the expiration thereof. The consummation of the transactions contemplated by this Agreement will not (A) extinguish, reduce or limit any rights of the Company under any Company IP Contract, or (B) extinguish, reduce or limit any obligations of any other Person that is a party to each Company IP Contract under any Company IP Contract.

(d)             The Company Members (including, without limitation, directly, as a contributory infringer, through inducement or otherwise), the conduct of the business of the Company Members, the products, services, and other offerings provided or offered by or on behalf of the Company Members, and the exercise of any rights in Intellectual Property by or on behalf of the Company Members do not infringe upon, misappropriate or otherwise violate (and have not infringed upon, misappropriated or otherwise violated) the Intellectual Property of any Person. To the Company’s Knowledge, the Company IP Rights and the Intellectual Property exclusively licensed to the Company Members are not being infringed, misappropriated, or otherwise violated by any other Person (or have not infringed upon, misappropriated or otherwise violated by any other Person). There has been no claim made or threatened by the Company Members against any Person (and the Company Members have not been a party to any Action including such a claim) asserting any unauthorized use, disclosure, infringement, misappropriation, or violation of any Company IP Rights, nor is there any basis for any such claim (or any Action including such a claim).

(e)             The Company Members have taken all actions commercially reasonable and necessary (and, in any case, all actions required under applicable Law or Contract) to maintain and protect: (i) the rights of the Company in and to all Company IP Rights; and (ii) the secrecy and confidentiality of the Company’s trade secrets and other confidential or proprietary information and the trade secrets and other confidential or proprietary information of any Person, in the possession or control of Company (“Company Confidential Information”).

(f)             All Persons who have created, contributed, developed, authored, or conceived any Company IP Rights or other Intellectual Property used in or necessary for the operation of the business of a Company Member have entered into valid, binding, written confidentiality agreements with such Company Member: (i) preventing them from disclosing any Company Confidential Information to any Person or making unauthorized use of any Company Confidential Information and otherwise protecting the confidentiality and secrecy of all Company Confidential Information; and (ii) irrevocably assigning, without additional consideration, to the Company complete and exclusive ownership of all right, title, and interest in and to all Intellectual Property, including inventions, discoveries, ideas, creations, works of authorship, data, information and content, whether or not patented or patentable, authored, in each case that is invented, created, developed, conceived, or reduced to practice during the course of their employment or work for the Company and waiving all moral rights with respect to the foregoing. No current or former employee, officer, consultant or contractor of any Company Member is in breach of any such agreement. No current or former employee, officer, consultant or contractor of any Company Member has any claim, right or interest in or to any Company IP Rights. The Company Members have not made use of or employed any Intellectual Property created by any current or former employees, officers, consultants and contractors that is not part of the Company IP Rights.

(g)             None of the Company IP Rights were developed by or on behalf of, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, charitable foundation or other third party.

(h)             The Company Members have at all times obtained and possessed a sufficient number of valid licenses to use and access all copies of all Software present on any of the Company IT Assets or otherwise used in or in connection with the business of the Company Members and to distribute to and license customers to use all Software and services provided by or on behalf of the Company Members and the Company Members have at all times complied in all material respects with all such licenses.

(i)             Except as described on Schedule 3.18(i) of the Disclosure Schedule, excluding any Open Source Materials and excluding any Software licensed by the Company Members under a Company IP Contract identified on Section 3.18(c) of the Disclosure Schedule or not required to be identified on Section 3.18(c) of the Disclosure Schedule, all of the copyrightable materials incorporated in the Software used or held for use by the Company Members or necessary for the business of the Company Members have been created, contributed, developed, authored, or conceived (1) by employees of the Company within the scope of their employment by the Company, or (2) by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company.

(j)             The Company Members have complied at all times in all material respects with each license or agreement applicable to any Open Source Materials. The Company Members have not distributed, embedded, modified, incorporated, or otherwise made any use of any Open Source Materials or any other Software in conjunction with any Open Source Materials in a manner that would (i) grant, purport to grant, or require the Company Members to grant to any third party any rights or immunities under any Company IP Rights, (ii) require any Intellectual Property to be made available at no charge, (iii) require the Company Members to disclose, make available or distribute the source code for any Software included in Company IP Rights to any third party, or (iv) otherwise limit or restrict the right or ability of the Company Members to use or distribute any Company IP Rights.

(k)             The Company Members have used reasonable measures to maintain and protect the confidentiality and security of the source code for the Company Owned Software and any other Company Software (other than Open Source Materials) to which the Company Members have access in source code form (“Company Source Code”). The Company Members have not granted, and are not obligated to grant in the future, to any Person any source code license or option or other right to use or acquire any source code of any Company Source Code, including any Contracts that provide for source code escrow arrangements and have not otherwise made any source code for any Company Source Code available to any Person. No source code of any Company Source Code has been provided to employees of the Company, except on a need-to-know basis under valid, binding, written employee confidentiality agreements.

(l)             The Company Software owned or purported to be owned by the Company Members (“Company Owned Software”) includes, and the Company Members have possession and control of complete copies of, all current and past versions of and revisions made by or on behalf of the Company Members to such Software. No part of any Company Owned Software is copied from, based upon, or derived from any Software of any other Person. No substantial similarity between any Company Owned Software and any Software of any other Person (other than Open Source Materials) results from any Company Owned Software being copied from, based upon, or derived from any such Software of any other Person. No Company Owned Software or Company IT Assets contain any Software or other functionality designed to disable any other Software or any computer or system automatically, with the passage of time, under the positive control of any Person, or otherwise, including any back door, time bomb, drop dead device or similar Software, or any Software enabling unauthorized access to or operation of any other Software or any computer or system, including any virus, trojan horse, worm, or other similar Software.

(m)             To the Company’s Knowledge, except as set forth on Schedule 3.18(m) of the Disclosure Schedule, there are no problems, defects, or deficiencies in the Software that (i) prevent the Company Software from operating substantially as described in its related documentation or specifications, (ii) prevent the Company Software from operating in all material respects as warranted to any third party, or (iii) prevent the Company Members from conducting the business of the Company Members

(n)             The Company IT Assets are adequate for the operation of the businesses of the Company Members as currently conducted. All Company IT Assets are in satisfactory working condition and are sufficient or configurable to effectively perform all operations necessary for the operation of the business the Company Members. The Company IT Assets have not materially malfunctioned or failed within the past three (3) years. The Company Members have taken commercially reasonable steps and implemented commercially reasonable procedures to manage the licenses to all Software included in the Company IT Assets and ensure compliance with the terms of such licenses and have fully complied with all vendor-initiated audits of usage of such Software. The Company Members have taken commercially reasonable steps to provide for the system redundancy and remote-site back-up of the Company IT Assets, including all material data and information, in a commercially reasonable manner and has operational business continuity plans in place designed to avoid disruption or interruption to the business of the Company Members.

3.19           Data Protection.

(a)             The Company Members have ***** established, maintained and materially complied with policies regarding the privacy, security, and Processing of data and information that materially comply with all Information Privacy and Security Requirements. The Company Members have, ***** maintained compliance in all material respects with all Information Privacy and Security Requirements. There is no Action pending regarding any Processing of Company Data or any failure by the Company Members to comply with Information Privacy and Security Requirements, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action, and the Company Members have not received any notice alleging any failure to comply with any Information Privacy and Security Requirements. Without limiting the foregoing, each Company Member has established, ***** has maintained, and is in material compliance with an information security program covering the Company Members and all Company IT Assets that (i) includes, as of the date of implementation, not less than reasonable and appropriate technical, administrative and physical safeguards designed to maintain the availability, and to protect the integrity, security and confidentiality, of the Company IT Assets and all Company Data, including Personal Information, and (ii) is designed to protect against the occurrence of any Company Security Incident.

(b)             The Company Members have obtained and maintained all consents, permissions, and authorizations necessary for the Processing of Company Data in connection with the conduct of the business of the Company Members and required by all Information Privacy and Security Requirements with respect to all Company Data and the Processing thereof by or on behalf of the Company Members. Without limiting the foregoing, the Company Members have in place privacy policies regarding the collection, use and disclosure of Personal Information in their possession, custody or control, or otherwise held or processed on their behalf that materially comply with all Information Privacy and Security Requirements. Upon Closing, Company Members will have and maintain all rights to Process all Company Data, including all Personal Information, in the same manner and to the same extent as it was Processed by the Company Members prior to the Closing. Neither the execution, delivery, nor performance of this Agreement, nor any subsequent transfer of any Company Data in connection with this Agreement, will cause, constitute, or result in a breach or violation of, or cause the Company Members or Buyer to violate, any applicable Information Privacy and Security Requirements. There is no complaint or any investigation, action or other proceeding currently pending against the Company Members by any Person with respect to any Company Data.

(c)             There has been no material Company Security Incident. No Company Members have received notice alleging the occurrence of a material Company Security Incident. No Company Members have notified, and, to the Knowledge of the Company, there are no facts or circumstances that would require (or would have required) any Company Member to notify, any other Person of any actual or perceived material Company Security Incident or any violation of any Information Privacy and Security Requirements.

(d)             The Company Members have in place with each third party involved in the Processing of any Company Data written agreements that are required by all Information Privacy and Security Requirements. To the Knowledge of the Company, no such third party is in breach of any such agreement.

(e)             The Company Members have not Processed Personal Information outside of the United States. The Company Members are not subject to or required to comply with the European Union (EU) General Data Protection Regulation or any other privacy or security Laws of the EU or any EU member state.

3.20           Benefit Plans.

(a)             Section 3.20(a) of the Disclosure Schedule sets forth a complete and correct list of each plan, fund, Contract, program and arrangement (formal or informal, whether written or not and whether by employment or other individual agreement or not) (each a “Benefit Plan” and, collectively, the “Benefit Plans”), that a Company Member currently sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of a Company Member, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare or “fringe” benefits (whether or not defined in Section 3(1) of ERISA); (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA); (iii) bonus, incentive compensation, option, stock appreciation right, phantom stock or stock purchase benefits; or (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

(b)             The Company has made available to Buyer with respect to each Benefit Plan, true, correct and complete copy or original of, as applicable, (i) the plan document, including all amendments thereto, and all related trust documents, or if such Benefit Plan is not in writing, a true and complete written description of the material terms of such Benefit Plan; (ii) the three most recent annual reports (Form 5500 Series), including, without limitation, all schedules thereto, all financial statements with attached opinions of independent accounts, and all actuarial reports; (iii) the most recent determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each Benefit Plan; (iv) ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any VEBA which is funding or otherwise exists with respect to such Benefit Plan; (v) any written policies and/or procedures used by any Company Member or its Affiliates; (vi) current summary plan descriptions and any summaries of material modifications thereto; (vii) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments; and (viii) any safe harbor notice distributed to participants, and any nondiscrimination, coverage, top-heavy and Code Section 415 testing performed, with respect to the three (3) most recently completed plan years.

(c)             Except as set forth on Section 3.20(c) of the Disclosure Schedule, each Benefit Plan, including any related trust, has been established and administered substantially in accordance with its terms and is in material compliance with all Legal Requirements, including ERISA, COBRA, HIPAA and the Code. All contributions, premium, fees or charges due and owing to or in respect of each Benefit Plan that are required to be made in accordance with the terms and conditions thereof and Legal Requirements (including ERISA and the Code) on or prior to the Agreement Date have been timely made in all respects. All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Benefit Plans for policy years or other applicable policy periods ending on or before the Agreement Date.

(d)             Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the IRS with respect to such Benefit Plan’s qualified status under Section 401(a) of the Code or is maintained under a prototype or volume submitter plan and with respect to which the Company is entitled to rely upon a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Company’s Knowledge, there is no circumstance that will result in the revocation of such favorable determination letter, opinion letter or advisory letter, or otherwise adversely affect the qualification of any such Benefit Plan or the exemption of any related trust. None of the Company, any ERISA Affiliate, nor, to the Company’s Knowledge, any other Person have engaged in a transaction in connection with which the Company reasonably could be expected to become subject to either a civil penalty assessed pursuant to ERISA or a Tax imposed pursuant to the Code. To the Company’s Knowledge, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred with respect to each Benefit Plan. To the Company’s Knowledge, neither the Company nor any of its directors, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Benefit Plan. Any notices required by ERISA, HIPAA, COBRA, the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to each Benefit Plan have been appropriately and timely given.

(e)             Except as set forth on Section 3.20(e) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains, participates in, sponsors or contributes to (or within the past six (6) years maintained, participated in, sponsored, or contributed to), or has or had in the past six (6) years any liability or obligation with respect to, any (i) “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is or was subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code; (ii) “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA; (iii) multiple employer plan as described in Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)             Except as set forth on Section 3.20(f) of the Disclosure Schedule, no Benefit Plan provides health, life or other welfare benefits to former employees or retirees of the Company or any ERISA Affiliate other than health continuation coverage pursuant to COBRA or similar state statute.

(g)             Except set forth on Section 3.20(g) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated herein will not, other than by reason of actions taken by Buyer following the Closing, by itself or in combination with any other event (regardless of whether that other event has or will occur), (i) entitle any current or former director, officer, consultant or employee of a Company Member to severance pay, unemployment compensation or any other payment, any payment (whether of severance pay termination, change in control payments, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due from or under any Benefit Plan, (ii) accelerate the time of payment or vesting, or increase in the amount of any compensation due to any current or former Company employee, director, officer, or consultant, (iii) require any contributions or payments to fund any obligations under any Benefit Plan, or (iv) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

(h)             Except as set forth on Section 3.20(h) of the Disclosure Schedule, neither the Company nor its ERISA Affiliates have made or committed to make any increase in contributions or benefits under any Benefit Plan that would become effective either on or after the Closing Date.

(i)             No action or omission of the Company, any ERISA Affiliate thereof or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Company, any ERISA Affiliate or any successor from amending, merging, or terminating any Benefit Plan in accordance with the express terms of any such Benefit Plan and Legal Requirement.

(j)             Each Benefit Plan or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been maintained in documentary and operational compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. The exercise price of each Company Option is at least equal to the fair market value of a share of Company Common Stock on the date such Company Option was granted. With respect to each Star2Star Holdings Option, (x) the exercise price of such Star2Star Holdings Option is at least equal to the fair market value of a unit of the equity underlying such option on the date of grant or repricing or (y) such Star2Star Holdings Option is otherwise compliant with or exempt from Section 409A of the Code. The Company has no (i) material liability for withholding Taxes or penalties due under Sections 409A, 4999 or 4980H of the Code or (ii) obligation to indemnify, gross up, or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred under Sections 409A or 4999 of the Code.

(k)             Except as listed on Section 3.20(k) of the Disclosure Schedule, there is no threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, with respect to Benefit Plans pending or, to the Company’s Knowledge, threatened against the Company or an ERISA Affiliate, and there are no facts that could reasonably give rise thereto, involving, directly or indirectly, by, or on behalf of or against any of the Benefit Plans or trusts related thereto (other than routine claims for benefits) which are reasonably likely to result in liability for the Company or an ERISA Affiliate. To the Company’s Knowledge, neither the Company nor any of its directors, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Benefit Plan.

(l)             All expenses and liabilities relating to all of the Benefit Plans have been, and will on the Closing Date be, fully and properly accrued on the Company’s books and records and the Company’s financial statements reflect all of such liabilities in a manner satisfying applicable accounting standards.

(m)             Except as set forth on Section 3.20(m) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3). All employee benefit plan terminations have been carried out in accordance with all provisions of the law and any rulings or regulations of any administrative agency, including, without limitation, all applicable reporting and other provisions of the Code and ERISA and the PBGC. The Company has no liability to, and has not received notice alleging such liability from, any person or entity, including without limitation the PBGC, any other government agency or any participant in or beneficiary of any employee benefit plan, nor is the Company liable for any excise, income or other tax or penalty as a result of or in connection with such termination.

(n)             Except as set forth on Section 3.20(n) of the Disclosure Schedule, no Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee, consultant or independent contractor of the Company residing or working outside the United States.

3.21           Personnel.

(a)             Section 3.21(a)(i) of the Disclosure Schedule lists, for each Company Member, all employees as of the date of this Agreement, with the following information: name, job title, work location, annual salary, hourly wage rate or other compensation rate (as applicable), accrued unused vacation, sick leave and other paid time off, hire date, target bonus and commission earnings through November 30, 2020, and, for any employee on a leave of absence, an indication of the nature of such leave, the commencement date of such leave, and the anticipated end date of such leave. Section 3.21(a)(ii) of the Disclosure Schedule lists, for each Company Member, all individuals engaged directly as independent contractors as of the date of this Agreement, with the following information: name, description of services, compensation arrangement, term of relationship, and location of services.

(b)             Each of the Company Members is, and has been for the past three years, in compliance in all material respects with all Legal Requirements relating to labor and employment, including all such Legal Requirements relating to wages, hours, classification of service providers as employee or contractor, classification of employees as “exempt” or “nonexempt,” plant closings, layoffs, leaves of absence, meal periods, rest breaks collective bargaining, unfair labor practices, equal employment opportunity, occupational safety and health, workers’ compensation, unemployment compensation, and immigration. Except as set forth in Section 3.21(b) of the Disclosure Schedule, there are no Actions of any kind pending or, to the Knowledge of the Company, threatened against any Company Member with respect to any of the foregoing. Each of the Company Members has on file a valid and complete Form I-9 for all current and former employees to the extent required by Legal Requirements. Each individual service provider who has been classified by a Company member as an independent contractor at any time in the past three years has been property so classified. Each employee of a Company Member who has been classified as “exempt” under the Fair Labor Standards Act or similar state law at any time in the past three years has been properly so classified.

(c)             No Company Member is or has ever been party to or subject to any collective bargaining agreement or other Contract, or a duty to bargain, with a labor union, works council or other labor organization, and no employee of any Company Member is represented by a labor union or labor organization with respect to such employment. There is not, and has not been within the past three years, any (i) strike, picketing, slowdown, work stoppage, lockout, written grievance or other labor dispute pending or, to the Knowledge of the Company, threatened against any Company Member, (ii) request or demand for recognition of a labor union, works council or other labor organization as the collective bargaining representative of any employees of any Company Member, (iii) union organizing effort involving employees of any Company Member, or (iv) petition for election filed or, to the Knowledge of the Company, threatened to be filed before the National Labor Relations Board.

(d)             Each of the Company Members is, and has been for the past three years, in compliance with the Worker Adjustment and Retraining Notification Act and similar state and local laws.

(e)             No director, officer, or employee at the level of vice president or above of any Company Member has given notice that he or she intends to terminate employment with the Company.

3.22             Insurance. Section 3.22 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies or programs providing coverage to or for the benefit of the Company Members or with respect to the properties, assets, Liabilities or business of the Company Members at any time in the past three (3) years (such policies or programs of insurance, the “Insurance Policies”). The Company has provided true, correct, and complete copies of the Insurance Policies, together with all applicable endorsements, amendments, declarations and certifications thereto, to Buyer. The Insurance Policies in effect as of the date of this Agreement are in full force and effect and all premiums due and payable thereon have been paid in full as of the date of this Agreement. None of the Company Members has received written notice threatening cancellation or non-renewal of, or a premium increase with respect to, any such Insurance Policy. None of the Company Members is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. The Insurance Policies are in amounts and provide coverages as required by applicable Governmental Authorities, applicable Laws and any Contract to which the Company Members are a party or by which any of their assets or properties is bound. The Company has provided to the Buyer true, correct and complete loss runs for all Insurance Policies for the past five (5) years and a true, correct, and complete list of all claims or circumstances with respect to which notice has been provided to the insurer, managing general agent thereof or other applicable representative and which remain open or unresolved. For the last five (5) years, none of the Company Members has (i) had an insurance claim with respect to an amount in excess of ***** rejected or payment with respect thereto denied or disputed by its insurance provider for such claim, (ii) had an insurance claim in which there is an outstanding reservation of rights or (iii) had the policy limit under any insurance policy exhausted or materially reduced.

3.23             Litigation. Except as set forth in Section 3.23 of the Disclosure Schedule, no Action is pending or, to the Company’s Knowledge, no Action alleging damages in excess of ***** is threatened, against any Company Member or any of such Company Member’s assets or properties and there are no outstanding Orders against any Company Member or any of such Company Member’s assets or properties.

3.24           Compliance with Instruments; Laws.

(a)             Each Company Member has complied with, and is in compliance with, in all material respects all Legal Requirements applicable to its business. Except as set forth in Section 3.24(a) of the Disclosure Schedule, no Company Member has in the last five (5) years been alleged to have violated or charged with any violation of any provision of any Law in respect of its business. No circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to constitute or result in a material violation by a Company Member of, or a failure on the part of a Company Member to materially comply with, any Law or Order applicable to the Company Member or any assets owned or used by a Company Member, or would give rise to any material obligation on the part of Company Member to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Since January 1, 2017, none of the Company Members has received any written notice from any Governmental Authority to the effect that a Company Member was not, is not or may not be in compliance, with any Law.

(b)             Section 3.24(b) of the Disclosure Schedule sets forth a true, correct, and complete list of the Permits held by each of the Company Members and used in the operation of their business. Each Company Member has all Permits necessary to be had by it to conduct its business as now being conducted and in a manner consistent with past practice. No Occurrence has occurred or exists that constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a default or violation under such Permits or would permit revocation or termination of, or limitation or restrictions upon, any of those Permits or would give rise to a fine or other Liability against the Company Members. As of the date hereof, no suspension or cancellation of any Permit is pending or, to the Company’s Knowledge, threatened and the Company is not in material violation of or in default under any Permit. All Permits required for the Company Members to conduct their business have been obtained by it (except where the failure to obtain such Permit individually or in the aggregate would not result in a Material Adverse Effect) and are valid and in full force and effect, and the Company Members are in compliance with the terms of each Permit. To the Company’s Knowledge, there is no (a) present or ongoing investigation, review or proceeding by any Person that would reasonably be expected to result in a claim or notice of violation or non-compliance with, or a revocation, non-renewal or a material modification of, any such Permit, or (b) event, omission or condition that would reasonably be expected to result in a notice of violation or non-compliance with, or a revocation, non-renewal or material modification or revision of, any such Permit.

3.25           Brokers and Finders. Except for Q Advisors LLC, no Company Member and no Seller or Sellers’ Representative has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

3.26           International Trade; Improper and Other Payments.

(a)             Each Company Member and each director, officer and manager of a Company Member and, to the Company’s Knowledge, each employee, representative and agent of a Company Member has acted at all times during the past five (5) years in compliance with, and without notice of violation of, the Foreign Corrupt Practices Act of 1977, as amended, any applicable Legal Requirements implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption Law; and no Company Member, nor, to the Company’s Knowledge, any employee, agent or representative of a Company Member, has provided, offered, gifted or promised, directly or indirectly, anything of value to any Governmental Authority or any employee, agent or representative thereof, government official, political party or candidate for government office, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Governmental Authority or any employee, agent or representative thereof, political party or candidate for government office, for the purpose of: (i) influencing any act or decision of such official, party or candidate in his or her official capacity, (ii) inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, (iii) securing any improper advantage; or (iv) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business for or with, or directing business to, any Person.

(b)             The Company Members have acted at all times during the past five (5) years in material compliance with, and without notice of violation of, any export control or economic sanctions Legal Requirements of any jurisdiction, including without limitation the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State, economic sanctions and embargo Legal Requirements and executive orders administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), as amended from time to time; and without violation of and in material compliance with any required export or re-export Permits granted under such Legal Requirements, which Permits are set forth in Section 3.26(b) of the Disclosure Schedule; and in material compliance with and without notice of violation of the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time, and any Legal Requirements related thereto.

(c)             The Company Members have acted at all times during the past five (5) years in material compliance with, and without notice of violation of, all applicable anti-boycott Legal Requirements and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements.

(d)             The Company Members have acted at all times during the past five (5) years in material compliance with and without notice of violation of any and all applicable import Legal Requirements of any applicable jurisdiction, including without limitation the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time; and in material compliance with and without notice of violation of any required import Permits and general licenses granted under such Legal Requirements, which Permits are described in Section 3.24(b) of the Disclosure Schedule.

(e)             None of the Company Members nor, to the Company’s Knowledge, any Affiliate, Representative, agent, director, officer, manager, or employee of a Company Member, in each case, in his, her, or its capacity as a Representative, agent, director, officer, manager or employee of a Company Member, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made, offered, promised, authorized or received any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.27           USF and Surcharge Matters; PCI; Telecommunications.

(a)             The Company Members are registered with and in good standing with federal and state Governmental Authorities that have regulatory jurisdiction over the Company Members. The Company Members have filed all reports that were required to be filed prior to the Agreement Date for Pre-Closing USF and Surcharge Contributions, including any quarterly or annual forms required to report the Company Members’ historical or projected revenue, and all such filings were, when made, true, correct and complete and in accordance with existing precedent of the relevant Governmental Authority. At the Closing, the Company Members shall have paid all federal and state USF and Surcharge Contributions billed by Fund Administrators prior to the Closing Date. At the Closing, the Company Members shall have filed all forms that were due prior to the Closing Date, and retained all supporting documentation necessary for the Fund Administrators to calculate its USF and Surcharge Contributions. Where such forms or payments are not due to be filed or paid until after the Closing Date, the Company Members shall also have compiled and retained all documentation needed to file any forms necessary for the Fund Administrators to calculate USF and Surcharge Contributions for the period ending on the Closing Date and any collected monies from USF and Surcharge Contributions for payment of an invoice issued by a Fund Administrator for the period ending on the Closing Date. Except as set forth in Section 3.27(a) of the Disclosure Schedule, the Company Members have not been the subject of any audit, investigation, enforcement, Action, assessment, fine, penalty or interest related to USF and Surcharge Contributions and no such audit, investigation, enforcement, Action, fine, penalty or interests is threatened and, to the Knowledge of the Company, there are no amounts owing to any customer of the Company Members as a result of over-billing or “over-collection” by the Company Members.

(b)             The Company Members are registered with and in good standing with any and all card networks whose payment cards are honored by the Company Members and any third party payment card processors that the Company Members may use, including MasterCard International and Visa USA Inc. and any of their respective successors and assigns (the “Card Associations”), and the business of the Company Members as currently conducted and as currently contemplated to be conducted are in material compliance with the rules and regulations, procedures and requirements, and interpretations thereof as applicable, issued by the Card Associations, as amended from time to time, including any data security requirements and the Payment Card Industry Data Security Standard.

(c)             Section 3.27(c) of the Disclosure Schedule lists the grants, permits, and authorizations, received by a Company Member from the Federal Communications Commission (“FCC”) and state telecommunications regulatory agencies.

(d)             Section 3.27(d) of the Disclosure Schedule lists the regulatory filings each Company Member has submitted to the Universal Services Administration Company or the FCC since January 1, 2018.

(e)             To the Knowledge of the Company, no Company Member is in material violation of any applicable FCC regulatory Law or regulation or any state telecommunications Law or regulation.

3.28           No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Section 3, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company or the transactions contemplated by this Agreement, and the Company hereby disclaims any such other representations or warranties. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any financial projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company.

Section 4.
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller, severally and not jointly and solely with respect to itself, represents and warrants to Buyer and Sangoma that the statements in this Section 4 are true, complete and correct as of the date of this Agreement and as of the Closing (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule.

4.1             Organization and Power; Authority.

(a)             Such Seller is duly and validly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Such Seller has all requisite power and authority required to carry on its business as currently conducted and to own and operate its properties and assets.

(b)          Such Seller has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized and no other actions or proceedings on the part of such Seller are necessary to authorize this Agreement, each Ancillary Agreement to which such Seller is or will be a party and the transactions contemplated hereby and thereby.

(c)          Such Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) each Ancillary Agreement to which such Seller is or will be a party. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and each Ancillary Agreement to which such Seller is or will be a party by the other applicable parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of such Seller and each Ancillary Agreement to which such Seller is or will be a party constitutes (or, upon execution and delivery by such Seller, will constitute) a legal, valid and binding obligation of such Seller, in each case, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.2          Title to Shares; Liens. Such Seller (i) has good and valid title to and record and beneficial ownership of the Shares held by such Seller as set forth on Section 3.2(a) of the Disclosure Schedule, free and clear of any Liens; (ii) except for this Agreement, has not granted any option in or to any of the Shares; and (iii) except for this Agreement, is not a party to any voting trust, voting agreement, investor rights, registration rights, stockholder, or other Contract relating to, binding on, or otherwise affecting the Shares. The delivery by such Seller of the Securities Assignment at the Closing as provided in Section 8.4 will transfer to Buyer good and valid title to such Seller’s Shares, free and clear of all Liens.

4.3          No Conflicts. The execution, performance and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party by such Seller, the compliance by such Seller with the provisions of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the organizational documents of such Seller, as amended to date and currently in effect, (ii) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any material benefit to which such Seller is entitled under any Contract or Permit to which such Seller is a party or by which such Seller is bound or to which its assets are subject, or (iii) violate any Legal Requirement applicable to such Seller or any of such Seller’s properties or assets.

4.4          Governmental Consents. Except as set forth on Section 4.4 of the Disclosure Schedule, no Consent of or with any Governmental Authority is required for the execution, performance and delivery of this Agreement or any Ancillary Agreement to which such Seller is to be a party by such Seller or for the consummation by such Seller of the transactions contemplated hereby and thereby.

4.5           No Sanctions. Such Seller, its Subsidiaries, and its Affiliates are not, and are not owned 50% or more, individually or in the aggregate, directly or indirectly, by one or more persons that is, and none of its officers, directors or employees is, (i) the subject or target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the UN Security Council, the EU, Her Majesty’s Treasury, or other relevant sanctions authority, or (ii) located, organized, or resident in a country, region or territory that is, or whose government is, the target of sanctions, including as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia, and Syria.

4.6           Litigation. No Action is pending or, to such Sellers’ Knowledge, threatened, against such Seller with respect to such Seller execution, performance and delivery of this Agreement or any Ancillary Agreement to which such Seller is to be a party or the consummation by such Seller of the transactions contemplated hereby or thereby. No Action is pending or, to such Seller’s Knowledge, threatened against such Seller before any Governmental Authority which (i) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by any Company Member, or (ii) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith.

4.7          Securities Matters.

(a)           No Prior Holdings; Acquisition for Investment.

(i)            Such Seller is not the registered or beneficial holder of any securities of Sangoma.

(ii)           Such Seller acknowledges it will be acquiring the Stock Consideration issuable to it pursuant to this Agreement for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of United States federal or state securities laws and/or Applicable Canadian Securities Laws. Such Seller further represents that, as of the Agreement Date, it does not have any Contract with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Stock Consideration.

(iii)          Such Seller understands that any Stock Consideration issuable hereunder will not be registered under the Securities Act, in reliance on one or more exemptions from registration under the Securities Act, including pursuant to Section 4(a)(2) thereof (if the Seller is in the United States) or Rule 903 of Regulation S under the Securities Act (if the Seller is outside the United States), and that Sangoma’s reliance on such exemptions is predicated on such Seller’s representation set forth herein. Such Seller further understands that any Stock Consideration issuable hereunder will constitute a distribution of securities that is exempt from the prospectus requirement of Applicable Canadian Securities Laws.

(b)          Investment Experience. Such Seller acknowledges that it can bear the economic risk of the investment, and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Stock Consideration. Such Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, and agrees that it will not take any action that could negatively impact the availability of the exemption from registration provided by Section 4(a)(2) of the Securities Act with respect to the sale and the issuance of securities hereunder. In order to enable Sangoma to rely on Rule 903 of Regulation S under the Securities Act as set forth above, BFHL further represents it is acquiring the BFHL Closing Stock Consideration in an “offshore transaction” as defined in Rule 902 of Regulation S promulgated under the Securities Act, and agrees that it will not take any action that could negatively impact the availability of the exemption from registration provided by Rule 903 of Regulation S promulgated under the Securities Act with respect to the sale and the issuance of securities hereunder.

(c)           Information. Such Seller has carefully reviewed such information as it has deemed necessary with respect to the Stock Consideration. To such Seller’s satisfaction, such Seller has been furnished all materials requested by such Seller relating to Sangoma, and the issuance of Stock Consideration hereunder, and such Seller has been afforded the opportunity to ask questions of representatives of Sangoma and to obtain any information that it considered necessary or appropriate in connection with its decision to acquire any Stock Consideration.

(d)          Canadian Reporting. Such Seller acknowledges that Sangoma may be required to file a report with the Canadian securities regulatory authorities containing personal information about such Seller, including its full name, address and telephone number, the number and type of securities acquired, the fair value and total purchase price paid for the securities, the date of the Closing and the exemption relied upon under Applicable Canadian Securities Laws.

(e)          Star2Star Holdings.

(i)            Star2Star Holdings understands that the Stock Consideration issuable to it pursuant to this Agreement may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and applicable state, federal and provincial securities laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Stock Consideration or any available exemption from registration under the Securities Act and applicable state, federal and provincial securities laws, the Stock Consideration must be held indefinitely.

(ii)           Star2Star Holdings is aware that, unless registered under the Securities Act and applicable state securities laws, the certificates representing the Stock Consideration issuable to it shall bear a U.S. legend in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO OR FOR THE BENEFIT OF ANY PERSON IN THE UNITED STATES, EXCEPT: (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH (1) RULE 144 OR (2) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, AND WITH APPLICABLE STATE SECURITIES LAWS, (D) IN CONNECTION WITH ANOTHER EXEMPTION UNDER THE SECURITIES ACT, OR (E) WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER, UPON THE ISSUER RECEIVING, IN THE CASE OF CLAUSES (C)(1) AND (D) ABOVE, AN OPINION OF COUNSEL FOR THE HOLDER, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(iii)          Notwithstanding the foregoing legend, (A) if such securities are being sold in accordance with the requirements of Rule 904 of Regulation S under the Securities Act, as referred to in the legend set forth in clause (ii) above, and in compliance with local laws and regulations, the legend set forth in clause (ii) above may be removed by providing a declaration to the issuer’s transfer agent for such securities, in the form as may be prescribed by Sangoma or its successor company from time to time, together with any other evidence, which may include an opinion of counsel of recognized standing reasonably satisfactory to Sangoma or its successor company to the effect that such legend is no longer required under applicable requirements of the Securities Act, required by such transfer agent; and (B) if any such securities are being sold pursuant to Rule 144 under the Securities Act, the legend may be removed by delivery to the registrar and transfer agent for such securities of an opinion of counsel of recognized standing reasonably satisfactory to Sangoma or its successor company to the effect that such legend is no longer required under applicable requirements of the Securities Act or applicable state securities laws.

(iv)          Star2Star Holdings represents that it: (i) is a company outside Canada; (ii) is acquiring the Stock Consideration pursuant to an exemption from any prospectus, registration or similar requirements under the applicable securities laws of the jurisdiction in which it is resident; (iii) has no present intention of distributing any of the Stock Consideration issuable to it into Canada; and (iv) understands that such Stock Consideration is being distributed to it in reliance on Ontario Securities Commission Rule 72-503 in reliance on such representation. Star2Star Holdings acknowledges that, upon its receipt of the Stock Consideration, it may become a “control person” (as defined in the Securities Act (Ontario)) and that there will be restrictions on the distribution of the Stock Consideration by Star2Star Holdings under Applicable Canadian Securities Laws for so long as Star2Star Holdings remains a “control person” (as defined in the Securities Act (Ontario)). Star2Star Holdings agrees that it will not distribute any of the Stock Consideration except in accordance with Applicable Canadian Securities Laws, including that it will not distribute any of such Stock Consideration into Canada for four months following Closing.

(f)           BFHL. BFHL understands that the Shares sold to Buyer hereunder by BFHL have a fair market value of not less than CDN$150,000 and BFHL understands that the Stock Consideration issuable to it pursuant to this Agreement may not be resold under Applicable Canadian Securities Laws before the date that is four months plus one day following the Closing Date and is aware that the certificate which it shall receive evidencing the Stock Consideration issuable to BFHL will bear a legend with respect to the resale restrictions under Applicable Canadian Securities Laws in substantially the following form:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE].

(g)          No Registration Statement. Such Seller understands and acknowledges that Sangoma has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Stock Consideration in the United States.

4.8          No Other Representations. Except for the representations and warranties of such Seller expressly set forth in this Section 4, neither such Seller nor any other Person makes any other express or implied representation or warranty on behalf of such Seller with respect to the Company, such Seller or the transactions contemplated by this Agreement, and such Seller hereby disclaims any such other representations or warranties.

Section 5.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND SANGOMA

Buyer and Sangoma, jointly and severally, represent and warrant to the Company and Sellers that the statements in this Section 5 are true, complete and correct as of the date of this Agreement and as of the Closing (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions, if any, provided in the disclosure schedule supplied by Buyer to the Company and Sellers, dated as of the date of this Agreement (the “Buyer Disclosure Schedule”):

5.1          Organization and Good Standing; Authority.

(a)           Each of the Buyer and Sangoma (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority to carry on its business as it is now being conducted, and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not reasonably be expected to have a material adverse effect on Buyer or Sangoma, as applicable, or materially impair the ability of Buyer or Sangoma, as applicable, to consummate the transactions contemplated by this Agreement.

(b)           Each of Buyer and Sangoma has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer and Sangoma of this Agreement and each Ancillary Agreement to which it is or will be a party, and the consummation by Buyer and Sangoma, as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Buyer and Sangoma are necessary to authorize this Agreement, each Ancillary Agreement or to consummate the transactions so contemplated.

(c)           This Agreement has been and the Ancillary Agreements have been (or will be at or prior to the Closing) duly and validly executed and delivered by Buyer and Sangoma, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Buyer and Sangoma, as the case may be, enforceable against Buyer and Sangoma in accordance with its and their terms, except as such enforceability may be limited by applicable (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.2          No Conflict; Consents.

(a)           Each of Buyer’s and Sangoma’s execution and delivery of this Agreement and each Ancillary Agreement to which Buyer or Sangoma is a party, and the compliance with the provisions of this Agreement and each Ancillary Agreement by Buyer and Sangoma and the consummation by Buyer and Sangoma of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the organizational documents of Buyer or Sangoma, each as amended to date and currently in effect, (ii) result in a material violation of any Legal Requirement applicable to Buyer or Sangoma or any of their respective properties or assets or (iii) conflict with, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, result in the acceleration of, give rise to a right of termination, cancellation, acceleration or modification of, require any notice to, or result in the loss of any benefit under, or result in the creation of any Lien (not including Permitted Liens) upon any of the properties, rights or assets of Buyer or Sangoma pursuant to, any Contract to which Buyer or Sangoma is a party or by which it is bound or affected or to which its assets are subject.

(b)          Except as disclosed on Section 5.2(b) of the Buyer Disclosure Schedule, and except for the TSX-V Approval and the Sangoma Shareholder Approval, no Consent of or with any Governmental Authority is required to be obtained or made by, or given to, Buyer or Sangoma in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than compliance with and filings as may be required under any applicable antitrust laws.

(c)           To the Knowledge of Sangoma, no other party is in default in the observance or performance of any term or obligation to be performed by such other party under any Contract to which Sangoma or any of its Subsidiaries is a party or by which it is or they are bound and no event has occurred which, after notice or lapse of time or both, would result in a breach of or constitute a default under any such Contract, in any such case which default or event would reasonably be expected to have a Sangoma Material Adverse Effect.

(d)          Neither Sangoma nor any of its Subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than indemnification of directors and officers in accordance with the by-laws of Sangoma or its Subsidiaries and applicable Laws, indemnification agreements or covenants that are entered into arising in the ordinary course of business, indemnification provisions in asset or share acquisition agreements, indemnification and contribution provisions in agency and underwriting agreements and in subscription receipt indentures, transfer agency agreements and credit borrowing agreements) or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person (other than Sangoma and/or its Subsidiaries).

5.3           Brokers and Finders. Except for INFOR Financial Inc., neither Buyer, Sangoma nor any of their respective Affiliates have retained, utilized or been represented by, or have any liability or obligation to pay fees or commissions to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

5.4           Litigation. As of the date of this Agreement, no Action is pending or, to Buyer’s Knowledge, threatened against Buyer or Sangoma before any Governmental Authority which (i) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (ii) would, individually or in the aggregate, reasonably be expected to be material adverse to Buyer’s and Sangoma’s respective abilities to perform their respective obligations hereunder or to consummate the transactions contemplated hereby.

5.5           Investment. Buyer is acquiring the Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute Shares to any other Person. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities Law and that none of the Shares may be transferred, except pursuant to an applicable exception under the Securities Act and any other applicable federal, state or foreign securities Laws. Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

5.6           Stock Consideration.

(a)           The authorized capital of Sangoma consists of an unlimited number of Sangoma Common Shares of which 111,359,288 Sangoma Common Shares are issued and outstanding as of the Agreement Date, each of which Sangoma Common Shares is validly issued, fully paid and non-assessable. The Sangoma Common Shares comprising the Stock Consideration have been, or will at Closing be, duly authorized for issuance and sale by all necessary action on the part of Sangoma and, when issued by Sangoma and delivered by Buyer, will be validly issued, will be outstanding as fully paid and non-assessable shares in the capital of Sangoma, will be free from all Liens created by or through Sangoma or Buyer, will rank pari passu in all respects with all other outstanding common shares of Sangoma, will not have been issued in violation of or subject to any pre-emptive rights or other contractual rights to purchase securities issued by Sangoma, and upon compliance with customary listing conditions imposed by the TSX-V in connection with the Transactions, will be listed and posted for trading on the TSX-V.

(b)          No Person holds any securities convertible or exchangeable into securities of Sangoma or Buyer or has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right (whether or not on condition(s)) for the purchase or other acquisition of any unissued securities of Sangoma, except, as of December 31, 2020, 3,954,762 Sangoma Common Shares subject to options granted by Sangoma pursuant to its existing stock option plan.

(c)           To the Knowledge of Sangoma, none of the directors, officers or employees of Sangoma or Buyer, any Person who owns, directly or indirectly, more than 10% of any class of securities of Sangoma, or any associate or Affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with Sangoma which, as the case may be, materially affects, is material to or will materially affect Sangoma.

(d)          None of Sangoma or, to the Knowledge of Sangoma, its shareholders is a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangement in respect of outstanding securities of Sangoma.

(e)           Except as provided in this Agreement, Sangoma has not granted any registration or distribution rights to any person with respect to its securities.

(f)           Sangoma is a “foreign issuer” within the meaning of Rule 902(e) of Regulation S under the Securities Act, reasonably expects to be a “foreign issuer” at the time of issuance of any of the Stock Consideration (other than as a result of the compliance with or fulfillment of any covenants made by the parties herein), and does not presently have a “substantial U.S. market interest” (within the meaning of Rule 902(j) of Regulation S under the Securities Act) in the Sangoma Common Shares.

(g)          Sangoma is not required to file reports with the United States Securities and Exchange Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, or any of the rules and regulations promulgated thereunder.

5.7          Canadian Securities Law Matters.

(a)           Sangoma is a “reporting issuer” in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador and is not on the list of reporting issuers in default under the Applicable Canadian Securities Laws (except in respect of Newfoundland who does not maintain such a list), and is not in default of any material requirements of any Applicable Canadian Securities Laws, whether in relation to the Transactions or otherwise.

(b)          Sangoma Common Shares are listed and posted for trading on the TSX-V, and Sangoma is in compliance in all material respects with the policies and requirements of the TSX-V.

(c)           No order, ruling or decision granted by any securities commission, stock exchange, court of competent jurisdiction or regulatory or administrative body or other Governmental Authority having jurisdiction is in effect, pending or, to the Knowledge of Sangoma, threatened, that restricts any trades in any securities of Sangoma and, to the Knowledge of Sangoma, no facts or circumstances exist which could reasonably be expected to give rise to any such order, ruling or decision or other similar claims or investigations.

(d)          No securities commission or similar regulatory authority or stock exchange has issued any orders which are currently outstanding preventing or suspending trading in any securities of Sangoma, no such proceedings are pending, or, to the Knowledge of Sangoma, contemplated or threatened.

(e)          The documents comprising the Sangoma Filings comply as filed or furnished, or shall comply when filed or furnished, in all material respects with the requirements of Applicable Canadian Securities Laws, did not at the time filed with or furnished to, and shall not at any time filed with or furnished to, the Canadian Securities Regulatory Authorities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(f)           Sangoma has timely filed with the Canadian Securities Regulatory Authorities and the TSX-V all material forms, reports, schedules, certifications, statements, agreements and other documents required to be filed by Sangoma (including, without limitation, all Sangoma Filings) with the Canadian Securities Regulatory Authorities and the TSX-V since June 30, 2017. Sangoma has not filed any confidential material change report with the Canadian Securities Regulatory Authorities which at the date hereof remains confidential.

(g)          There has not been any reportable event (within the meaning of Section 4.11 of NI 51-102) with Sangoma’s auditors.

(h)          Sangoma is in compliance in all material respects with the filing and certification requirements of each of NI 51-102 and National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.

5.8          Transfer Agent. Computershare Investor Services Inc., at its principal office in Toronto, Ontario, has been duly appointed as the registrar and transfer agent for the common shares Sangoma.

5.9           Tax Matters.

(a)           Sangoma is not a passive foreign investment corporation as defined in Section 1297 of the Code.

(b)           Except as disclosed on Section 5.9 of the Buyer Disclosure Schedule and except as would not result in a Sangoma Material Adverse Effect, each of Sangoma and its Subsidiaries has duly and on a timely basis filed all Tax Returns due and required to be filed, has paid all Taxes due and payable and has paid all assessments and reassessments and all other Taxes, charges, penalties, interest and other fines due and payable and which were claimed by any Governmental Authority to be due and owing and adequate provision has been made for Taxes payable for any completed fiscal period for which Tax Returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Return or payment of any Tax, charge or deficiency by Sangoma or any of its Subsidiaries and there are no Actions pending or threatened in writing, or, to the Knowledge of Sangoma, any investigations threatened or pending, against Sangoma or any of its Subsidiaries, in respect of Taxes, governmental charges or assessments or any matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such Governmental Authority that in the aggregate are material to Sangoma.

(c)           To the Knowledge of Sangoma, there is no material contingent Tax Liability of Sangoma or any of its Subsidiaries or any grounds which will prompt a reassessment which would result in a material Tax Liability.

(d)          Each of Sangoma and its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any person, including any employee, officer, director, or non-resident person, the amount of all Taxes and other deductions required by applicable Law to be withheld and has duly and timely remitted the withheld amount to the appropriate Taxing or other authority and has duly and timely issued Tax reporting slips or Tax Returns in respect of any amount so paid or credited by it as required by applicable Law, except where the failure to withhold or remit would not result in a Sangoma Material Adverse Effect.

5.10        Undisclosed Liabilities. Except as disclosed on Section 5.10 of the Buyer Disclosure Schedule, subsequent to September 30, 2020: (A) there has not been any material change in the capital or long-term debt of Sangoma or its Subsidiaries (taken as a whole); (B) there has not been any material change (actual, anticipated or, to the Knowledge of Sangoma, threatened) in or affecting the business, operations, revenues, capital, properties, results of operations, affairs, assets, capitalization, condition (financial or otherwise), rights or Liabilities of Sangoma and its Subsidiaries (taken as a whole); (C) the financial position of Sangoma and its Subsidiaries (taken as a whole) has not changed in any material adverse way from that disclosed in the Sangoma Financial Statements; and (D) each of Sangoma and its Subsidiaries (taken as a whole) has carried on business in the ordinary course.

5.11        Availability of Funds. Buyer will have at Closing sufficient funds available for it to consummate the transactions contemplated by this Agreement and Buyer or Sangoma, as applicable, will, at the applicable times, have sufficient funds available to consummate the other transactions and make the other payments contemplated by this Agreement.

5.12        Intellectual Property.

(a)           Excluding any Open Source Materials, Personal Data, and Sangoma Licensed IP, each of Sangoma and its Subsidiaries is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in all Sangoma IP free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interest of any kind or nature save and except for the security interest of Sangoma’s principal lenders, and, to the Knowledge of Sangoma, there is no claim of adverse ownership in respect thereof. Excluding any Open Source Materials, Personal Data, and Sangoma Licensed IP, no consent of any Person other than Sangoma and/or its Subsidiaries is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Sangoma IP and none of the Sangoma IP comprises an improvement to Sangoma Licensed IP Rights that would give any Person other than Sangoma and/or its Subsidiaries any rights to the Sangoma IP, including, without limitation, rights to license the Sangoma IP.

(b)          Except as set forth in Section 5.12(b) of the Buyer Disclosure Schedule, neither Sangoma nor any of its Subsidiaries has received any notice or claim (whether written, oral or otherwise) challenging Sangoma’s or any of its Subsidiary’s ownership or right to use any of the Sangoma IP or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor, to the Knowledge of Sangoma, is there a reasonable basis for any claim that any Person other than Sangoma and its Subsidiaries has any material claim of legal or beneficial ownership or other claim or interest in any of the Sangoma IP.

(c)           Except as set forth in Section 5.12(c) of the Buyer Disclosure Schedule, all applications for registration of any Sangoma Registered IP are in good standing, are recorded in the name of Sangoma or its Subsidiaries (except in the case of patents, which by their nature must be filed in the name of the inventor and then subsequently assigned to Sangoma) and have been filed in a timely manner in the appropriate offices to preserve the rights thereto and, in the case of a provisional application, each of Sangoma and its Subsidiaries confirms that all right, title and interest in and to the invention(s) disclosed in such application have been or as of the Closing Date will be assigned in writing (without any express right to revoke such assignment) to Sangoma or its Subsidiaries.

(d)          Except as set forth in Section 5.12(d) of the Buyer Disclosure Schedule, all registrations of Sangoma Registered IP are in good standing and are recorded in the name of Sangoma or one of its Subsidiaries in the appropriate offices to preserve the rights thereto. All such registrations have been filed, prosecuted and obtained, as applicable, in accordance with all applicable Laws and are currently in effect and in compliance with all applicable Laws. No registration of Sangoma Registered IP has expired, become abandoned, been cancelled or expunged, been dedicated to the public, or has lapsed for failure to be renewed or maintained.

(e)           Except as set forth in Section 5.12(e) of the Buyer Disclosure Schedule, to the Knowledge of Sangoma, the conduct of the business of each of Sangoma and its Subsidiaries (including, without limitation, the use or other exploitation of the Sangoma IP by Sangoma and/or its Subsidiaries or other licensees) has not, does not and will not infringe, violate or misappropriate any Intellectual Property right of any person in any material manner.

(f)           Except as set forth in Section 5.12(f) of the Buyer Disclosure Schedule, neither Sangoma nor any of its Subsidiaries is a party to any action or proceeding, nor, to the Knowledge of Sangoma, has any action or proceeding been threatened, that alleges that any current conduct of their respective businesses (including, without limitation, the use or other exploitation of any Sangoma IP by Sangoma, any of its Subsidiaries or any customers, distributors or other licensees) has or will infringe, violate or misappropriate any Intellectual Property right of any person in any material manner.

(g)          Except as set forth in Section 5.12(g) of the Buyer Disclosure Schedule, to the Knowledge of Sangoma, no person has interfered with, infringed upon, misappropriated, illegally exported, or violated any rights with respect to the Sangoma IP in any material manner.

(h)          Each of Sangoma and its Subsidiaries has entered into valid and enforceable written agreements pursuant to which Sangoma and/or its Subsidiaries has been granted all licenses and permissions to use, reproduce, sub license, sell, modify, update, enhance or otherwise exploit the Sangoma Licensed IP Rights to the extent required to operate all material aspects of the business of each of Sangoma and its Subsidiaries currently conducted (including, if required, the right to incorporate such Sangoma Licensed IP Rights into the Sangoma IP). All material license agreements in respect of the Sangoma Licensed IP Rights are in full force and effect and none of Sangoma or its Subsidiaries, or, to the Knowledge of Sangoma, any other Person, is in default of its material obligations thereunder.

(i)            Except as set forth in Section 5.12(i) of the Buyer Disclosure Schedule, each of Sangoma and its Subsidiaries has taken all actions that are contractually obligated to be taken and all actions that are customary and reasonable to protect the confidentiality of the material Sangoma IP.

(j)            Neither Sangoma nor any of its Subsidiaries has received any advice or any opinion that any of the Sangoma IP is invalid or unregistrable or unenforceable, in whole or in part.

(k)           Except as set forth in Section 5.12(k) of the Buyer Disclosure Schedule, all of the present and, to the Knowledge of Sangoma, past employees of Sangoma and its Subsidiaries and all of the present and, to the Knowledge of Sangoma, past consultants, contractors and agents of Sangoma and its Subsidiaries performing services relating to the development, modification or support of any material Sangoma IP, have entered into a written agreement assigning to Sangoma and/or its Subsidiaries all right, title and interest in and to all such Intellectual Property and waiving any moral rights thereto.

(l)           Any and all fees or payments required to keep the Sangoma IP and the Sangoma Licensed IP Rights in force or in effect have been paid, except those which Sangoma has allowed to lapse or determined the failure to pay would not have a Sangoma Material Adverse Effect.

(m)          Except as set forth in Section 5.12(m) of the Buyer Disclosure Schedule, and to the Knowledge of Sangoma, there is no claim of infringement or breach by Sangoma or any of its Subsidiaries of any Intellectual Property rights of any other person, nor has Sangoma or any of its Subsidiaries received any notice or threat from any such third party, nor is Sangoma or any of its Subsidiaries otherwise aware that the use of the Sangoma IP infringes upon or breaches any Intellectual Property rights of any other person.

(n)           With respect to each material license or agreement by which Sangoma or any of its Subsidiaries has obtained the rights to exploit, in any way, the Sangoma Licensed IP Rights of any other person or by which Sangoma or any of its Subsidiaries has granted to any third party the right to so exploit such Sangoma Licensed IP Rights:

(i)            such license or agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except to the extent that enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (B) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and represents the entire agreement between the parties thereto with respect to the subject matter thereof, and no event of default has occurred and is continuing under any such license or agreement;

(ii)           (A) neither Sangoma nor any of its Subsidiaries has received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms, (B) neither Sangoma nor any of its Subsidiaries has received any notice of a breach or default under such license or agreement which breach or default has not been cured, unless such failure to cure would not have a Sangoma Material Adverse Effect, and (C) neither Sangoma nor any of its Subsidiaries has granted to any other person any rights adverse to, or in conflict with, such license or agreement; and

(iii)          neither Sangoma nor any of its Subsidiaries is aware of any other party to such license or agreement that is in material breach or default thereof, and is not aware of any event that has occurred that, with notice or lapse of time would constitute such a material breach or default or permit termination, modification or acceleration under such license or agreement.

(o)          Except as described on Section 5.12(o) of the Buyer Disclosure Schedule, excluding any Open Source Materials and to the Knowledge of Sangoma, all of the material copyrightable materials incorporated in the Software used or held for use by Sangoma or its Subsidiaries or necessary for the business of Sangoma and its Subsidiaries have been created, contributed, developed, authored, or conceived (i) by employees of Sangoma or its Subsidiaries within the scope of their employment by Sangoma or its Subsidiaries, or (ii) by independent contractors of Sangoma or its Subsidiaries who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to Sangoma or its Subsidiaries.

(p)          To the Knowledge of Sangoma, Sangoma and its Subsidiaries have complied at all times in all material respects with each material license or agreement applicable to any Open Source Materials. To the Knowledge of Sangoma, Sangoma and its Subsidiaries have not distributed, embedded, modified, incorporated, or otherwise made any use of any third party Open Source Materials or any other Software in conjunction with any third party Open Source Materials in a manner that would (i) grant, purport to grant, or require Sangoma or its Subsidiaries to grant to any third party any material rights or immunities under any Sangoma IP, (ii) require any material Intellectual Property to be made available at no charge, (iii) require Sangoma or its Subsidiaries to disclose, make available or distribute the source code for any Software included in Sangoma IP to any third party, or (iv) otherwise limit or restrict the right or ability of Sangoma or its Subsidiaries to use or distribute any material Sangoma IP.

(q)           To the Knowledge of Sangoma, Sangoma and its Subsidiaries have used reasonable measures to maintain and protect the confidentiality and security of the source code for Software owned or purported to be owned by Sangoma or its Subsidiaries (“Sangoma Software”) and any other Sangoma Software (other than Open Source Materials) to which Sangoma or its Subsidiaries have access in source code form (“Sangoma Source Code”). To the Knowledge of Sangoma, Sangoma and its Subsidiaries have not granted, and are not obligated to grant in the future, to any Person any source code license or option or other right to use or acquire any source code of any Sangoma Source Code, including any Contracts that provide for source code escrow arrangements, and have not otherwise made any source code for any Sangoma Source Code available to any Person. To the Knowledge of Sangoma, no source code of any Sangoma Source Code has been provided to employees of Sangoma or its Subsidiaries, except on a need-to-know basis under valid, binding, written employee confidentiality agreements.

5.13        Data Protection.

(a)           Except as set forth in Section 5.13(a) of the Buyer Disclosure Schedule, Sangoma and its Subsidiaries have ***** established, maintained and materially complied with policies and security practices as adopted from time to time regarding the privacy and security of Personal Information that materially comply with Information Privacy and Security Requirements. Except as set forth in Section 5.13(a) of the Buyer Disclosure Schedule, Sangoma and its Subsidiaries have, *****, maintained compliance in all material respects with Information Privacy and Security Requirements. Except as set forth in Section 5.13(a) of the Buyer Disclosure Schedule, as of the Agreement Date, there is no Action pending regarding any Processing of Sangoma Data or any failure by Sangoma or its Subsidiaries to comply with Information Privacy and Security Requirements. Except as set forth in Section 5.13(a) of the Buyer Disclosure Schedule and to the Knowledge of Sangoma, Sangoma has implemented the security controls and practices reasonably necessary to mitigate the risks of unauthorized access and/or changes to its networks, applications, and data. Sangoma has designed and implemented strong network perimeter security through the use of firewalls, virtual private networks, and network segmentation. Sangoma has guarded against unauthorized access to its systems and data through the use of roles-based access controls segregating privileged users and regular user accounts. Except as set forth in Section 5.13(a) of the Buyer Disclosure Schedule and to the Knowledge of Sangoma, Sangoma is reasonably protected as against the proliferation of virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”) on its systems through the use of anti-malware technologies. Sangoma protects its source code systems with multifactor authentication including the use of username, password, and cryptographic certificates. To the Knowledge of Sangoma, as of the Agreement Date, there is no Malicious Code in any Sangoma products or information technology systems used by or on behalf of Sangoma in its business.

(b)          Except as set forth in Section 5.13(b) of the Buyer Disclosure Schedule, Sangoma and its Subsidiaries have obtained and maintained all material consents, permissions, and authorizations necessary for the Processing of Personal Information in connection with the conduct of the business of Sangoma and its Subsidiaries and as required in all material respects by Information Privacy and Security Requirements with respect to the Processing of Personal Information by or on behalf of Sangoma and its Subsidiaries. Upon Closing, Sangoma and its Subsidiaries will have and maintain all material rights to Process all Personal Information in the same manner and to the same extent as it was Processed by Sangoma and its Subsidiaries prior to the Closing. Neither the execution, delivery, nor performance of this Agreement will cause, constitute, or result in a material breach or material violation of, or cause Sangoma to materially violate, any applicable Information Privacy and Security Requirements.

(c)           Except as set forth in Section 5.13(c) of the Buyer Disclosure Schedule, to the Knowledge of Sangoma, there has been no Sangoma Security Incident. Neither Sangoma nor any of its Subsidiaries have received notice alleging the occurrence of a Sangoma Security Incident. Neither Sangoma nor any of its Subsidiaries have notified, and, to the Knowledge of Sangoma, there are no facts or circumstances that would require (or would have required) Sangoma or any of its Subsidiaries to notify, any other Person of any Sangoma Security Incident.

(d)          Except as set forth in Section 5.13(d) of the Buyer Disclosure Schedule, to the Knowledge of Sangoma, Sangoma and its Subsidiaries have in place with each third party that Processes Personal Information on Sangoma’s or its Subsidiaries’ behalf written agreements that are required by Information Privacy and Security Requirements. To the Knowledge of Sangoma, no such third party is in material breach of any such agreement.

5.14        Compliance with Laws. Except as set forth in Section 5.14 of the Buyer Disclosure Schedule, each of Sangoma and its Subsidiaries has conducted and each of Sangoma and its Subsidiaries is conducting and will conduct its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and holds all Permits in all jurisdictions in which it carries on business which are necessary or desirable to carry on the business of Sangoma and each of its Subsidiaries, as the case may be, as conducted as of the Agreement Date (except where the failure to hold such Permits would not, individually or in the aggregate, result in a Sangoma Material Adverse Effect), all such Permits are valid and existing and in good standing and none of such Permits contains any burdensome term, provision, condition or limitation which has or is likely to have a Sangoma Material Adverse Effect, and, to the Knowledge of Sangoma, there is no Law presently in force or proposed to be brought into force which Sangoma anticipates Sangoma or any of its Subsidiaries will be unable to comply with without constituting a Sangoma Material Adverse Effect.

5.15         Employment Laws. Except for such matters as would not, individually or in the aggregate, constitute a Sangoma Material Adverse Effect:

(a)           Except as set forth in Section 5.15(a) of the Buyer Disclosure Schedule, each of Sangoma and its Subsidiaries is in compliance with the provisions of all Laws respecting employment matters (collectively, “Employment Laws”); and

(b)           each of Sangoma and its Subsidiaries has satisfied all obligations under, and there are no outstanding defaults or violations with respect to, and no Taxes, penalties, or fees are owing or eligible under or in respect of, any employee benefit, incentive, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, arrangements or practices relating to the current or former employees, officers, trustees or directors of Sangoma and its Subsidiaries maintained, sponsored or funded by any of them, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered and all contributions or premiums required to be paid thereunder have been made in a timely fashion and any such plan or arrangement which is a funded plan or arrangement is fully funded on an ongoing and termination basis.

5.16        Internal Accounting Controls. Sangoma has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) material information relating to Sangoma is made known to those within the entity responsible for the preparation of the financial statements and such material information will be disclosed to the public within the time periods required by applicable Laws, and (vi) all significant deficiencies and material weaknesses in the design or operation of such internal controls that could adversely affect Sangoma’s ability to disclose to the public information required to be disclosed by it in accordance with applicable Law and all fraud, whether or not material, that involves management or employees that have a significant role with Sangoma will be disclosed to Sangoma’s audit committee.

5.17        International Trade; Improper and Other Payments.

(a)           Sangoma and each of its Subsidiaries is now and at all times has been in material compliance with all Laws respecting anti-bribery or anti-corruption matters, and will remain in material compliance with such Laws; to the Knowledge of Sangoma, neither Sangoma nor any of its Subsidiaries authorize, offer or make payments directly or indirectly to any individual, Person that would result in a violation of such Laws.

(b)          Since November 1, 2015, neither Sangoma nor any of the Subsidiaries has been, nor to the Knowledge of Sangoma, has any director, officer, agent, employee, affiliate or person acting on behalf of Sangoma been or is currently subject to any United States sanctions administered by OFAC; and Sangoma will not directly or indirectly use any amounts, or lend, contribute or otherwise make available such amounts to Sangoma or to any person to finance any investments in, or make any payments to, any country or person targeted by any of the sanctions of the United States administered by OFAC.

(c)           Sangoma and each of its Subsidiaries and their representatives have complied in all material respects with all Laws respecting anti-money laundering matters, and no action, suit or proceeding by or before any Governmental Authority involving Sangoma or its Subsidiaries with respect to such Laws is, to the Knowledge of Sangoma, pending or threatened.

5.18        Insurance. Each of Sangoma and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; all policies of insurance insuring Sangoma and its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect, except where the failure to be in full force and effect would not have a Sangoma Material Adverse Effect.

5.19        USF and Surcharge Matters; PCI; Telecommunications.

(a)           Except as set forth in Section 5.19(a) of the Buyer Disclosure Schedule, to the Knowledge of Sangoma, Sangoma and its Subsidiaries are registered with and in good standing with federal and state Governmental Authorities that have regulatory jurisdiction over Sangoma and its Subsidiaries. Sangoma and its Subsidiaries have filed all reports that were required to be filed prior to the Agreement Date for Sangoma Pre-Closing USF and Surcharge Contributions, including any quarterly or annual forms required to report Sangoma’s and its Subsidiaries’ historical or projected revenue, and all such filings were, when made, true, correct and complete in all material respects and in accordance with existing precedent of the relevant Governmental Authority. To the Knowledge of Sangoma, Sangoma and its Subsidiaries have compiled and retained all documentation needed to file any forms necessary for the Fund Administrators to calculate USF and Surcharge Contributions for the period ending on the Closing Date and any collected monies from USF and Surcharge Contributions for payment of an invoice issued by a Fund Administrator for the period ending on the Closing Date. To the Knowledge of Sangoma, Sangoma and its Subsidiaries have not been the subject of any material audit, investigation, enforcement, Action, assessment, fine, penalty or interest related to USF and Surcharge Contributions, and no such audit, investigation, enforcement, Action, fine, penalty or interests is threatened and there are no material amounts owing to any customer of Sangoma or its Subsidiaries as a result of over-billing or “over-collection” by Sangoma and its Subsidiaries.

(b)          Except as set forth in Section 5.19(b) of the Buyer Disclosure Schedule, to the Knowledge of Sangoma, Sangoma and its Subsidiaries are registered with and in good standing with any and all card networks whose payment cards are honored by Sangoma and its Subsidiaries and any third party payment card processors that Sangoma or its Subsidiaries may use, including the Card Associations, and the business of Sangoma and its Subsidiaries as currently conducted and as currently contemplated to be conducted are in material compliance with the rules and regulations, procedures and requirements, and interpretations thereof as applicable, issued by the Card Associations, as amended from time to time, including any data security requirements and the Payment Card Industry Data Security Standard.

(c)           To the Knowledge of Sangoma, neither Sangoma nor any of its Subsidiaries is in material violation of any applicable FCC (or applicable foreign Governmental Authority) regulatory Law or regulation or any telecommunications Law or regulation.

5.20        Liability; Warranties. Section 5.20 of the Buyer Disclosure Schedule contains a description of all product or service liability litigation and material claims relating to products manufactured or sold or licensed, or relating to services (including cloud and hosting services) sold, by Sangoma or its Subsidiaries, which are currently pending or which, to the Knowledge of Sangoma, are threatened or which have been asserted in writing or commenced against Sangoma or its Subsidiaries within the past three (3) years. Except as disclosed in Section 5.20 of the Buyer Disclosure Schedule and to the Knowledge of Sangoma, there are not, and during the last three (3) years there have not been, any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the performance, service level commitments, quality, merchantability or safety of or defect in, or involving a claim of breach of warranty or service level commitment, or written or oral notice for indemnification claims to be defended by Sangoma or any of its Subsidiaries which has not been fully resolved with respect to, or involving a claim for, product liability damages or any other defects or performance failures directly or indirectly caused by any product manufactured, licensed or sold, or services (including any cloud or hosting services) sold, by Sangoma or any of its Subsidiaries. To the Knowledge of Sangoma, except in the ordinary course of business, none of the hardware products sold by Sangoma or any of its Subsidiaries within the past three (3) years has been the subject of any material replacement, retrofit, physical or digital modification or recall campaign by Sangoma or any of its Subsidiaries (voluntary or otherwise), and there is no reasonable basis for any material replacement, retrofit, physical or digital modification or recall relating to such products outside the ordinary course of business.

5.21        No Other Representations. Except for the representations and warranties of Buyer and Sangoma expressly set forth in this Section 5, neither Buyer, Sangoma nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or Sangoma with respect to Buyer, Sangoma or the transactions contemplated by this Agreement, and Buyer and Sangoma each hereby disclaims any such other representations or warranties. Without limiting the generality of the foregoing, none of Sangoma, any Sangoma Subsidiary and/or any other Person has made or makes any representation or warranty with respect to any financial projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of Sangoma or any of its Subsidiaries.

Section 6.
COVENANTS

6.1          Conduct of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company covenants and agrees that, unless Buyer shall otherwise consent in writing, including via e-mail (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and the Company shall cause each of the Subsidiaries to, (i) conduct its business in the ordinary course, (ii) use commercially reasonable efforts to maintain and preserve the business, properties and assets of each Company Member, and (iii) use commercially reasonable efforts to preserve the employment relationships with officers and key employees and commercial relationships with key Persons with whom they do business. Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the termination of this Agreement or the Closing, without the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), or except as expressly contemplated by this Agreement, the Company shall not and the Company shall cause each of the Subsidiaries to not:

(a)           amend or otherwise change (or permit any change) to the Company Member Organizational Documents;

(b)          repurchase, redeem or otherwise acquire any outstanding Equity Securities of any Company Member;

(c)           transfer, issue, pledge, encumber, assign, sell, accelerate, amend, change the terms of, dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any Equity Securities, exchangeable or exercisable therefor of the Company Members or other equity interests of any Company Member, or authorize or propose the foregoing;

(d)          accelerate, beyond the normal collection cycle, the collection of accounts receivable or delay, beyond normal past practices, the payment of accounts payable, or waive any material rights in value or take any actions with respect to collection practices that would result in any losses or adverse changes in collections, whether or not in the ordinary course of business;

(e)           accelerate, beyond normal past practices, the sale of goods or services, including via discounts, rebates, preferential terms, inducements or otherwise, whether offered directly or indirectly, to existing or prospective customers, distributers, resellers, or end users;

(f)           fail to pay or discharge any Liability or Indebtedness when due in accordance with its terms, except any Liability or Indebtedness that is contested or being contested in good faith and is not material in nature or with a customer or supplier listed on Section 3.16;

(g)          make any change in the business or operations of any Company Member;

(h)          effect any recapitalization, reclassification, reorganization or like change in the capitalization of any Company Member;

(i)            declare, set aside or pay any dividend or distribution in any property in respect of any equity interest of any Company Member other than a distribution of cash to the Sellers prior to the Closing Date (to the extent such distribution results in a reduction of Closing Cash) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(j)            other than as set forth on Schedule 6.1(j) or in the ordinary course of business: enter into any Contract that would be required to be listed on Section 3.15 of the Disclosure Schedule, terminate any Listed Contract or other Contract required to be listed on Section 3.15 of the Disclosure Schedule, amend any Listed Contract or other Contract required to be listed on Section 3.15 of the Disclosure Schedule, or cancel, modify or waive any material Indebtedness or claims held in respect of any Company Member;

(k)           mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of a Company Member’s assets;

(l)            sell, transfer, assign, abandon, license or otherwise dispose of a Company Member’s assets, except in the ordinary course of business;

(m)          adopt, amend, or terminate any Benefit Plan or arrangement that would be a Benefit Plan were it in effect as of the date of this Agreement, except for the renewal of existing plans in the ordinary course of business or pursuant to applicable Legal Requirements;

(n)          recognize any labor union, works council or other labor organization as the collective bargaining representative of any employees, or enter into, amend or terminate any collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(o)          hire any new officer-level employee, pay or agree to pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries or wage rates of its employees, officers, directors or independent contractors, other than in the ordinary course of business;

(p)          except in the ordinary course of business consistent with past practices, grant or pay any severance or termination pay or benefits, or any retention bonus or change-in-control payment, to any director, officer, employee or independent contractor except for payments required by written agreements outstanding on the date hereof;

(q)          make or forgive any loan or advance to any director, officer or employee (excluding advances of normal business expenses in the ordinary course of business consistent with past practice), except as required by Legal Requirement;

(r)           incur or assume any Indebtedness or guarantee any Indebtedness, other than Indebtedness incurred in the ordinary course of business;

(s)           pay, loan or advance any amount to, or sell, transfer or lease any of the Company’s assets to, or enter into any agreement or arrangement with, any Affiliate of the Company or any director, officer, employee of the Company, or any of their respective Affiliates, except for loans or advances to employees in the ordinary course of business;

(t)           acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Person, or otherwise acquire any assets of another Person that are valued, individually or in the aggregate, in excess of *****, except for the purchase of inventory in the ordinary course of business;

(u)          except as set forth on Schedule 6.1(u), make or incur any capital expenditures that, individually or in the aggregate, are in excess of *****;

(v)          cancel, terminate or reduce the amount of any insurance coverage provided by existing insurance policies, or cause any of the insurance coverage in effect as of the date of this Agreement thereby to lapse (unless, in each case, such insurance coverage is otherwise adequately provided by an existing insurance policy or is being replaced by an insurance policy with substantially similar coverage);

(w)          terminate or waive any right of substantial value (including any rights under any confidentiality or non-disclosure agreement), other than in the ordinary course of business;

(x)           enter into any transaction, or enter into, terminate (or fail to renew), amend or modify any Contract, with any of its Affiliates, directors, employees, officers or stockholders or any of their respective Affiliates;

(y)          make or change any material election with respect to Taxes, adopt or change any accounting method, enter into any closing agreement, settle any Tax liability, consent to any extension or waiver of the limitation period applicable to any Tax or Tax Returns, or surrender any right to a claim a refund of Tax;

(z)           change any accounting policies or procedures, except as may be required by GAAP or Legal Requirement;

(aa)         adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary;

(bb)        waive, release, assign, settle or compromise any material Action;

(cc)         transfer to any Person any Company IP Rights, other than in the ordinary course of business, or abandon any application or registration filed by or on behalf of the Company or any Subsidiary relating to Company IP Rights;

(dd)        except in the ordinary course of business consistent with past practices in the 12 months prior to Closing, (i) offer or otherwise provide any discounts to customers to induce sales or revenue recognition or any discounts, incentives or other price reductions on products or service plans, or (ii) agree to non-arm’s length arrangements with suppliers;

(ee)         create any Subsidiaries; or

(ff)          authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.

6.2          Access to Information. Prior to the Closing, the Company shall, and the Company shall cause each Subsidiary to, (a) afford to Buyer and its Representatives reasonable access during normal business hours, subject to reasonable advance notice and the terms of any Real Property Leases, to the Company’s and each Subsidiary’s respective properties, contracts, agreements, books, records, and personnel, to the extent Buyer shall reasonably deem necessary and (b) timely furnish to Buyer all information concerning the Company’s and each Subsidiary’s business, operations, assets, liabilities, and personnel as Buyer may reasonably request, but, in each case, only to the extent that such access or furnishing does not unreasonably interfere with the business and operations of the Company Members; provided, however, the Company shall not be required to provide any of the foregoing (a) with respect to any information that is subject to attorney-client privilege, to the extent doing so would reasonably be expected to cause such privilege to be waived, or (b) if the Company reasonably determines, after consulting with outside counsel, that such access or furnishing is prohibited by any Laws. Any information or knowledge obtained in any investigation pursuant to this Section 6.2 that is Confidential Information is subject to Section 6.3 and shall not be used for any purpose unrelated to the transactions contemplated by this Agreement or any Ancillary Agreement. Notwithstanding anything herein to the contrary, Buyer and Sangoma are not authorized to and shall not (and shall not permit any of their respective Representatives to) contact any employee, customer, supplier, distributor, vendor or other business relation of any Company Member prior to the Closing without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and coordination of the Company.

6.3          Confidentiality Agreement.

(a)           The parties acknowledge that the Company and Sangoma have previously executed (i) a letter agreement dated as of August 14, 2020, and (ii) a letter agreement dated as of September 11, 2020 (collectively, the “Confidentiality Agreements”) the entirety of which will continue in full force and effect in accordance with their respective terms, notwithstanding the execution and delivery of this Agreement, until the Closing, at which time the Confidentiality Agreements shall terminate and be of no further force or effect. The parties hereto acknowledge and agree that the existence of this Agreement, the Ancillary Agreements, the Disclosure Schedule, the Escrow Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, the negotiations hereof and thereof and transactions contemplated hereby and thereby, shall constitute “Evaluation Material” under the Confidentiality Agreements.

(b)          In addition to the Confidentiality Agreements, each Seller agrees that such Seller shall not use or disclose to anyone, except authorized personnel of the Company, the Subsidiaries or Buyer or its Affiliates, any trade secrets or confidential matters concerning the Company Members or their business, including, without limitation, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, product formulas and designs, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any Intellectual Property (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this Agreement or any other relevant agreement or obligation of confidentiality) and any other research or business information concerning the Company Members or their business which the Company or any or its Subsidiaries currently treats as confidential (whether or not a trade secret under applicable Law) (collectively, “Confidential Information”); provided, however, that the foregoing obligations of confidentiality shall not extend to information that is (i) properly in the public domain through no fault of such Seller or its Representatives in violation of this Agreement or (ii) disclosed to such Seller or its Representatives by a third party who may lawfully do so and who, to the actual knowledge of such Seller or Representatives, was not under any confidentiality obligation with respect thereto. Notwithstanding the foregoing, a Seller may disclose such information (i) to its Representatives who reasonably need to know such information, and (ii) if required to be disclosed by any Law or Order (if not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure); provided, however, that prior to any such disclosure required by any Law or Order, such Seller shall use commercially reasonable efforts to (A) give Buyer written notice of such requirement prior to any such disclosure, if permitted and (B) allow Buyer reasonable time to take such steps as to limit such disclosure; and provided, further, that the Seller shall reasonably cooperate with Buyer, at Buyer’s expense, in the good faith making or assertion of any available defense or privilege relating to the disclosure of such information. Notwithstanding anything contained herein to the contrary, each Seller agrees that each Seller shall be severally and not jointly responsible for any breach of the terms of this Section 6.3 by it or by any of its Representatives in their capacity as such. In addition, the existence and terms and conditions of this Agreement shall be deemed to be Confidential Information and subject to the restrictions and obligations of this Section 6.2 for each Seller. Notwithstanding anything to the contrary set forth in this Agreement, (x) any Seller that is an investment entity, may disclose to current and prospective limited partners, members and other equity holders, subject to a duty of confidentiality, (1) the existence of this Agreement and the transactions contemplated hereby, (2) the return on such Seller’s investment in the Company and (3) such other information as is required to be disclosed by such Seller pursuant to the applicable partnership or limited liability company agreement or governing documents or otherwise required to be disclosed in the good faith exercise of such Seller’s fiduciary duties, and (y) any Seller may disclose such information as is required to be disclosed by applicable Law, including stock exchange rules and regulations.

(c)           The Sellers’ Representative agrees that any information provided to it or its Representatives or otherwise obtained by it or its Representatives in connection with this Agreement, including the existence and terms of this Agreement, and including in connection with the transactions contemplated by Section 2.4 and Section 12 of this Agreement (regardless of whether such information is designated as confidential and regardless of the manner in which it is furnished), and any analysis, compilations, studies, documents or records that contain or reflect such information shall be maintained in confidence and used only in the Sellers’ Representative’s capacity as such in the context of this Agreement, including the purposes set forth in by Section 2.4 and Section 12, and the Sellers’ Representative shall not and shall cause its Affiliates and Representatives to not disclose such information to any third party; provided, however, that the foregoing obligations of confidentiality shall not extend to information that is (i) properly in the public domain through no fault of the Sellers’ Representative or its Representatives in violation of this Agreement or (ii) disclosed to the Sellers’ Representative or its Representatives by a third party who, to the actual knowledge of the Sellers’ Representative or its Representatives, may lawfully do so and who was not under any confidentiality obligation with respect thereto. Notwithstanding the foregoing, the Sellers’ Representative may disclose such information (i) to its Representatives who reasonably need to know such information, and (ii) if required to be disclosed by any Law or Order (if not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure); provided, however, that prior to any such disclosure required by any Law or Order, the Sellers’ Representative shall use commercially reasonable efforts to (a) give Buyer written notice of such requirement prior to any such disclosure, if permitted and (b) allow Buyer reasonable time to take such steps as to limit such disclosure; and provided, further, that the Sellers’ Representative shall reasonably cooperate with Buyer, at Buyer’s expense, in the good faith making or assertion of any available defense or privilege relating to the disclosure of such information.

(d)          Each party acknowledges that the foregoing restrictions are reasonable and agrees that in the event of any breach thereof the harm to Buyer and the Company will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate.

(e)           Buyer shall preserve and keep, or cause to be preserved and kept, all books and records in respect of the Company in the possession of Buyer or its Affiliates as required by Legal Requirements.

6.4          Notification. From the date of this Agreement through the Closing, each Seller (solely with respect to itself) and the Company shall promptly notify Buyer of:

(a)           any material adverse change or any other fact or circumstance which otherwise results in any representation or warranty of any Seller or the Company hereunder being inaccurate in a manner that would cause the condition set forth in Section 8.1 not to be satisfied as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

(b)          any written notice or, to the Knowledge of the Company, other communication received by it from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c)           any written notice or, to the Knowledge of the Company, other communication received by it from or given to any Governmental Authority in connection with the transactions contemplated hereby; and

(d)           any Action commenced, threatened in writing against, relating to, or involving or otherwise affecting the Company or the Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3 of this Agreement.

The Company, Sellers and Sellers’ Representative hereby acknowledge that Buyer does not and shall not waive any right it may have hereunder solely as a result of such notifications and any notification given pursuant to this Section 6.4 shall (x) not have any effect for purposes of Buyer’s right to indemnification or in determining satisfaction of the conditions set forth in Section 8 of this Agreement and (y) not in any way limit Buyer’s exercise of its rights hereunder.

6.5           Efforts; Consents; Regulatory and Other Authorizations.

(a)           The Company shall use its reasonable best efforts, and shall cause its Affiliates to use their respective reasonable best efforts, to, subject to Section 6.5(e), (i) promptly obtain all Consents of all Governmental Authorities that may be, or become, necessary for the performance of its obligations pursuant to this Agreement, the Ancillary Agreements and consummation of the Transactions, (ii) take all such actions as may be requested by any such Governmental Authority to obtain such Consents and (iii) avoid the entry of, or effect the dissolution of, any Order, that would otherwise have the effect of prohibiting, preventing, limiting, delaying, restricting or otherwise restraining the consummation of the Transactions.

(b)          If required by Law, the Company and Buyer will make or cause to be made an appropriate filing of a notification and report form pursuant to the HSR Act and any other appropriate filings that Buyer determines, in its sole discretion, are required or advisable pursuant to any other applicable antitrust or competition Laws with respect to the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable (provided that with respect to filings required under the HSR Act such filings will be made within 10 Business Days following the Agreement Date. In furtherance of the foregoing, the Company shall, subject to applicable Law and provided that written materials may be redacted as necessary to address reasonable privilege concerns, allow Buyer’s antitrust counsel to review in advance and comment on drafts of all filings and any other submissions that are necessary under the HSR Act or any other antitrust or competition Law to effectuate the transactions contemplated by this Agreement. The Company and Buyer shall use their reasonable best efforts to take all actions necessary to, as soon as reasonably practicable, cause the expiration or termination of any applicable waiting period under the HSR Act or any other applicable antitrust or competition Law; including (i) requesting early termination of any applicable waiting period, and (ii) responding to any request for additional information or documentation from any Governmental Authority in connection with the HSR Act or any other applicable antitrust or competition Law. The HSR Act filing fee shall be borne one-half by Buyer and one-half by the Company (as a Sellers Transaction Expense).

(c)           Each party shall promptly notify the other parties’ outside antitrust counsel of any material oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement. Subject to applicable Law relating to the exchange of information, the parties shall (i) cooperate in all matters with any Governmental Authority relating to the transactions contemplated by the Transaction Documents, and (ii) be given a reasonable opportunity to review in advance any filing, application, notification or other document to be submitted by the other parties to any Governmental Authority under any antitrust Law. Each party shall permit the other parties’ outside antitrust counsel to review in advance any communication proposed to be made by it to any Governmental Authority and provide the other parties’ outside antitrust counsel with copies of all correspondence, or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, that, notwithstanding anything to the contrary contained in this Agreement, any such written material of any party shall be provided to outside antitrust counsel for the other party on an “outside antitrust counsel only” basis and such material will not be disclosed by such outside antitrust counsel to any other party unless express written permission is obtained in advance from an authorized officer of the party from whom such material originated or its outside counsel. The parties shall not (1) agree to participate or permit any of their Representatives to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties’ outside antitrust counsel in advance and, to the extent permitted by such Governmental Authority, gives the other parties’ outside antitrust counsel the opportunity to attend and participate in such meeting or discussion or (2) proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders with any Governmental Authority in connection with the transactions contemplated by this Agreement; provided that the Company shall, if directed by Buyer, agree to any such action that is conditioned on the consummation of the transactions contemplated by this Agreement. Except as expressly provided in this Agreement, in no event will any party be required to share with any other party or their respective counsel any information that (A) does not relate to the Sellers or Company Members or (B) reveals such party’s valuation or negotiating strategy with respect to the transactions contemplated by this Agreement. The parties will coordinate and cooperate fully in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Nothing in this Section 6.5(c) shall be applicable to Tax matters.

(d)          Buyer shall not take, or cause to be taken, any actions or do, or cause to be done, any things that would be reasonably likely to extend any waiting period under the HSR Act or any other applicable antitrust Laws with respect to the transactions contemplated hereby or to cause any Governmental Authority to object to such transactions, including acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to that engaged in by the Company.

(e)          Subject to Section 6.5(c) and 6.5(e), each of Buyer and the Company shall use their reasonable best efforts to resolve as promptly as practicable such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any competition or antitrust Law. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to (i) commence or participate in litigation in order to obtain any waivers, consents or approvals of any Governmental Authority, lift any injunction, or otherwise eliminate any legal bar to the consummation of the transactions contemplated hereby, or (ii) divest or hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company Members’ assets, or any material portion thereof, or any of the assets or businesses of Buyer.

(f)           Each party shall keep the other party reasonably informed of the status of the review process in connection with any filings, applications, approvals or submissions required in connection the TSX-V Approvals, and in this regard, each party shall:

(i)            promptly notify the other party of any written communication to that party or its Affiliates from the TSX-V or any Governmental Authority and, subject to applicable Laws, provide the other party (or its counsel in respect of competitively sensitive or confidential information) with a copy of any written communication to any of the foregoing; and

(ii)           not make any filings or submissions or participate in any substantive meeting or discussion with the TSX-V in respect of any filings, investigation or inquiry concerning the Transactions unless it consults with the other party in advance and, to the extent permitted by the TSX-V, gives the other party (or their counsel in respect of competitively sensitive or confidential matters) the opportunity to attend and participate thereat.

(g)          Sangoma shall file, or cause to be filed, a conformed copy of the execution version this Agreement on SEDAR under its profile no later than five days following the execution of this Agreement.

6.6          Public Disclosure. The parties agree that the press release set forth on Exhibit F-1 attached hereto (“Sangoma Press Release”) shall be published by Buyer promptly following the execution of this Agreement by all parties and the press release set forth on Exhibit F-2 attached hereto (“BFHL Press Release”) shall be published by BFHL no earlier than 8:00 a.m., eastern time, on the next Business Day following the Agreement Date. Except as expressly set forth in the foregoing, none of the Sellers, Sellers’ Representative or Company Members (prior to the Closing) shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Sangoma, which consent shall not be unreasonably withheld, delayed or conditioned, and none of Buyer, Sangoma or Company Members (after the Closing) shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Sangoma may, without the consent of the Sellers’ Representative, the Sellers or any other Person, make such disclosures and public filings as it may reasonably determine are required by applicable Law, including applicable securities Laws and stock exchange listing rules; provided, however, that prior to the making of any such disclosure or public filing that references this Agreement or the transactions contemplated hereby, Sangoma shall provide the Sellers’ Representative with a reasonable opportunity to review and comment on such disclosure or filing and shall consider in good faith any comments of the Sellers’ Representative with respect thereto, except that Sangoma shall not have any such obligation with respect to any disclosure or filing that is substantially the same as a previously made disclosure or filing for which the Sellers’ Representative was provided with such an opportunity or any disclosure or filing that does not primarily relate to this Agreement or the transactions contemplated hereby.

6.7          Release.

(a)           From and after the Closing, each Seller, on behalf of such Seller and such Seller’s Related Parties, hereby (a) generally, irrevocably, unconditionally, and completely releases and forever discharges each of the Seller Releasees from, and hereby irrevocably, unconditionally, and completely waives and relinquishes, each of the Seller Released Claims and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any Seller Released Claim, or commencing, instituting, or causing to be commenced, any litigation, action, audit, suit, investigation or proceeding of any kind against any Seller Releasee based upon any matter released under this Section 6.7(a) with respect to the Seller Released Claims. Each Seller hereby acknowledges and intends that this release shall be effective as a bar to each and every one of the Seller Released Claims and expressly consents that this release shall be given full force and effect in accordance with and every express term or provision, including those (i) relating to any Seller Released Claims or (ii) relating to unknown and unsuspected Seller Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and/or unanticipated claims). Each Seller relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code (and any analogous law of any other state, locality or other jurisdiction) and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(b)          From and after the Closing, each of Buyer and Sangoma, on behalf of itself and its respective Related Parties (including, after the Closing, each Company Member), hereby (a) generally, irrevocably, unconditionally, and completely releases and forever discharges each of the Buyer Releasees from, and hereby irrevocably, unconditionally, and completely waives and relinquishes, each of the Buyer Released Claims and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any Buyer Released Claim, or commencing, instituting, or causing to be commenced, any litigation, action, audit, suit, investigation or proceeding of any kind against any Buyer Releasee based upon any matter released under this Section 6.7(b) with respect to the Buyer Released Claims. Each of Buyer and Sangoma hereby acknowledges and intends that this release shall be effective as a bar to each and every one of the Buyer Released Claims and expressly consents that this release shall be given full force and effect in accordance with and every express term or provision, including those (i) relating to any Buyer Released Claims or (ii) relating to unknown and unsuspected Buyer Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and/or unanticipated claims). Each of Buyer and Sangoma relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code (and any analogous law of any other state, locality or other jurisdiction) and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

6.8          Cooperation; Further Actions. Following the Closing, the parties hereto shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another party hereto, in order for such party to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement (which include the transfer to Buyer of the Shares).

6.9          Exclusivity.

(a)           Prior to the Closing, or until this Agreement is terminated in accordance with its terms, none of any Seller, Sellers’ Representative or the Company shall, and each such Person shall cause the Subsidiaries and its and their respective officers, employees, directors, managers, agents and representatives not to, directly or indirectly (i) solicit, initiate, knowingly induce, knowingly assist or take any action with the intent to facilitate or encourage (including by way of furnishing information) any inquiries with respect to, or the making of, any inquiry, proposal or offer (whether or not in writing, and including any proposal or offer to any Seller) from any Person or group of Persons, other than Buyer and its Affiliates, that may constitute, or that would reasonably be expected to result in, an Alternative Transaction; (ii) engage or enter into, continue or otherwise participate in any discussions, negotiations or agreements with any Person or group of Persons, other than Buyer and its Affiliates, regarding, or intended to result in, or would reasonably be expected to result in, an Alternative Transaction; (iii) furnish any information relating to the Company or any of its Affiliates, assets or businesses, or afford access to the assets, business, properties, books or records of the Company or any of its Affiliates to any Person or group of Persons, other than Buyer and its Affiliates, or cooperate in any way with any Person or groups of Persons, in each such case for the purpose of contemplating, knowingly assisting, or knowingly facilitating any proposal that may constitute, or that would reasonably be expected to result in, an Alternative Transaction; or (iv) enter into an Alternative Transaction or any agreement, arrangement or understanding with respect thereto, including, without limitation, any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement, term sheet or other similar document (whether oral or written) regarding, or that is intended to result in, or would reasonably be expected to result in, an Alternative Transaction.

(b)          Until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company, Seller and Sellers’ Representative shall promptly (and in any event within one Business Day after receipt thereof by any Seller, Sellers’ Representative, the Company, any Subsidiary or any of their respective Affiliates or representatives) advise Buyer orally and in writing of any proposal of the kind described in this Section 6.9 (including the identity of the proposing party and the proposed terms thereof), any request for information with respect to any such proposal or any inquiry with respect to or which could result in a proposal of the kind described in this Section 6.9.

(c)           Each Seller (for itself and on behalf of its Affiliates) acknowledges and agrees that Buyer’s remedies at law for any breach of any Seller’s, the Company’s or their Affiliates’ obligations hereunder would be inadequate, and agree and consent that, in addition to any other relief available to Buyer at law or in equity, temporary and permanent injunctive relief, including specific performance, may be granted in a proceeding brought to enforce any provision hereof without the necessity of proof of actual damage or the posting of a bond or other security

6.10            Certain Restrictions.

(a)           During the Restricted Period, the Sellers shall not in the United States, directly or indirectly, in any capacity, including as an owner, partner, employee, proprietor, independent contractor, agent, lessee, licensee, operator, consultant, advisor, officer, director, manager, joint venture, trustee, creditor, investor, or equityholder (i) except on behalf of Buyer, the Company Members (after the Closing) or their subsidiaries or Affiliates (collectively, the “Protected Parties”): (A) render, provide, supervise or otherwise engage in any manner related to a Competing Business (the “Restricted Services”), or (B) establish, open or assist in, the establishment of or management of a business which provides the Restricted Services; or (ii) materially and adversely interfere with the business relationships (whether formed prior to or after the date of this Agreement ) of any Protected Party; provided, however, that each Seller may (x) purchase or otherwise acquire up to (but not more than) 2% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, and (y) engage in the Permitted Activity with respect to such Seller.

(b)          Each Seller agrees that during the Restricted Period, none of them shall, directly or indirectly, except as an agent or employee of a Protected Party, (a) hire or solicit, or attempt to hire or solicit, any employee of a Protected Party or to persuade any such employee to leave employment with a Protected Party; or (b) assist or retain any third party to hire or solicit, or attempt to hire or solicit, any employee of a Protected Party or to persuade any such employee to leave employment with a Protected Party; provided, that nothing in this Section 6.10(b) shall prohibit any general solicitations through an advertisement not specifically targeted at any Protected Party, or any of their respective employees; provided further, that each Seller agrees not to hire, directly or indirectly, any of such individuals so solicited during the Restricted Period.

(c)           Each Seller agrees that during the Restricted Period, none of them shall, directly or indirectly, (i) solicit, entice, divert, or take away, or attempt to solicit, entice, divert or take away, any existing clients, customers, vendors or suppliers who have established a business relationship with a Protected Party for purposes of diverting their business or services from a Protected Party, or (ii) take any action that is designed or intended to have the effect of discouraging any existing suppliers, vendors, customers, employees or contractors of a Protected Party from maintaining the same business relationship with a Protected Party after the Closing Date as it maintained with any Company Member prior to the Closing Date.

(d)          Each Seller agrees that during the Restricted Period, none of them shall say, publish or cause to be published, directly or indirectly, anything that is untruthful about a Protected Party, or disparages or injures a Protected Party’s goodwill, business reputation or relationship with existing or potential suppliers, vendors, clients, employees, contractors, investors or the financial community in general, or the goodwill or business reputation of a Protected Party, unless the furnishing of such information is required by Law, in which case the disclosing party may make such disclosure only to the extent necessary, in the reasonable opinion of counsel for the disclosing party, to comply with such Law.

(e)           Each Seller acknowledges that a breach or threatened breach of this Section 6.10 would give rise to irreparable harm to the Protected Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, the Protected Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of a violation or breach by a Seller of any agreement set forth in this Section 6.10, the term of the Restricted Period shall be extended by a period equal to the duration of such violation or breach.

(f)           Each Seller acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 6.10 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Protected Parties, including the ability of Buyer to realize the benefit of its bargain under this Agreement, and that such restrictions constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.11        Indemnification of Directors and Officers.

(a)           Prior to the Closing, the Company shall arrange for prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) which policies provide present and former members of the Company’s and its Subsidiaries’ respective board of directors and present and former officers of the Company and its Subsidiaries (the “Indemnified D&Os”) with an extended reporting period for claims based upon or arising out of facts, acts, or events occurring on or prior to the Closing of not less than six (6) years following the Closing Date with coverage in amount and scope at least as favorable as the Company’s existing coverage, including with respect to the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Tail Policy”). The premiums for the Tail Policy shall be paid in full by the Company (and treated as a Sellers Transaction Expense) and such prepaid policies shall be non-cancelable. Buyer shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, during the period for which it has been prepaid.

(b)            For a period of six (6) years after the Closing Date, neither Buyer, Sangoma nor any of their Affiliates shall cause any Company Member to amend or modify the indemnification or liability exculpation provisions in any of the Company Member Organizational Documents, in each case in any way adverse to each Person who is now, or has been at any time prior to the Closing, a Person covered by such indemnification or liability exculpation provisions (all such Persons and the Indemnified D&Os collectively, the “Covered Persons”).

(c)            The terms and provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the Covered Persons by applicable Law, and shall operate for the benefit of, and shall be enforceable by, the Covered Persons and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.11.

6.12          Section 280G

(a)            Prior to the Closing, the Company shall request and, to the extent obtained, shall deliver to Buyer, at least one Business Day before the initiation of the procedure described in this Section 6.12, an excess parachute payment waiver, in a form reasonably acceptable to Buyer, from any Person who is a “disqualified individual” (as defined below) of a Company Member with respect to the transactions contemplated by this Agreement and who has received or could otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) pursuant to Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(b)            Prior to the Closing, the Company shall submit to a stockholder vote (and recommend to its stockholders for approval) the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) from whom the Company receives a 280G Waiver (as defined below) to receive any and all payments to each such individual that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the shareholder approval requirements for the exemption of Section 280G(b)(5)(A)(ii) of the Code and any regulations promulgated thereunder. Such vote shall establish such “disqualified individual’s” right to the payment or other compensation. In addition, prior to such shareholder vote, the Company shall (i) provide adequate disclosure to all stockholders of the Company entitled to vote thereon of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to each such “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5) of the Code (“280G Disclosure”), and (ii) request that each “disqualified individual” who is entitled to receive payments that could be deemed “parachute payments” under Section 280G of the Code provide a written waiver of his or her rights to such payments in the event of a failure to approve the payments by at least seventy-five percent (75%) of Company Common Stock entitled to vote (“280G Waiver”). The Company will provide the 280G Disclosure and the 280G Waiver(s) to Buyer at least five (5) Business Days before disseminating them to the Company’s stockholders and will work with Buyer in good faith regarding any comments provided by Buyer thereto. Buyer shall reasonably cooperate with the Company by providing in a timely manner any relevant information regarding any compensation arrangements to be entered into between any “disqualified individual” and Buyer or its Affiliates in connection with or immediately following the Closing.

6.13            Sangoma Board.

(a)            At Closing, Sangoma shall reconstitute its Board of Directors (the “Board”) such that it will be composed of five (5) directors and shall have appointed two (2) directors identified by Sellers’ Representative at Closing (each, a “Seller Board Representative” and collectively, the “Seller Board Representatives”), with (i) Mr. Marc Lederman serving as one of such Seller Board Representatives and (ii) Mr. Norman A. Worthington, III serving as the other of such Seller Board Representatives.

(b)            Each such Seller Board Representative shall perform such tasks as may be necessary to fulfill such individual’s obligations as a member of the Board and serve as a director so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the organizational documents of Sangoma, Section 118 of the OBCA and all requirements of the TSX-V (or such other stock exchange on which the securities of Sangoma are then listed and posted for trading) and any applicable stockholders’ agreement of Sangoma and until such time as he or she resigns, fails to stand for election, fails to be elected by the stockholders of Sangoma or is removed from his or her position. A Seller Board Representative may at any time and for any reason resign or be removed from such position only by the Sellers’ Representative (other than for cause and subject to any other contractual obligation or other obligation imposed by operation of law), provided that, subject to Section 6.13(c), for so long as the Sellers and/or their Affiliates own at least eighty percent (80%) of the Stock Consideration issued or issuable to them under this Agreement, (i) Sangoma shall cause the Board to be composed of five (5) directors, (ii) Sellers’ Representative (on behalf of the Sellers) shall have the right to nominate two (2) members for election or re-election, as applicable, to the Board, (iii) the Board (or its nominating committee, as applicable) shall recommend such nominees to Sangoma’s stockholders for election or re-election, as applicable, to the Board, subject to compliance by such nominee with the applicable provisions of the organizational documents of Sangoma, Section 118 of the OBCA and all requirements of the TSX-V (or such other stock exchange on which the securities of Sangoma are then listed and posted for trading), (iv) Sangoma shall use its best efforts to cause the election or re-election, as applicable, of such nominees to the Board, including, without limitation, supporting such nominees for election or re-election, as applicable, in a manner no less rigorous and favorable than the manner in which Sangoma supports its other nominees in the aggregate and (v) in the event that a Seller Board Representative ceases to serve on the Board for any reason (or elects not to stand for re-election), Sellers’ Representative (on behalf of the Sellers) shall have the right to designate his or her replacement who, upon appointment or election to the Board, shall be a Seller Board Representative hereunder. Notwithstanding the foregoing, if Sangoma’s common shares are not listed on a U.S. national securities exchange within eighteen (18) months following Closing, then the foregoing provisions of this Section 6.13(b) shall be deemed to be revised such that Sellers’ Representative (on behalf of the Sellers) will have the right to designate three (3) nominees to the Board subject to adjustment for compliance with an up listing to the TSX; provided, however, that this final sentence of this Section 6.13(b) shall be null and void ab initio if its inclusion would cause the TSX-V to consider the transactions contemplated by this Agreement as an RTO (as defined in TSX-V Policy 5.2).

(c)            So long as Mr. Worthington or his Affiliates continue to own ***** or more of the Stock Consideration that is: (i) issued under this Agreement to Star2Star Holdings, and (ii) distributed or distributable by Star2Star Holdings to Mr. Worthington or his Affiliates, Mr. Worthington shall have the right to be nominated to the Board. If Mr. Worthington is unable to serve as a director of Sangoma, Mr. Worthington shall be entitled to designate a replacement nominee; subject to such replacement nominee (x) being reasonably acceptable to the other members of the Board then-serving and (y) complying with the applicable provisions of the organizational documents of Sangoma, Section 118 of the OBCA and requirements of the TSX-V (or such other stock exchange on which the securities of Sangoma are then listed and posted for trading).  Following the Closing, Mr. Worthington shall serve as Chairman of the Board until such time as his successor is duly qualified and appointed pursuant to the organizational documents of Sangoma; provided that the Company shall use its good faith efforts to ensure Mr. Worthington continues to serve as Chairman until the earlier to occur of (1) such time that he is no longer physically or mentally capable to serve in such capacity, (2) such time as he no longer owns, directly or indirectly, at least ***** of the outstanding Sangoma Common Shares, (3) the Company is listed on a U.S. stock exchange and the Board then deems it advisable to appoint a different Chairman, or (4) he is no longer a member of the Board.

(d)            Sangoma shall use reasonable efforts to enter into customary indemnification agreements prior to the Closing, but in any event no later than ten (10) Business Days following the Closing, with each of Mr. Worthington and Mr. Lederman with respect to their service as directors serving on the Board, and Sellers shall cause Mr. Worthington and Mr. Lederman to cooperate in good faith with Sangoma with respect to the negotiation and execution of such agreements.

6.14            Block Sale. Buyer and Sangoma shall use commercially reasonable efforts to assist BFHL in executing a private block sale of its portion of the Stock Consideration issued at Closing subject to and in accordance with Legal Requirements, including applicable resale restrictions under Applicable Canadian Securities Laws and applicable U.S. federal and state securities Laws.

6.15            Rule 144 Availability. Sangoma shall use its commercially reasonable efforts to make available the issuer information contemplated by Rule 144(c) under the Securities Act in order to permit resale of the Stock Consideration issued to each Seller in compliance with Rule 144 under the Securities Act. Rule 144 under the Securities Act is not and will not be unavailable to the Sellers for the resale of the Stock Consideration as a result of the application of Rule 144(i) under the Securities Act.

6.16            Debt Financing. Sangoma shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to obtain the proceeds of the Debt Financing on the terms and conditions set forth in the debt commitment letter dated January 22, 2021 and attached hereto as Exhibit K (the “Debt Commitment Letter”). Notwithstanding the foregoing, each of Sangoma and Buyer acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Closing. Upon request of the Sellers’ Representative, Buyer shall give the Sellers’ Representative prompt updates regarding material developments relating to the Debt Financing and the status thereof.

6.17            Public Listing. Following the Closing, Sangoma shall evaluate, in consultation with Sellers’ Representative, the financial and other quantitative listing requirements for a U.S. national securities exchange, and shall explore and take, *****, such actions as the Board shall reasonably authorize in contemplation of the potential quotation or listing, as applicable, of Sangoma’s securities on a U.S. national securities exchange. After such period, the Board will evaluate and determine, in its good faith judgment exercising its business judgment, whether it is in the best interests of Sangoma’s stockholders to secure the quotation or listing, as applicable, of its common shares on a U.S. national securities exchange, and if the Board determines that such quotation or listing is so advisable, then Sangoma shall use its commercially reasonable efforts to secure the quotation or listing, as applicable, of its common shares on such an exchange.

6.18            Sangoma Meeting Circular and Sangoma Meeting. Sangoma hereby covenants and agrees with the Company that:

(a)            it shall, in accordance with applicable Laws and its organizational documents, duly establish a record date (both for notice of, and voting at, the Sangoma Meeting), duly call, give notice of, convene and hold the Sangoma Meeting as soon as reasonably practicable, and in any event, no later than April 30, 2021, provided that if the Company has not provided the Company Information in a timely manner for inclusion in the Sangoma Meeting Circular and/or the TSX-V has not completed its review of the Sangoma Meeting circular in a timely manner such that Sangoma is not able to mail the Sangoma Meeting Circular by March 31, 2021, then the Sangoma Meeting shall be convened and held as soon as reasonably practicable after the date the Sangoma Meeting Circular is mailed to the Sangoma Shareholders;

(b)            subject to the Company’s compliance with Section 6.18(a) and/or the TSX-V completing its review of the Sangoma Meeting circular in a timely manner, it shall prepare the Sangoma Meeting Circular, in consultation with the Company, and cause such circular to be mailed to the Sangoma Shareholders by no later than March 31, 2021, and filed with all applicable regulatory and other Governmental Authorities in all jurisdictions where the same are required to be mailed and filed;

(c)            it shall ensure that the Sangoma Meeting Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, the Sangoma Meeting Circular:

(i)            shall provide the Sangoma Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Sangoma Meeting; and

(ii)            shall not contain any misrepresentation or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading (provided that Sangoma shall not be responsible for the accuracy of any information furnished by the Company in writing specifically for the purpose of inclusion in the Sangoma Meeting Circular);

(d)            it shall provide the Company and its legal counsel with a reasonable opportunity to review and comment on the Sangoma Meeting Circular and any other relevant documentation and shall give reasonable consideration to comments made by the Company and its legal counsel. Notwithstanding the foregoing, all information relating solely to Sangoma (including the Sangoma Information) in the Sangoma Meeting Circular shall be in form and content satisfactory to Sangoma, acting reasonably, all information relating solely to the Company (including the Company Information) in the Sangoma Meeting Circular shall be in form and content satisfactory to the Company, acting reasonably, and provided that the Sangoma Meeting Circular shall, in form and content, comply in all material respects with Applicable Canadian Securities Laws;

(e)            it shall ensure that the Sangoma Meeting Circular includes the unanimous recommendation of the Sangoma Board that the Sangoma Shareholders vote in favor of the Sangoma Resolutions at the Sangoma Meeting (the “Board Recommendation”);

(f)            it shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Sangoma Meeting without the Company’s prior written consent, not to be unreasonably withheld, except as required for quorum purposes or as a result of a delay in preparing and delivering the Sangoma Meeting Circular to Sangoma Shareholders caused by the Company’s failure to provide the Company Information in accordance with Section 6.18(a) which necessitates the postponement of the Sangoma Meeting (in which case the Sangoma Meeting shall be adjourned or postponed, as the case may be, to a date mutually agreed upon by Sangoma and the Company and not cancelled);

(g)            it shall use its reasonable best efforts to solicit proxies in favor of the approval of the Transactions;

(h)            it shall advise the Company, or instruct its agent(s) to advise the Company, as the case may be, as the Company may reasonably request, and at least on a daily basis on each of the last seven Business Days prior to the date of the Sangoma Meeting, as to the aggregate tally of the proxies received by Sangoma in respect of the matters to be voted upon at the Sangoma Meeting and the manner in which such proxies have been voted;

(i)            upon reasonable request of the Company, it shall adjourn or postpone the Sangoma Meeting to a date specified by the Company, provided that the Sangoma Meeting, so adjourned or postponed shall not be later than 10 Business Days after the date on which the Sangoma Meeting was originally scheduled and in any event shall be no later than the day that is three Business Days prior to the End Date unless Sangoma shall have been advised, in writing, by its external counsel that effecting any such adjournment or postponement would constitute a material breach by the Board of its fiduciary obligations under applicable Canadian Laws;

(j)            it shall provide notice to the Company of the Sangoma Meeting and allow the Company’s Representatives to attend the Sangoma Meeting;

(k)            it shall conduct the Sangoma Meeting in accordance with the articles and by-laws of Sangoma and as otherwise required by applicable Laws;

(l)            except for proxies and other non-substantive communications with Sangoma Shareholders, it shall furnish promptly to the Company or the Company’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by Sangoma from Sangoma Shareholders or regulatory agencies in connection with:

(i)	the Transactions;

(ii)	the Sangoma Meeting;

(iii)	any filings under applicable Laws that are proposed to be made in connection with the Transactions; and

(iv)	any dealings with Governmental Authorities in connection with the Transactions;

(m)            it shall use its reasonable commercial efforts to cooperate with the Company in connection with the performance by the Company of its obligations under Section 6.19, including, without limitation, continuing to provide reasonable access to information and to maintain ongoing communications as between the Representatives of each Party, subject in all cases to the Confidentiality Agreement; and

(n)            neither the Board nor any committee thereof may withhold, withdraw, qualify or modify (or propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Board Recommendation, unless the Board shall have been advised, in writing, by its external counsel that failing to so withhold, withdraw, qualify or modify the Board Recommendation would constitute a breach by the Board of its fiduciary obligations under applicable Canadian Laws.

6.19            Company Covenants Regarding Sangoma Meeting Circular. The Company hereby covenants and agrees with Sangoma that:

(a)            with respect to the Sangoma Meeting Circular, it shall, in a timely manner and in any event on or before February 15, 2021, furnish the Company Information for inclusion in the Sangoma Meeting Circular as is required by applicable Laws in order that Sangoma may comply with the timeline set forth in Section 6.18;

(b)            it shall use its reasonable commercial efforts to cooperate with Sangoma in connection with the performance by Sangoma of its obligations under Section 6.18, including, without limitation, continuing to provide reasonable access to information and to maintain ongoing communications as between Representatives of each party, subject in all cases to the Confidentiality Agreement; and

(c)            it shall ensure that the Company Information does not contain any misrepresentation.

6.20            Employees; Employee Benefits. The Company hereby covenants and agrees with Sangoma and Buyer that:

(a)            During the period commencing on the Closing Date and ending on the date which is twelve (12) months after the Closing Date, Buyer and/or Sangoma will, or will cause the applicable Company Member to, provide each employee of the Company Members who remains employed immediately after the Closing (a “Continuing Employee”) with (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company Members immediately prior to the Closing and (ii) target annual incentive compensation opportunities which are, in each case, no less than the target annual incentive compensation opportunities provided by the Company Members to each such Continuing Employee immediately prior to the Closing Date and (iii) pension and welfare benefits and perquisites (including severance benefits) that are substantially similar to those provided by the Company Members immediately prior to the Closing Date.

(b)            For all purposes (including purposes of eligibility, vesting and benefit accrual) under the employee benefit plans of Buyer and/or Sangoma, as applicable, providing benefits to any Continuing Employees following the Closing Date (the “Buyer Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company Members and its predecessors before the Closing Date, to the same extent as such Continuing Employee was entitled before the Closing Date to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date and shall also be credited with and carry-over of all vacation and paid time off accrued while employed by the Company Members or its respective predecessors, as applicable; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or the accrual of benefits under a defined benefit pension plan or retiree health plan. Without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate without any waiting time, in any and all Buyer Plans to the extent coverage under such Buyer Plan is comparable to any Benefit Plan in which the Continuing Employee participated before participating in the Buyer Plan and (ii) the Buyer shall cause (A) to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans to the extent waived or satisfied by a Continuing Employee (or covered dependent thereof) before participating in the Buyer Plan, and (B) any covered expenses incurred by any such Continuing Employee (or covered dependent thereof) before participating in the Buyer Plan to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions under any applicable Buyer Plan.

(c)            This Section 6.20 will be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.20, express or implied, will confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section. Nothing contained herein, express or implied, will be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.20 will not create any right in any employee or any other Person to any employment or continued employment with the Buyer, Sangoma, any Company Member or any of their respective Affiliates.

6.21            RWI Policy. From and after the issuance of the RWI Policy, Buyer shall not, and shall cause its Affiliates to not, take affirmative action to amend, modify, terminate or waive any provision of the RWI Policy which may be reasonably expected to adversely affect the Sellers, including with respect to waiver of subrogation, without the prior written consent of Sellers’ Representative. Buyer shall take commercially reasonable actions necessary to cause the RWI Policy to remain in full force and effect following the Closing, including: (a) paying when due all premiums, fees, costs and taxes payable thereunder and (b) satisfying on a timely basis all conditions reasonably necessary for the issuance of or continuance of coverage under the RWI Policy.

6.22            Star2Star Holdings Transfer. Each of Buyer and Sangoma agree (a) that nothing in this Agreement will restrict Star2Star Holdings from transferring any or all of the Stock Consideration it will receive under this Agreement (or the right to receive any Deferred Stock Consideration) to its equityholders and/or optionholders at any time from and after the later of: (i) two months from the Closing Date; and (ii) receipt of any required TSX-V approval for such transfers, without the need for consent of the Buyer or Sangoma or an opinion of counsel; provided, nevertheless, that (A) the legend set forth in Section 4.7(e)(ii) will be set forth on any certificates representing the Stock Consideration so transferred, and the legend removal provisions set forth in Section 4.7(e)(iii) will apply pari passu with respect to the Stock Consideration so transferred and (B) details of such transfers shall be provided to Sangoma in writing in advance (including the name of each transferee, their jurisdiction of residence and number of shares transferred to them and any applicable consideration involved), (C) any such transfers will be completed in accordance with Applicable Canadian Securities Laws including only outside Canada for a period of four months following the Closing Date, Star2Star Holdings shall make only required filings triggered thereby under Applicable Canadian Securities Laws, and to the extent applicable, comply with any requirements applicable to a “control distribution” (as such term is defined in National Instrument 45-102 of the Canadian Securities Administrators), (D) to the extent such distribution is subject to the Securities Act (a “U.S. Distribution”), the Stock Consideration securities shall be distributed pro rata and without consideration in accordance with its operating agreement or other governing documents to the Star2Star Holdings equity holders and/or option holders pro rata and without consideration, and Buyer and Sangoma may request reasonable certification of such facts and conditions of such U.S. Distribution, and (E) as a condition precedent to any such transfer, each transferee shall deliver to Sangoma a duly executed Lock-Up Agreement in the form attached to this Agreement as Exhibit B, except for such transferees who have already delivered a Lock-Up Agreement to Sangoma pursuant to Section 10.1(n) of this Agreementand (b) to use its reasonable commercial efforts to cooperate with Star2Star Holdings to effectuate such transfers ..

6.23            Acknowledgements.

(a)            Each of Buyer and Sangoma acknowledges that, except as expressly set forth in the representations and warranties of the Company set forth in Section 3 of this Agreement and the Sellers in Section 4 of this Agreement, there are no representations or warranties of any kind, express or implied, (i) with respect to the Company, any other Company Member, the Sellers, their respective assets and liabilities, the business of the Company Members, the transactions contemplated hereby or the Shares (including with respect to any projections, financial forecast or other forward-looking information) or (ii) as to the accuracy or completeness of any information regarding the Company, any other Company Member, the Sellers, their respective assets and liabilities, the business of the Company Members, the transactions contemplated hereby or the Shares furnished or made available to Buyer or Sangoma and their respective Representatives, including in the virtual data room created for the transactions contemplated hereby or in meetings with management of the Company or any Affiliate thereof, and each of Buyer and Sangoma hereby disclaims any such representations and warranties. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, there are no express or implied warranties of merchantability or fitness for a particular purpose. Each of Buyer and Sangoma has conducted its own independent investigation, review and analysis of the Company Members, their business, their results of operations, prospects and condition (financial or otherwise) and the assets of the Company Members, and each of Buyer and Sangoma acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Members for such purpose. Each of Buyer and Sangoma acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 3 of this Agreement and the Sellers in Section 4 of this Agreement (including the related portions of the Disclosure Schedule).

(b)            Each of the Company and the Sellers acknowledges that, except as expressly set forth in the representations and warranties of Buyer and Sangoma set forth in Section 5 of this Agreement, there are no representations or warranties of any kind, express or implied, (i) with respect to Buyer, Sangoma, their respective assets and liabilities, the business of Sangoma or the transactions contemplated hereby or (ii) as to the accuracy or completeness of any information regarding Buyer, Sangoma, their respective assets and liabilities, the business of Sangoma or the transactions contemplated hereby furnished or made available to the Company, the Sellers and their respective Representatives, including in the virtual data room created for the transactions contemplated hereby or in meetings with management of Buyer, Sangoma or any Affiliate thereof, and each of the Company and the Sellers hereby disclaims any such representations and warranties. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, there are no express or implied warranties of merchantability or fitness for a particular purpose. Each of the Company and the Sellers has conducted its own independent investigation, review and analysis of Buyer, Sangoma, their business, their results of operations, prospects and condition (financial or otherwise) and the assets of Buyer and Sangoma, and each of the Company and the Sellers acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer and Sangoma for such purpose. Each of the Company and the Sellers acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Buyer and Sangoma set forth in Section 5 of this Agreement.

6.24            Pre-Closing USF and Surcharge Contributions. Any Pre-Closing USF and Surcharge Contribution refunds that are actually received by the Buyer, any Company Member or their Affiliates, and any amounts credited against Pre-Closing USF and Surcharge Contributions to which the Buyer, the Company Member or their Affiliates are actually credited, with respect to any Company Member for any period of time on or prior to the Closing Date shall, if received prior to the two (2) year anniversary of the Closing Date, be for the account of the Sellers, and Buyer shall pay over, or cause to be paid over, to the Sellers’ Representative any such refund or the amount of any such credit within thirty (30) days after actual receipt thereof.

Section 7.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY

The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction as of the Closing of the following conditions:

7.1            No Order. No Legal Requirement or Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect.

7.2            Governmental Approvals. All material Consents of or with any Governmental Authority required to have been obtained or made prior to the consummation of the transactions contemplated hereby, shall have been obtained or made, and no such Consent shall have been revoked.

7.3            Shareholder and Regulatory Approval. The Sangoma Shareholder Approval and the TSX-V Approval shall have been obtained on terms satisfactory to each party, acting reasonably.

Section 8.
ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction as of the Closing of each of the following conditions:

8.1            Representations, Warranties and Covenants.

(a)            Each of the representations and warranties of the Company and Sellers in Section 3 and Section 4 of this Agreement shall be true, complete and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” or any similar limitation) at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), except where the failure of such representations and warranties to be so true, complete and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that all Fundamental Representations made by the Company or any Seller shall be true, complete and correct in all respects at the Closing as though such representation or warranty had been made at the Closing (except that those Fundamental Representations which address matters only as of a particular date shall remain true, complete and correct as of such date);

(b)            The Company Members and the Sellers shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing; provided, however, that, with respect to covenants and agreements that are qualified by materiality, the Company and each Seller shall have performed and complied with such covenants and agreements, as so qualified, in all respects; and

(c)            There shall not have occurred any event that has had or reasonably would be expected to have a Material Adverse Effect.

8.2            Required Consents. The Company or Sellers, as applicable, shall have delivered the consents, if any, set forth on Sections 3.5, 3.6, and 4.4 of the Disclosure Schedule.

8.3            RWI Policy. Buyer shall have obtained and bound coverage under the RWI Policy on substantially the same terms and conditions set forth in the Binder Agreement.

8.4            Closing Deliveries. Sellers shall have delivered, or caused to be delivered, all of the items required to be delivered pursuant to Section 10.1.

Section 9.
ADDITIONAL CONDITIONS PRECEDENT TO
OBLIGATIONS OF SELLERS AND THE COMPANY

The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction as of the Closing of the following conditions:

9.1            Representations, Warranties and Covenants.

(a)            Each of the representations and warranties of Buyer and Sangoma in Section 5 of this Agreement shall be true, complete and correct (without giving effect to any limitation as to “material” or any similar limitation) at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), except where the failure of such representations and warranties to be so true, complete and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Sangoma Material Adverse Effect; provided, however, that all Buyer Fundamental Representations made by Buyer or Sangoma shall be true, complete and correct in all respects at the Closing as though such representation or warranty had been made at the Closing (except that those Buyer Fundamental Representations which address matters only as of a particular date shall remain true, complete and correct as of such date); and

(b)            Each of Buyer and Sangoma shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing.

9.2            RWI Policy. Buyer shall have obtained and bound coverage under the RWI Policy on substantially the same terms and conditions set forth in the Binder Agreement.

9.3            Closing Deliveries. Buyer shall have delivered, or caused to be delivered, all of the items required to be delivered pursuant to Section 10.2.

Section 10.
CLOSING DELIVERIES

10.1            Closing Deliveries of the Company. At or prior to the Closing, the Company, Sellers or the Sellers’ Representative, as applicable, shall deliver, or caused to be delivered, to Buyer the following:

(a)            a certificate executed by the chief executive officer of the Company on behalf of the Company to the effect that, as of the Closing, each of the conditions set forth in Section 8.1(a) (as it applies to the Company), Section 8.1(b) (as it applies to the Company) and Section 8.1(c) has been satisfied;

(b)            a certificate executed by an officer of each Seller on behalf of such Seller to the effect that, as of the Closing, each of the conditions set forth in Section 8.1(a) (as it applies to such Seller) and Section 8.1(b) (as it applies to such Seller) has been satisfied;

(c)            the Escrow Agreement, duly executed and delivered by the Sellers’ Representative and the Escrow Agent;

(d)            a certificate of the secretary or other officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) true, complete and correct copies of the Company Member Organizational Documents, and (ii) the resolutions adopted by the board of directors of the Company to authorize this Agreement and each Ancillary Agreement to which the Company is a party, and the transactions contemplated hereby, copies of which resolutions shall be attached to such certificate;

(e)            resignations, dated the Closing Date, of each member of the board of directors of each of the Company Members and, to the extent requested by Buyer, each officer of a Company Member, effective as of the Closing;

(f)            the Initial Closing Statement and any supporting documentation required to be delivered to Buyer pursuant to Section 2.4(b);

(g)            a certification from the Company, in form reasonably acceptable to Buyer, that the Company is not, and has not in the past five years been, a U.S. real property holding corporation as that term is defined under Section 897 of the Code, along with a letter to remit such certification to the IRS;

(h)            a properly executed and completed Internal Revenue Service Form W-9 or W-8 from each Seller;

(i)            a duly executed assignment by each Seller of its Shares, in the form attached to this Agreement as Exhibit G;

(j)            payoff letters, in form and substance reasonably satisfactory to Buyer, in respect of the Company Debt and Sellers Transaction Expenses that are payable to third parties;

(k)            Option cancellation agreements, in the form attached to this Agreement as Exhibit H and substance reasonably satisfactory to Buyer, duly executed and delivered by the Optionholder and the Company;

(l)            Warrant cancellation agreements, in the form attached to this Agreement as Exhibit I and substance reasonably satisfactory to Buyer, duly executed and delivered by each of the Warrantholder and the Company;

(m)            (i) for each Company Member, a certificate of good standing or equivalent issued as of a date not more than 10 days before the Closing Date by the Secretary of State of the State of Delaware, and (ii) for the Company, a certificate of good standing or equivalent issued as of a date not more than 10 days before the Closing Date by the Secretary of State or similar official of each jurisdiction where the Company is qualified to do business as a foreign corporation;

(n)            a Lock-Up Agreement in the form attached to this Agreement as Exhibit B, duly executed and delivered by Star2Star Holdings and each Person identified on Schedule 10.1(n);

(o)            a restrictive covenant agreement in the form attached to this Agreement as Exhibit J (the “Restrictive Covenant Agreement”), duly executed and delivered by each of the individuals set forth on Schedule 10.1(o), provided that the Restricted Excluded Sellers shall not be restricted by non-compete, customer non-solicitation or non-disparagement provisions in such Restrictive Covenant Agreement;

(p)            the Tail Policy;

(q)            each Ancillary Agreement to which any Seller or the Company is a party, duly executed and delivered by such Seller or the Company, as applicable;

(r)            documentation reasonably acceptable to Buyer evidencing that a Section 280G of the Code stockholder vote was solicited in accordance with Section 6.12(b);

(s)            evidence that the Termination Agreement is in effect; and

(t)            all other documents or instruments that Buyer may reasonably request to consummate the transactions contemplated by this Agreement.

10.2            Closing Deliveries of Buyer and Sangoma. At or prior to the Closing, Buyer or Sangoma, as applicable, shall deliver, or cause to be delivered, to the Company, Sellers or Sellers’ Representative, as applicable, the following:

(a)            the deliverables set forth in Section 2.5(b), including, without limitation, the Cash Closing Payments, the BFHL Closing Stock Consideration and the Star2Star Holdings Closing Stock Consideration;

(b)            to Sellers’ Representative and the Company, a certificate executed by an officer of Buyer on behalf of Buyer to the effect that, as of the Closing, each of the conditions set forth in Section 9.1 (as it applies to Buyer) have been satisfied;

(c)            to Sellers’ Representative and the Company, a certificate executed by an officer of Sangoma on behalf of Sangoma to the effect that, as of the Closing, each of the conditions set forth in Section 9.1 (as it applies to Sangoma) have been satisfied;

(d)            a certificate of the secretary or other officer of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, as to (i) true, complete and correct copies of the organizational documents of Buyer, and (ii) the resolutions adopted by the board of directors of Buyer to authorize this Agreement and each Ancillary Agreement to which Buyer is a party, and the transactions contemplated hereby, copies of which resolutions shall be attached to such certificate;

(e)            a certificate of the secretary or other officer of Sangoma, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, as to (i) true, complete and correct copies of the organizational documents of Sangoma, and (ii) the resolutions adopted by the Board to authorize this Agreement and each Ancillary Agreement to which Sangoma is a party, and the transactions contemplated hereby, copies of which resolutions shall be attached to such certificate;

(f)            the Escrow Agreement, duly executed and delivered by Buyer and payment of the Escrow Amount in accordance with Section 2.5(c);

(g)            the Lock-Up Agreements, duly executed and delivered by Sangoma;

(h)            each Ancillary Agreement to which Buyer or Sangoma is a party, duly executed and delivered by Buyer or Sangoma, as applicable; and

(i)            all other documents or instruments that the Company may reasonably request to consummate the transactions contemplated by this Agreement.

Section 11.
TERMINATION

11.1            Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing as set forth below:

(a)            by mutual written consent of Buyer and the Company;

(b)            by either the Company or Buyer if the Closing shall not have been consummated by the date that is nine (9) months following the date of this Agreement (the “End Date”); provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)            by either the Company or Buyer, if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Legal Requirement is final and nonappealable, as applicable;

(d)            by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer or Sangoma, such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach; provided, that if such breach by Buyer or Sangoma is curable prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 11.1(d) prior to twenty (20) days following the receipt by Buyer of written notice from the Company to Buyer of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 11.1(d) if (i) such breach by Buyer or Sangoma is cured such that such conditions would then be satisfied or (ii) the Company or any Seller is in breach of this Agreement such that the conditions set forth in Section 8.1 would not be satisfied);

(e)            by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or any Seller, such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach; provided, that if such breach by the Company or Sellers, as applicable, is curable prior to the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 11.1(c) prior to twenty (20) days following the receipt by the Company of written notice from Buyer to the Company of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 11.1(e) if (i) such breach by the Company or Sellers is cured such that such conditions would then be satisfied, or (ii) Buyer or Sangoma is in breach of this Agreement such that the conditions set forth in Section 9.1 would not be satisfied); or

(f)            by the Company, Buyer or Sangoma if the Sangoma Shareholder Approval or the TSX-V Approval is not obtained.

11.2            Notice of Termination; Effect of Termination. If the Company or Buyer wishes to terminate this Agreement pursuant to Section 11.1, then such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 11.1, any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, without any liability on the part of any party hereto or any of its Affiliates, directors, managers, officers or shareholders, except (i) as set forth in Section 6.3(a), Section 6.6 this Section 11.2, and Section 14, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful and intentional breach of this Agreement by such party or failure by such party to fulfill any condition set forth in this Agreement prior to such termination.

Section 12.
INDEMNIFICATION

12.1            Representations, Warranties and Covenants. All representations, warranties, covenants, and agreements of the Company, the Sellers, Buyer and Sangoma made in this Agreement and all Ancillary Agreements executed and delivered in connection herewith (including all certificates delivered in connection herewith) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing in accordance with Section 12.2.

12.2            Survival Period. Except (i) in the case of Fraud and (ii) in the case of the Fundamental Representations and the Buyer Fundamental Representations, all of the representations and warranties of the Company, the Sellers, Buyer and Sangoma contained in Section 3, Section 4 and Section 5 of this Agreement shall survive the Closing and continue in full force and effect until the sixteen (16) month anniversary of the Closing Date, provided that any written claim for breach thereof made prior to such expiration date and delivered to Sellers’ Representative or Buyer, as applicable, in accordance with this Agreement, shall survive until finally resolved thereafter and, solely as to any such representation or warranty that is the subject of such written claim, such applicable expiration will not affect the rights to indemnification of the party making such claim. The covenants contained in this Agreement shall survive the Closing until sixty (60) days after the respective performance thereof is completed by their respective terms. The Fundamental Representations and the Buyer Fundamental Representations contained in Section 3, Section 4 and Section 5 of this Agreement shall survive the Closing and continue in full force and effect until sixty (60) days following the expiration of the applicable statute of limitation in respect of such Fundamental Representations and Buyer Fundamental Representations.

12.3            Indemnification Provisions for Buyer’s Benefit.

(a)            Provided that Buyer makes a written claim for indemnification within the applicable survival period set forth in Section 12.2, subject to the limitations set forth in this Section 12, from and after Closing, the Sellers severally, and not jointly, shall indemnify and hold harmless Buyer and Sangoma and their directors, managers, officers, employees, Affiliates, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages incurred or suffered by any of the Buyer Indemnified Parties in connection with, arising out of, or by reason of:

(i)            any breach by the Company or any Seller of any representation or warranty set forth in Section 3 and Section 4 of this Agreement, or any inaccuracy of any representation or warranty made by the Company or any Seller in Section 3 and Section 4 of this Agreement; provided, that with respect to any inaccuracy or breach of the representations and warranties contained in Section 4, the obligation to indemnify and hold harmless shall be borne solely by the Seller that made such representation or warranty;

(ii)           any breach of, or failure to perform, any covenant made by (A) the Company under this Agreement or the Ancillary Agreements to which the Company is a party and which covenant is required to be performed at or prior to the Closing or (B) any Seller under this Agreement or the Ancillary Agreements to which such Seller is a party; provided, that with respect to any breach of, or failure to perform, any covenant made by any Seller under this Agreement or the Ancillary Agreements, the obligation to indemnify and hold harmless shall be borne solely by the Seller that breached or failed to perform such covenant;

(iii)          any Indemnified Taxes, Seller Transaction Expenses (subject to Section 12.8(e)), and Company Debt (subject to Section 12.8(e));

(iv)          any Fraud; or

(v)           those matters set forth on Schedule 12.3(a)(v).

(b)            The Sellers shall have no indemnification liability pursuant to Section 12.3(a)(i) for any Damages until the aggregate amount of such Damages exceeds ***** (the “Sellers’ Deductible”), at which time, except in the case of Fraud or a breach or inaccuracy of any Fundamental Representation, the Buyer Indemnified Parties’ sole and exclusive recourse and source of recovery for Damages in excess of the Sellers’ Deductible shall be from the Indemnification Holdback Amount (not to exceed an amount equal to the lesser of 50% of the Retention or the Indemnification Holdback Amount and only to the extent any of such amount remains held back by Buyer in accordance with this Agreement) and from the RWI Policy. The Sellers’ Deductible shall not apply in the case of Fraud or a breach or inaccuracy of any Fundamental Representation.

(c)            The Sellers’ aggregate liability for Damages pursuant to Section 12.3(a)(i) (other than for Fundamental Representations or in the case of Fraud) shall not exceed the lesser of: 50% of the Retention or the Indemnification Holdback Amount. Each Seller’s aggregate liability for Damages pursuant to Section 12.3(a)(i) solely for a breach or inaccuracy of any Fundamental Representation, Section 12.3(a)(ii), Section 12.3(a)(iii), and Section 12.3(a)(v) shall not exceed the aggregate amount of the portion of the Purchase Price actually received by such Seller, except in the case of Fraud, in which case each Seller’s liability for Damages will not be limited.

(d)            If the Buyer Indemnified Parties are determined to be entitled to indemnification under Section 12.3(a) pursuant to the terms of this Section 12 by (i) an agreement in writing by and between the Sellers’ Representative and Buyer (or Sangoma), (ii) a final, non-appealable judgment of a court of competent jurisdiction or (iii) the Sellers’ Representative’s failure to respond to an Indemnified Party’s notice of a claim for indemnification in accordance with Section 12.6(b) or Section 12.7, as applicable, and the indemnifiable amount of Damages that may be recovered as a result thereof is to be recovered against the Indemnification Holdback Amount in accordance with Section 2.5(c) and this Section 12, then the value assigned to each common share of Sangoma that comprise the Indemnification Holdback Amount and which are recoverable by the Buyer Indemnified Parties hereunder shall equal the per share closing price of a common share of Sangoma on the TSX-V (or such other stock exchange on which the common shares of Sangoma are then listed and posted for trading) on the date on which such common shares of Sangoma are to be retained by Buyer or Sangoma.

(e)            The decision of any Buyer Indemnified Party to submit an indemnification claim to Sellers with respect to Section 12.3(a) shall be made by Sangoma’s Board, excluding Seller Board Representatives, who shall be deemed to have recused themselves from any vote or decision to submit or continue to pursue such claim.

(f)            Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that if the Buyer Indemnified Parties are determined to be entitled to indemnification under Section 12.3(a) pursuant to the terms of this Section 12 by (i) an agreement in writing by and between the Sellers’ Representative and Buyer (or Sangoma), (ii) a final, non-appealable judgment of a court of competent jurisdiction or (iii) the Sellers’ Representative’s failure to respond to an Indemnified Party’s notice of a claim for indemnification in accordance with Section 12.6(b) or Section 12.7, as applicable, for all Damages relating to or resulting from the reasons set forth in Section 12.3(a) (excluding Section 12.3(a)(i) and 12.3(a)(ii)), Buyer Indemnified Parties shall have the right after complying with Section 12.9(a) (if recovery against the Indemnification Holdback Amount or the RWI Policy is possible) and written notice by Buyer to the Sellers’ Representative, to set off such Damages against the remaining Deferred Consideration otherwise required to be issued by or on behalf of Buyer pursuant to this Agreement. In the case of any such set-off by a Buyer Indemnified Party pursuant to this Section 12.3(f), Sellers’ obligation to make such payment (or any portion thereof) shall be deemed fully and completely satisfied and discharged to the extent of such set-off. If any claims for indemnification have been asserted in good faith by a Buyer Indemnified Party, including any claims that Sellers’ Representative has disputed, and following the delivery of any of the Deferred Consideration there would not remain a sufficient number of Sangoma Common Shares as part of the remaining Deferred Consideration to reasonably satisfy the amount of all Damages asserted in such claims, then Buyer shall have the right to withhold from an issuance of Deferred Consideration to Star2Star Holdings and the Optionholder pursuant to Schedule 2.4(h) that number of Sangoma Common Shares, which together with the remaining Deferred Consideration, are sufficient to satisfy all Damages that are the subject of validly asserted Buyer Indemnified Party claims for indemnification; provided, however, that any such withholding shall not reduce the Deferred Consideration unless and until there has been an actual set-off of such Damages against the Deferred Consideration as set forth above in this Section 12.3(f). For purposes of clarity, Buyer shall continue to deliver the Deferred Consideration pursuant to and in accordance with Schedule 2.4(h) to the extent that following any such delivery there remains as part of the remaining Deferred Consideration a sufficient number of Sangoma Common Shares to reasonably satisfy all Damages that are the subject of validly asserted Buyer Indemnified Party claims for indemnification, if any.  The value of each Sangoma Common Share for purposes of determining the applicable number of Sangoma Common Shares (i) subject to any set-off under this Section 12.3(f) shall equal the per share closing price of a Sangoma Common Share on the TSX-V (or such other stock exchange on which the Sangoma Common Shares are then listed and posted for trading) on the effective date of any such set-off and (ii) that are part of the remaining Deferred Consideration and that may be withheld from an issuance of Deferred Consideration shall equal the per share closing price of a Sangoma Common Share on the TSX-V (or such other stock exchange on which the Sangoma Common Shares are then listed and posted for trading) on the date of delivery of the applicable Deferred Consideration pursuant to Schedule 2.4(h).

(g)            Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by any Seller pursuant to Section 12.3(a) with respect to any claim asserted by a Buyer Indemnified Party after the expiration of the applicable survival period prescribed for such representation, warranty or covenant in Section 12.2 (except that any representation or warranty with respect to which a written claim of breach made prior to such expiration date and delivered to the Sellers’ Representative shall survive thereafter until finally resolved and, solely as to any such representation or warranty, such applicable expiration will not affect the rights to indemnification of the Buyer Indemnified Parties).

12.4            Indemnification Provisions for the Sellers’ Benefit; Limitations.

(a)            Provided that Sellers’ Representative makes a written claim for indemnification, within the applicable survival period set forth in Section 12.2, subject to the limitations set forth in this Section 12, from and after Closing, Buyer and Sangoma, jointly and severally, shall indemnify and hold the Sellers and their directors, managers, officers, employees, Affiliates, successors and assigns (the “Sellers Indemnified Parties”) harmless from and against any and all Damages sustained or suffered by the Sellers Indemnified Parties in connection with, arising out of, or by reason of:

(i)            any breach by Buyer or Sangoma of any representation or warranty set forth in Section 5 of this Agreement, or any inaccuracy of any representation or warranty made by Buyer or Sangoma in Section 5 of this Agreement; or

(ii)            any breach of, or failure to perform, any covenant made by Buyer or Sangoma under this Agreement or the Ancillary Agreements to which Buyer or Sangoma is a party.

(b)            Buyer and Sangoma shall have no indemnification liability pursuant to Section 12.3(a)(i) for any Damages until the aggregate amount of such Damages exceeds the Buyer Deductible, at which time, except in the case of Fraud or a breach or inaccuracy of any Buyer Fundamental Representation, the Sellers Indemnified Parties’ sole and exclusive recourse and source of recovery for Damages in excess of the Buyer Deductible shall be from the Buyer and Sangoma, which indemnifiable Damages shall be paid in cash or Sangoma Common Shares, at Sangoma’s election. For the avoidance of doubt, the Sellers Indemnified Parties shall only be entitled to seek recovery for those amounts in excess of the Buyer Deductible. The Buyer Deductible shall not apply in the case of Fraud or a breach or inaccuracy of any Buyer Fundamental Representation.

(c)            Buyer’s and Sangoma’s aggregate liability for Damages pursuant to Section 12.4(a) shall not exceed the aggregate amount of the Purchase Price actually paid by Buyer to Sellers, except in the case of Fraud, in which case Buyer’s and Sangoma’s liability for Damages will not be limited.

(d)            Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by Buyer or Sangoma pursuant to Section 12.4(a) with respect to any claim asserted by a Sellers Indemnified Party after the expiration of the applicable survival period prescribed for such representation, warranty or covenant in Section 12.2 (except that any written claim made prior to such expiration date and delivered to Buyer in accordance with this Agreement shall survive thereafter until finally resolved (and solely for purposes of such resolution) and, solely as to any such claim, such applicable expiration will not affect the rights to indemnification of the Sellers Indemnified Parties).

12.5            Tax Treatment of Indemnity Payments. Sellers, Buyer and Sangoma agree to treat any indemnity payment made pursuant to this Section 12 as an adjustment to the Purchase Price for all Tax purposes and shall be treated as such by Buyer, Sangoma and the Sellers on their Tax Returns to the greatest extent permitted by applicable Law.

12.6            Matters Involving Third Parties.

(a)            If any third party notifies a Buyer Indemnified Party or Sellers Indemnified Party (as applicable, the “Indemnified Party”) with respect to any matter that gives rise to a claim for indemnification against a Seller, Buyer and/or Sangoma (the “Indemnifying Party”) under this Section 12 (a “Third-Party Claim”), then the Indemnified Party shall promptly (and in any event within thirty (30) Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (a “Notice”); provided, however, that, failure to give such Notice within such thirty (30) Business Day period shall not limit the right of an Indemnified Party to recover hereunder from any Indemnifying Party except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure.

(b)            Without limiting any rights of the insurer under the RWI Policy, as between the Indemnified Party and the Indemnifying Party, in the case of any Third-Party Claims for which indemnification is sought, the Indemnifying Party may advise the Indemnified Party in writing whether it will exercise its right, at its sole cost and expense, to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim regardless of whether or not it assumes the right to control or direct the defense of such Third-Party Claim pursuant to the terms of this Section 12.6(b) without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed)), and (iv) employ counsel to contest any such claim or liability; provided, that the Indemnifying Party’s rights set forth in the foregoing subsections (i) through (iv) is subject to the approval of the Indemnified Party (such approval not to be unreasonably withheld, conditioned or delayed), and the Indemnifying Party shall not have the right to assume control of such defense, if the claim for which the Indemnifying Party seeks to assume control: (v) involves a claim or claims which the Indemnifying Party has refused to accept responsibility for, (w) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (x) involves criminal allegations, (y) involves a claim which the Indemnifying Party failed or is failing to vigorously prosecute or defend, or (z) asserts Damages in excess of which the Indemnifying Party remains liable for pursuant to this Agreement. The Indemnifying Party shall, within thirty (30) days after delivery of the Notice to the Indemnifying Party (or sooner, if the nature of the Third-Party Claim reasonably so requires) (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such Third-Party Claim, including whether the Indemnifying Party objects to the Indemnified Party’s asserted indemnification claim with respect to the Third-Party Claim. In the event the Indemnifying Party objects to the Indemnified Party’s asserted indemnification claim within the Dispute Period, for a period of thirty (30) days after notifying the Indemnified Party of any such dispute, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the dispute is not resolved within thirty (30) days after the date the Indemnifying Party’s dispute notice is given, the Indemnifying Party and the Indemnified Party may thereupon proceed to pursue any and all available remedies at law. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall not assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall use its commercially reasonable efforts to defend against such claim or settle such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)) and the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 12. Notwithstanding anything to the contrary herein, the Indemnified Party shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnifying Party) to retain separate counsel of its choosing, defend such Third-Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party), if (A) the Indemnifying Party fails to actively and diligently conduct the defense of the Third-Party Claim, (B) such Third-Party Claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business, (C) such Third-Party Claim is reasonably likely to result in Damages that, taken with other then existing claims under this Section 12, would not be fully indemnified hereunder, (D) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim or that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (E) such Third-Party Claim seeks a finding or admission of a violation of any criminal Law by the Indemnified Party or any of its Affiliates; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim.

12.7        Direct Claims. Any indemnification claim by an Indemnified Party which does not result from a Third-Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. The failure to give prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are actually and materially prejudiced as a result of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim, which such response may include the Indemnifying Party’s objection to the Indemnified Party’s asserted indemnification claim. In the event the Indemnifying Party objects to the Indemnified Party’s asserted indemnification claim within such thirty (30) day period, for a period of thirty (30) days after the giving of any such dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the dispute is not resolved within thirty (30) days after the date the Indemnifying Party’s dispute notice is given, the Indemnifying Party and the Indemnified Party may thereupon proceed to pursue any and all available remedies at law. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement and the Indemnifying Party shall promptly pay any amounts owed in accordance with the terms of this Agreement.

12.8        Further Limitations and Qualifications.

(a)           Right to Recover. The Indemnifying Party shall, to the extent of any indemnification payment made by it and to the extent consistent with any related indemnification agreement, insurance policy, or applicable Law (except with respect to the RWI Policy), be subrogated to all rights of the Indemnified Party against any third party in respect of the claim to which the indemnification payment relates. If the Indemnified Party actually receives any insurance proceeds (including under the RWI Policy) as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds (net of any expenses, premiums, retention, deductibles or other related Damages actually incurred in collection thereof and increase in premiums and any other underwriting costs, brokerage, commissions, and other costs or fees of securing such insurance coverage related thereto (but only to the extent such increase is attributable to the applicable indemnification claim)) actually received by the Indemnified Party (including under the RWI Policy, subject to the conditions and limitations set forth herein). If the Indemnified Party actually receives any insurance proceeds with respect to any Damages after the Indemnifying Party has provided indemnification for such Damages to the Indemnified Party, then the Indemnified Party shall promptly turn over the portion of such insurance proceeds (net of any expenses actually incurred in collection thereof and any increases in premiums relating thereto (but only to the extent such increases are attributable to the applicable indemnification claim)) to the Indemnifying Party with respect to such Damages, provided, notwithstanding the foregoing, that in the case of recoveries under the RWI Policy, the Sellers’ indemnification obligations will not be reduced, nor shall reimbursement be provided, in respect of (i) amounts within the Indemnification Holdback Amount, or (ii) Damages in connection with, arising out of, or by reason of Fraud.

(b)          Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 14.5, from and after Closing, except with respect to the RWI Policy and the matters covered by Section 2.4, Section 6.10, or Section 6.11, the remedies provided in this Section 12 shall constitute the sole and exclusive remedies available to any party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), other than for Fraud. The parties hereto shall not be entitled to a rescission of this Agreement or to any other indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive.

(c)           Materiality Scrape. For purposes of both determining (i) the amount of Damages arising from a breach of or inaccuracy in any representation or warranty of the Company or any Seller in this Agreement or any Ancillary Agreement to which the Company or a Seller is a party, and (ii) whether any such representation or warranty has been breached (including as a result of an Occurrence) or is inaccurate, any references to “material,” “materiality” or “Material Adverse Effect” set forth in such representation or warranty shall be disregarded.

(d)          Mitigation. Each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable efforts (which shall not include bringing or instituting any arbitration or other legal proceeding or action against any insurer (including the insurer that issued the RWI Policy) or any other party) (i) to mitigate any Damages upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto and (ii) to pursue payment under or from any applicable insurer in respect of any Damages. Subject to all other applicable limitations set forth in this Agreement, the rights of the Indemnified Party to seek indemnification from the Indemnifying Party shall not be conditioned upon (and shall not be delayed pending) pursuit or recovery from any insurance policy (excluding the RWI Policy which is subject to Section 12.9) or from any other party.

(e)           Sellers shall not be obligated to indemnify any Buyer Indemnified Party pursuant to this Section 12 with respect to any Damages relating to any matter to the extent that such Damages were expressly taken into account in determining Working Capital, Company Debt, Sellers Transaction Expenses or Cash pursuant to Section 2.

(f)           Taxes. The Sellers shall not be liable for any Damages with respect to Taxes for any taxable periods, or portions thereof, beginning after the Closing Date, except for Damages with respect a breach of the representation and warranty contained in Section 3.12(k).

12.9        RWI Policy.

(a)           In the event of a claim for indemnification pursuant to Section 12.3(a)(i) for a breach or inaccuracy of any Fundamental Representation or Section 12.3(a)(iii) (or with respect to any claim that could be made under either such section), (i) each of Buyer and Sangoma shall recover, or cause the appropriate Buyer Indemnified Party to recover, any Damages first from the Indemnification Holdback Amount and then directly from the Sellers on a several (and not joint) basis up to the amount of 50% of the then-remaining Retention only to the extent necessary to fully satisfy the Retention, if any, under the RWI Policy, (ii) each of Buyer and Sangoma shall make, or cause the appropriate Buyer Indemnified Party to make, a claim for the full amount of such Damages under the RWI Policy and shall use commercially reasonable efforts to recover, and to cause the appropriate Buyer Indemnified Party to recover, for such claims under the RWI Policy to the fullest extent covered thereby (which efforts, for clarity, include reasonably pursuing coverage pursuant to the notice and reporting procedures of the RWI Policy, but expressly excludes any obligation to pursue coverage through litigation or arbitration), and (iii) to the extent that any amounts of Damages have not been covered by the RWI Policy following the use of such commercially reasonable efforts (but without any obligation to pursue coverage through litigation or arbitration), Buyer or the appropriate Buyer Indemnified Party may recover any such remaining Damages from the Sellers on a several (and not joint) basis.

(b)          In the event of a claim for indemnification pursuant to Section 12.3(a)(i), other than for a breach or inaccuracy of any Fundamental Representation or in the case of Fraud, the Buyer Indemnified Parties’ sole and exclusive recourse and source of recovery for Damages in excess of the Sellers’ Deductible shall be from the Indemnification Holdback Amount (to the extent any of the Indemnification Holdback Amount remains held back by Buyer in accordance with this Agreement) in an amount equal to 50% of the Retention only to the extent necessary to fully satisfy the Retention and from the RWI Policy.

Section 13.
TAXES

13.1        Tax Returns.

(a)           Sellers’ Representative (on behalf of the Sellers and at their sole cost and expense) shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of Income Taxes of each Company Member that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the applicable Company Member, unless otherwise required by applicable Law. The parties hereto intend that the Company will join Buyer’s U.S. consolidated Income Tax group, and as a result the Tax year of the Company will end for federal Income Tax purposes on the Closing Date. At least thirty (30) days prior to the due date for filing, Sellers’ Representative shall deliver copies of such Income Tax Returns to Buyer for its review and comment. Sellers’ Representative shall make such revisions as are reasonably requested by Buyer.

(b)          Following Closing, except as required by Section 13.1(a), Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Members that relate to Pre-Closing Tax Periods and Straddle Periods. At least thirty (30) days prior to the due date for filing, Buyer shall provide copies of any Income Tax return relating to a Straddle Period to Sellers’ Representative for their review and comment. Buyer shall make such revisions as are reasonably requested by Sellers’ Representative, but only if such revisions would or could give rise to an indemnification obligation by Sellers pursuant to Section 12. All Taxes of the Company Members in respect of any Tax period (or portion thereof) ending on or prior to the Closing Date are the responsibility of and shall be paid by Sellers’ Representative (on behalf of Sellers). Sellers’ Representative (on behalf of Sellers) shall pay any such amounts to Buyer at least five (5) Business Days prior to the due date (taking into account any extension of the applicable due date) for filing any Tax Return of Company Members pursuant to this Section 13.1(b), except to the extent such Taxes were taken into account in Indebtedness or Working Capital. For purposes of this Agreement, the portion of any Tax for a Straddle Period that relates to the portion of a Straddle Period ending on the Closing Date shall be deemed to be (i) in the case of any property and ad valorem Taxes, the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of all other Taxes, the amount that would be payable if the Straddle Period ended on and included the Closing Date pursuant to an interim closing-of-the-books, provided that any item determined on an annual or periodic basis (including amortization and depreciation deductions and any applicable Tax credits) will be apportioned to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(c)           Transaction Tax Deductions. Any and all deductions of any Company Member related to (i) expenses with respect to Indebtedness being paid in connection with the Closing, (ii) all transaction expenses and payments that are deductible for Tax purposes, including Sellers’ Transaction Expenses and other fees and expenses of legal counsel, accountants and investment bankers, (iii) any change in control bonus or transaction bonus to be made to any current employee, director or officer of any Person at or after the Closing pursuant to any agreement to which any Company Member is a party prior to the Closing which become payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iv) the payments due at Closing for the cancellation of the In-the-Money Options and the Star2Star Holdings Options (v) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by any Company Member in connection with any payments made to any holder of In-the-Money Options or Star2Star Holdings Options at the Closing or sale bonuses paid to current or former employees on or prior to Closing and (vi) any other portion of the Purchase Price that is in the nature of compensation for U.S. federal income tax purposes (such deductions described in clauses (i) through (vi), the “Transaction Tax Deductions”) shall, to the extent it is more likely than not that such payments are deductible, be claimed in a taxable period (or portion of any Straddle Period) ending on or prior to the Closing Date, except as otherwise required by applicable Law.

(d)          Post-Closing Actions. None of Buyer, any Company Member (after the Closing) or their Affiliates shall amend any previously filed Tax Returns for a Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where any Company Member has not historically filed Tax Returns, initiate discussions or examinations with Tax Authorities regarding Taxes solely with respect to any Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to being) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date, in each case, without the prior written consent of the Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed. In addition, neither Buyer nor any of its Affiliates shall make any election under Sections 338 or 336 of the Code or any state, local or foreign law equivalent in respect of the transactions contemplated by this Agreement.

(e)           Refunds. Any Tax refunds that are received by the Buyer, any Company Member or their Affiliates, and any amounts credited against Tax to which the Buyer, the Company Member or their Affiliates become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers, and Buyer shall pay over, or cause to be paid over, to the Sellers’ Representative any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto.

(f)           Irish R&D Credit. Buyer agrees that it will, or will cause the Company to, send to each Seller and the Optionholder, in accordance with their respective Consideration Percentage Interest, any amounts received pursuant to Section 7.01 of the January 24, 2020 SPA within ten (10) days of receipt of such payment.

(g)          Cooperation. Buyer and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any Audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Any Tax Audit or other Tax proceeding shall be deemed to be a Third-Party Claim subject to the procedures set forth in Section 12.6(b) of this Agreement.

13.2        Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by Buyer and Sellers. Sellers’ Representative (on behalf of Sellers) hereby agrees to prepare and file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which Sellers are so liable.

13.3        Treatment of Star2Star Holdings Options. At Closing, Star2Star Holdings will [description of the treatment of Star2Star Holdings Options in exchange for consideration forming part of the Purchase Price received by Star2Star Holdings, which treatment is similar to the manner that Company Options are being exchanged for consideration (also forming part of the Purchase Price) pursuant to the terms of the Company Common Stock Plan]. The parties acknowledge that such payments due at Closing will go through the payroll of the applicable Company Member in the same manner as is provided for Company Options. At the time any Deferred Consideration is issued and delivered, which shall be within two weeks of the beginning of the applicable fiscal quarter (the “Issuance Date”), a portion of the Sangoma Common Shares (the “Withholding Shares”) issued and delivered to Star2Star Holdings shall be used to satisfy any applicable withholding (including employee FICA withholding and income tax withholding) and the employer portion of any payroll, social security, unemployment and similar Taxes related to the Star2Star Holdings Options (“Option Taxes”). The Deferred Consideration payable to the applicable holder of Star2Star Holdings Options will constitute compensation to such holder and the value of such Deferred Consideration will run through the payroll of the applicable member of the Sangoma CTR to comply with applicable reporting and withholding obligations. Buyer agrees that it will provide cash to fund the Option Taxes at the time of the issuance and delivery of such Deferred Consideration; provided, however that Star2Star Holdings will, within sixty (60) days from each Issuance Date, contribute such Option Taxes, on its behalf and on behalf of the holders of Star2Star Holdings Options, to Buyer.

13.4        Payment of Tax Benefits of Star2Star Holdings Options.

(a)           To the extent that for the Tax period beginning January 1, 2021 through the Closing Date (the “Stub Period”) there is a net operating loss (the “Stub NOL”) created in the Company that is attributable to the deductions attributable to the Star2Star Holdings Options cancellation (the “S2S Option Deductions”), the Tax benefit realized by the Sangoma CTR is for the benefit of Star2Star Holdings. The Stub NOL is treated as attributable to the S2S Option Deductions to the extent the taxable loss of the Company in the Stub Period is more than the Taxable loss that the Company would have had in the Stub Period if the S2S Option Deductions had not been claimed. The Stub NOL will be carried forward to the Sangoma CTR Tax Return (and any relevant state and local Tax Returns) for the year ending December 31, 2021. Within thirty (30) days after the filing of the Sangoma CTR for the year ending December 31, 2021, or, if earlier, the due date of such returns taking into account any applicable extensions, Buyer will deliver to Sellers’ Representative a statement (the “2021 Tax Benefit Notice”) of the Tax benefit attributable to the Stub NOL (the “2021 Tax Benefit”). The 2021 Tax Benefit will be equal to the amount by which the Tax liability shown on the IRS Form 1120 (and relevant state and local income Tax Returns) for the Stub Period is less than the Tax liability that would have been shown on the IRS Form 1120 (and relevant state and local income Tax Returns) for the Stub Period had the Stub NOL not been claimed. If requested, Sellers’ Representative shall be given access to the relevant Tax Returns to understand the calculations on the statements, and the parties will cooperate in good faith to reach an agreed upon 2021 Tax Benefit. Buyer will pay the amount of the 2021 Tax Benefit to Star2Star Holdings no later than fifteen (15) days after the delivery of the 2021 Tax Benefit Notice. The methodology of determining the amount of the 2021 Tax Benefit is referred to as the “with and without” method.

(b)          If the Stub NOL is not fully utilized in 2021, it will be carried forward to fully maximize its deductibility, and any Tax benefit that arises from the Stub NOL, calculated using the “with and without” methodology, will be paid to Star2Star Holdings, in the same timing as set forth in Section 13.4(a).

(c)           Subject to Section 13.4(d), for each Tax year beginning on or after January 1, 2022, the S2S Option Deductions that arise in that year will be claimed in the Sangoma CTR (and relevant state and local Tax Return), and any Tax benefit attributable to such deductions (the “Tax Benefit”) will be for the benefit of Star2Star Holdings. The Tax Benefit will be equal to the amount by which the Tax liability shown on the IRS Form 1120 (and relevant state and local income Tax Returns) for the relevant year is less than the Tax liability that would have been shown on the IRS Form 1120 (and relevant state and local income Tax Returns) for the relevant year, had the relevant year IRS Form 1120 (and relevant state and local incme Tax Retruns) not included the S2S Option Deductions. For each year, within thirty (30) days after the filing of the Sangoma CTR for the year, or if earlier, the due date of such return taking into account any applicable extensions, Buyer will deliver to Sellers’ Representative a statement of the Tax Benefit attributable to the S2S Option Deductions for such year. The amount of the Tax Benefit will be paid to Star2Star Holdings in the same timing as set forth in Section 13.4(a). It is agreed that the mere creation of a net operating loss (“NOL”) is not itself the creation of a Tax Benefit, but if an NOL is created, it will be carried forward to fully maximize its deductibility and a Tax Benefit created by the NOL, using the “with and without” methodology, will be subject to the same reporting and payment obligations as set forth in Section 13.4(a), on an annual basis.

(d)          To the extent the Stub NOL is challenged by any Tax authority and results in a reduction of the Stub NOL, Buyer shall be permitted to offset any future Tax benefit payable to Star2Star Holdings pursuant to Section 13.4(c) by the Tax benefit previously paid attributable to the disallowed Stub NOL. The parties agree to cooperate in good faith to determine the amount of such offset

Section 14.
MISCELLANEOUS

14.1        Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be (a) delivered by hand (with written confirmation of receipt), (b) delivered by recognized overnight courier service (receipt requested), (c) mailed by certified or registered mail or (d) sent by email of a PDF document to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto pursuant to this Section 14.1) and shall be effective and deemed to have been given (i) immediately when sent by email of a PDF document between 9:00 a.m. and 5:00 p.m. (Eastern Time) on any Business Day (and when sent outside of such hours, at 9:00 a.m. (Eastern Time) on the next Business Day), and (ii) when received if delivered by hand (with written confirmation of receipt) or recognized overnight courier service (receipt requested) or certified or registered mail on any Business Day:

if to Buyer, Sangoma or the Company following the Closing:

Sangoma Technologies US, Inc.

100 Renfrew Drive, Unit 100

Markham, ON, Canada, L3R 9R6

Attention: *****

Email: *****

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203-4541

Attention: *****

Email: *****

if to the Company prior to the Closing:

StarBlue Inc.

600 Tallevast Road

Suite 202

Attention: *****

Email: *****

if to Star2Star Holdings or Sellers’ Representative prior to the Closing:

StarBlue Inc.

600 Tallevast Road

Suite 202

Attention: *****

Email: *****

And if to the Company (prior to the Closing), Star2Star Holdings or Sellers’ Representative, with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attention: *****

Email: *****

if to BFHL:

Blue Face Holdings Limited

c/o Mason, Hayes & Curran

Barrow Street

Dublin 4

D04 TR29

Attention: *****

Email: *****

After Closing:

if to Star2Star Holdings or Sellers’ Representative:

Star2Star Holdings, LLC

c/o NewSpring Capital

555 East Lancaster Avenue / 3rd Floor

Radnor, Pennsylvania 19087

Attention: *****

Email: *****

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attention: *****

Email: *****

if to BFHL:

Blue Face Holdings Limited

c/o Mason, Hayes & Curran

Barrow Street

Dublin 4

D04 TR29

Attention: *****

Email: *****

14.2        Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company (prior to the Closing) or Sellers’ Representative (from and after the Closing) and Buyer, except that Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by Affiliates of Buyer; provided, however, that Buyer shall remain liable for the performance of its obligations under this Agreement. Any purported assignment or delegation of rights or obligations in violation of this Section 14.2 is void and of no force or effect.

14.3        Severability. In the event that any one (1) or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

14.4        Third Parties. Except as specifically set forth or referred to herein (including pursuant to Section 6.11 and Section 6.13), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.

14.5        Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a) Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by any Seller or the Company (prior to the Closing) and to enforce specifically all of the terms and provisions hereof, and (b) the Company (prior to the Closing) and Sellers’ Representative (on behalf of Sellers and following the Closing) shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Buyer, Sangoma or any Company Member (following the Closing). Subject to the limitations set forth in this Section 14.5, the Company and Sellers’ Representative (on behalf of Sellers), on the one hand, and Buyer and Sangoma, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 14.5 by such party.

14.6        Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement, the Ancillary Agreements and any of the transactions contemplated hereby, thereby or in connection with or related to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any state appellate court therefrom within the state of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware), over any action arising out of or in connection with this Agreement, the Ancillary Agreements, or any of the transactions contemplated hereby or related to any matter which is the subject of this Agreement or the Ancillary Agreements and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 14.1 and consents to the exercise of jurisdiction of the Court of Chancery of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

14.7        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

14.8        Fees and Expenses. Except as otherwise provided herein, (a) Buyer shall pay the fees and expenses of its counsel, accountants, experts, other representatives and all other expenses incurred by any of them incident or relating to the negotiation, preparation, and execution of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and the performance by it and Sangoma of their respective obligations hereunder and thereunder and (b) all fees and expenses of Sellers, the Sellers’ Representative, the Company, and the Subsidiaries incurred by any of them incident or relating to the negotiation, preparation, and execution of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and the performance by them of their obligations hereunder (including, without limitation, their fees and expenses of counsel, accountants, experts, and other representatives) shall be deemed to be Sellers Transaction Expenses and Sellers, and not the Company or any Subsidiary, shall be ultimately responsible for all such fees and expenses of Sellers, the Sellers’ Representative, the Company, and the Subsidiaries.

14.9        Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements, and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

14.10      Counterparts. This Agreement may be executed in multiple counterparts (including via telecopied or electronically transmitted (including .pdf) signature pages), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.11      Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer (on behalf of itself, Sangoma and the Company (after the Closing)) and the Company (prior to the Closing) or Sellers’ Representative (on behalf of itself and Sellers following the Closing), or, in the case of a waiver, by each party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.12      Subsidiary Compliance. The Company shall cause the Subsidiaries to use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper, or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable. Whenever this Agreement requires a Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

14.13      Sellers’ Representative.

(a)          Each Seller, by its execution and delivery of this Agreement, hereby irrevocably constitutes and appoints Sellers’ Representative as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of such Seller with exclusive authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Agreement) required or permitted under this Agreement and all Ancillary Agreements on behalf of the Sellers, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Sellers, and any notice, document, certificate or information required to be given to any Seller shall be deemed so given if given to the Sellers’ Representative. Without limiting the generality of the foregoing, such powers and authority shall include, without limitation, acting in the name of and on behalf of the Sellers with respect to:

(i)            the execution, delivery, receipt and acceptance of delivery of, such notices, releases, instruments and other documents as the Sellers’ Representative determines, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;

(ii)           acting for such Seller (including providing calculations and making any and all decisions) with respect to all Purchase Price matters and all Purchase Price adjustment matters referred to herein, including pursuant to Section 2.4 hereof;

(iii)          the investigation, prosecution, defense and/or settlement of any claims pursuant to Section 12 of this Agreement, or otherwise related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby;

(iv)          complying with orders of courts and awards of arbitrators with respect to any claims hereunder;

(v)           following the Closing, making all decisions in connection with any amendment to or waiver of this Agreement;

(vi)          engaging, obtaining and relying upon the advice of legal counsel, accountants and other professional advisors as Sellers’ Representative, in its sole discretion, deems necessary or advisable in the performance of the duties of Sellers’ Representative;

(vii)         retaining the Sellers’ Representative Expense Amount and paying amounts therefrom in accordance with this Agreement;

(viii)        receiving and objecting to all notices, communications and deliveries hereunder on behalf of such Seller; and

(ix)          doing or refraining from doing any further act or deed on behalf of such Seller that Sellers’ Representative deems necessary or appropriate, in the sole discretion of Sellers’ Representative, relating to the subject matter hereof as fully and completely as such Seller could do if personally present and acting and as though any reference to such Seller herein was a reference to Sellers’ Representative;

provided, however, that the Sellers’ Representative will have no obligation to act on behalf of the Sellers except as expressly provided herein.

(b)          The appointment of Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative as the act of each Seller in all matters referred to herein.

(c)          In the event Sellers’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Sellers’ Representative for purposes of this Agreement shall be appointed by the outgoing Sellers’ Representative, with the written consent of all Sellers.

(d)          A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller. The Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller, and Buyer, its Affiliates and, after the Closing, the Company and its Subsidiaries are hereby released and relieved from any liability to any Person for (i) any acts or omissions by any of them in accordance with any instructions (including payment instructions), decisions or acts of the Sellers’ Representative and (ii) any instructions, decisions or actions of the Sellers’ Representative in all matters in which action by Sellers’ Representative is required or permitted, or otherwise contemplated to be taken by, Sellers’ Representative under this Agreement or any Seller. The power and authority of Sellers’ Representative, as described in this Agreement, shall continue in full force until all rights and obligations of Sellers under this Agreement or any Ancillary Agreement shall have terminated, expired or been fully performed.

(e)          In connection with the carrying out of its duties, the Sellers’ Representative shall have the full and complete authority to incur reasonable expenses and engage counsel, advisors and experts. The Sellers’ Representative will incur no liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement and any Ancillary Agreements except in the event of liability directly resulting from the Seller Representative’s gross negligence or willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel.

(f)           The Sellers’ Representative Expense Amount shall be used for the purposes of paying directly, or reimbursing the Sellers’ Representative for, any third-party expenses pursuant to this Agreement and the Ancillary Agreements. The Sellers will not receive any interest or earnings on the Sellers’ Representative Expense Amount and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will not be liable for any loss of principal of the Sellers’ Representative Expense Amount other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative shall have sole control of withdrawals from, or other decisions with respect to, the Sellers’ Representative Expense Amount but acknowledges that it will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Sellers’ Representative’s responsibilities hereunder and in any event no later than the date falling on the eighteenth (18th) month anniversary of the Closing Date, the Sellers’ Representative will deliver any remaining balance of the Sellers’ Representative Expense Amount to the Sellers and, in the case of the Optionholder, the Company for payment to the Optionholder in accordance with Section 2.2, with each Seller and the Optionholder to receive an amount equal to such Seller’s or Optionholder’s, as applicable, Consideration Percentage Interest of the balance of the Sellers’ Representative Expense Amount.

(g)          Star2Star Holdings, LLC accepts its appointment as Sellers’ Representative. Sellers’ Representative represents and warrants to the Sellers, Buyer and the Company that it has all requisite capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers’ Representative and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes a legal, valid and binding obligation of the Sellers’ Representative, enforceable against the Sellers’ Representative in accordance with its terms, except as such enforceability may be limited by applicable (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

14.14      Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including, without limitation, any director, officer, employee, incorporator, member, partner, stockholder, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

14.15      No Conflict.

(a)           Each of the parties hereto (i) hereby confirms that no engagement that Troutman Pepper Hamilton Sanders LLP, Goodmans LLP or Potomac Law Group, PLLC has undertaken or may undertake on behalf of the Company or any of its current or former equityholders or Affiliates will be asserted by any of Buyer, Sangoma or, after the Closing, any Company Member either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Troutman Pepper Hamilton Sanders LLP, Goodmans LLP or Potomac Law Group, PLLC from, any current or future representation of Sellers’ Representative, any Seller or any of the Company’s current or former equityholders or Affiliates, and (ii) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Troutman Pepper Hamilton Sanders LLP, Goodmans LLP or Potomac Law Group, PLLC in any representation of Sellers’ Representative, any Seller or any of the Company’s current or former equityholders or Affiliates with respect to any such matter.

(b)           Each of Buyer, Sangoma and the Company, for itself and its Affiliates, hereby irrevocably acknowledges and agrees that communications and attorney work-product documentation internal to the Company or between the Company and its counsel, including Troutman Pepper Hamilton Sanders LLP, Goodmans LLP and Potomac Law Group, PLLC, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, proceeding, claim or action arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby, or any matter relating to any of the foregoing, are privileged communications and documentation between the Company and such counsel, will survive the Closing, will not by virtue of the Closing or otherwise pass and become an asset or property of the Company or the insurance carrier providing the RWI Policy following the Closing, will be assigned to and controlled by Sellers’ Representative and from and after the Closing none of Buyer, Sangoma, the Company or any other Person purporting to act on behalf of or through Buyer, Sangoma, the Company, or any of their Affiliates, will obtain or seek to obtain the same by any process. From and after the Closing, each of Buyer, Sangoma and the Company, on behalf of itself and its Affiliates, waives and will not assert against the Company, or against any manager, director, member, partner, officer, employee or Affiliate of the Company, any attorney-client privilege with respect to any communication relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated by this Agreement, between in-house counsel, Troutman Pepper Hamilton Sanders LLP, Goodmans LLP or Potomac Law Group, PLLC and the Company, or any Seller occurring prior to the Closing in connection with any representation from and after the Closing. To the extent Buyer, Sangoma or any of their Affiliates should discover in its or their possession after the Closing any privileged communications or documents, they may not use such privileged materials and shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Sellers’ Representative, keeping no accessible copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection. Buyer and Sangoma each further agrees that Troutman Pepper Hamilton Sanders LLP, Goodmans LLP and Potomac Law Group, PLLC and their respective partners and employees are third party beneficiaries of this Section 14.5.

14.16      Guarantee. Sangoma hereby absolutely, irrevocably and unconditionally guarantees to each Seller the due and punctual performance and payment (not merely collection) in full of all obligations and liabilities of Buyer under this Agreement, as and when due and payable or required to be performed pursuant to any provision of this Agreement, and upon demand by the Sellers’ Representative shall immediately pay to Sellers (and the Optionholder and Warrantholder, as applicable) any amounts then due. This is a guarantee of payment and performance (and not just of collection), and Sangoma acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, waiver, release or extinguishment of Buyer’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Buyer and Sangoma hereby waive, for the benefit of the Sellers, any right to require any Seller, as a condition of payment or performance by Sangoma, to proceed in any Action against Buyer or any other Person. Sangoma understands and acknowledges that each Seller is relying on this guarantee in entering into this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

Buyer

SANGOMA TECHNOLOGIES US INC.

By:	/s/ William J. Wignall
Name: William J. Wignall
Title: Chief Executive Officer

SANGOMA

SANGOMA TECHNOLOGIES CORPORATION

By:	/s/ William J. Wignall
Name: William J. Wignall
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

Company

STARBLUE INC.

By:	/s/ Norman A. Worthington, III
Name: Norman A. Worthington, III
Title: Executive Chairman

SellerS

BLUE FACE HOLDINGS LIMITED

By:	/s/ Alan Foy
Name: Alan Foy
Title: Charman

STAR2STAR HOLDINGS, LLC

By:	/s/ Norman A. Worthington, III
Name: Norman A. Worthington, III
Title: Chief Executive Officer

SellerS’ Representative

STAR2STAR HOLDINGS, LLC

By:	/s/ Norman A. Worthington, III
Name: Norman A. Worthington, III
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Schedule 2.4(h)

Deferred Consideration

On the third Business Day of each calendar quarter, beginning with the calendar quarter starting April 1, 2022 and continuing for the next 14 calendar quarters, and provided Sangoma has prior to each such additional issuance of Deferred Consideration received a certificate from Star2Star Holdings confirming the continued accuracy of its representations and warranties in Section 4.7 of the Agreement, (i) Sangoma shall issue to Star2Star Holdings and Buyer shall deliver to Star2Star Holdings and (ii) Sangoma shall issue to the Optionholder and Buyer shall deliver to the Company for delivery to the Optionholder in accordance with Section 2.2 of the Agreement, from the Deferred Consideration an aggregate number of Sangoma Common Shares equal to the greater of:

1.	3,500,000 Sangoma Common Shares, until such time that Sangoma Common Shares are listed on a U.S. exchange, and thereafter 6,000,000 Sangoma Common Shares; or

2.	20 times the average daily trading volume of Sangoma Common Shares during the previous calendar quarter.

Any Sangoma Common Shares that are part of the Deferred Consideration and which have not previously been issued and delivered to Star2Star Holdings and the Optionholder shall be issued and delivered to Star2Star Holdings and the Optionholder upon the earlier of: (i) the signing of a definitive agreement regarding a Change of Control of Sangoma or (ii) the fifth anniversary of the Closing Date, provided that prior thereto Star2Star Holdings first delivers a certificate to Sangoma confirming the continued accuracy of its representations and warranties in Section 4.7 of the Agreement.  Star2Star Holdings also acknowledges and agrees to make all required updated filings when due under Applicable Canadian Securities Laws in connection with the receipt of each instalment of Deferred Consideration (including SEDI insider reports and early warning report filing obligations).

Upon any issuance of any Sangoma Common Shares that are part of the Deferred Consideration, each of Star2Star Holdings and the Optionholder shall be entitled to receive a number of such Sangoma Common Shares equal to their respective Deferred Consideration Percentage of such aggregate number of Sangoma Common Shares then being issued.

For purposes of this Schedule 2.4(h):

“Change of Control” shall mean any transaction or series of related transactions involving (i) the sale of all, or substantially all, of the assets of Sangoma, (ii) other than in connection with the transactions contemplated by the Agreement, the acquisition by any Person, or group of Persons, of securities of Sangoma having more than 50% of the voting power of Sangoma (whether by merger, consolidation, recapitalization, sale or transfer of equity securities or otherwise) or (iii) a change in the composition of the Board such that “continuing directors” cease for any reason to constitute at least a majority of the Board. For purposes of this definition, “continuing directors” means those members of the Board who either (a) were directors immediately following the Closing or (b) were elected by or on the nomination or recommendation of at least a majority of the members of the Board who were directors immediately following the Closing.